                                                                  EXECUTION COPY

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                       STOCK AND ASSET PURCHASE AGREEMENT

                                     between

                              ITT INDUSTRIES, INC.

                                       and

                         COOPER-STANDARD AUTOMOTIVE INC.

                          Dated as of December 4, 2005

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                                TABLE OF CONTENTS

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                                      -i-

                                      -ii-

                                     -iii-

                                    EXHIBITS

EXHIBIT A         Entity Sellers
EXHIBIT B         Indirect Subsidiary
EXHIBIT C         Asset Sellers
EXHIBIT D         Purchased Assets
EXHIBIT E         Excluded Liabilities
EXHIBIT F         Reference Net Working Capital Statement
EXHIBIT G         Excluded Assets
EXHIBIT H         Excluded FHS Company Liabilities
EXHIBIT I         Allocation of Purchase Price
EXHIBIT J         Individuals Having Actual Knowledge

Annex A           Definitions

                                      -iv-

                                    SCHEDULES

Schedule 1.1                                 Conveyance Documents for Entity
                                               Purchase Transfers
Schedule 2.3(a)                              Conveyance Documents for Asset
                                               Purchase Transfers
Schedules 2.3(b)(i) and (ii)                 Forms of French Implementing Agreements
Schedule 3.3(b)                              Reserve Policy
Schedule 4.2                                 Corporate Authority
Schedules 4.3(a), (b) and (c)                FHS Company Stock
Schedule 4.4                                 Governmental Approvals, Notices and Consents
Schedule 4.5(a)                              Financial Statements
Schedule 4.5(b)                              Interim Financial Statements
Schedule 4.6                                 Certain Changes
Schedule 4.7(b)                              Owned and Leased Real Property
Schedule 4.7(b)(vii)                         French Real Property
Schedule 4.8                                 Contracts
Schedule 4.9                                 Legal Proceedings
Schedules 4.10(a), (b) and (c)               Intellectual Property Rights and Claims
Schedule 4.11                                Insurance
Schedule 4.12                                Tax Matters
Schedule 4.13(a)                             U.S. and Canada Employee Benefit
                                               Arrangements
Schedule 4.13(b)                             U.S. Pension Plans - United States
Schedule 4.13(c)                             Prohibited Transactions - United States
Schedule 4.13(d)                             Termination and Reportable Events -
                                               United States
Schedule 4.13(e)                             Funding and Qualification - United
                                               States
Schedule 4.13(f)                             Multi-Employer Plans - United States
Schedule 4.13(g)                             U.S. Welfare Plans - United States
Schedule 4.13(h)                             Canada Employee Benefit Arrangements
Schedules 4.13(i)(i), (ii) and (iii)         Mexico Employees
Schedules 4.13(j)(i) and (ii)                EC Business Employees
Schedule 4.13(k)                             People's Republic of China Employee
Schedule 4.13(l)(i)                          Employee Benefit Claims
Schedule 4.13(l)(ii)                         Transaction Employment Payments
Schedule 4.14(a)                             Compliance with Laws
Schedule 4.14(b)                             Permits
Schedule 4.15                                Labor Matters
Schedule 4.16                                Environmental Matters
Schedule 4.17                                Transferred Assets
Schedule 4.18                                Undisclosed Liabilities
Schedule 5.2                                 Purchaser Corporate Authority
Schedule 6.1                                 Conduct of Business

                                      -v-

Schedule 6.3(a)(iii)                         Landlord Consents
Schedule 6.5(c)                              Environmental Work
Schedule 6.6(e)                              Severance Benefits - United States
Schedule 6.6(q)(viii)                        Canada Business Severance Policies and
                                               Practices
Schedule 6.12(e)                             French Tax Matters
Schedules 6.13(i) and (ii)                   Transition Arrangements
Schedule 6.17                                Real Property
Schedule 6.18                                Excluded Software
Schedule 7.1(b)(ii)                          Regulatory Authorizations
Schedule 9.3(c)                              Baseline Environmental Assessments

                                      -vi-

                       STOCK AND ASSET PURCHASE AGREEMENT

         This Stock and Asset Purchase Agreement, dated as of December 4, 2005, between ITT INDUSTRIES, INC., an Indiana corporation ("ITT"), and
Cooper-Standard Automotive Inc., an Ohio corporation ("Purchaser").

                              W I T N E S S E T H:

         WHEREAS, certain Subsidiaries of ITT are engaged, in part or in whole, in the Business (as defined in Annex A hereto); and

         WHEREAS, Purchaser, directly and through one or more of its
Subsidiaries, desires to purchase, and ITT desires to sell, and to cause (i) its
Subsidiaries listed on Exhibit A (collectively with ITT, the "Entity Sellers")
and any nominee holders therefor to sell to Purchaser or any Subsidiary of
Purchaser designated by Purchaser at least two days prior to the Closing (the
"Designated Entity Purchasers"), on the terms and subject to the conditions of this Agreement, all of the outstanding shares of capital stock of the
Subsidiaries of ITT listed on part 1 of Exhibit A (such shares, the "Transferred
Subsidiary Stock") and all of the partnership interests in the Subsidiaries of
ITT listed on part 2 of Exhibit A (the "Partnership Interests") (such purchase, the "Entity Purchase") and (ii) its Subsidiaries listed on Exhibit C
(collectively with ITT, the "Asset Sellers" and, together with the Entity
Sellers, collectively the "Sellers") to sell to Purchaser or the Subsidiary of
Purchaser set forth on Exhibit C (the "Designated Asset Purchasers" and, together with the Designated Entity Purchasers, the "Designated Purchasers"), on
the terms and subject to the conditions of this Agreement, certain assets and certain liabilities of the Asset Sellers as specified in this Agreement (such purchase, the "Asset Purchase" and, together with the Entity Purchase, the
"Purchase"); and

         WHEREAS, capitalized terms used and not defined in this Agreement shall have the meaning set forth in Annex A hereto; and

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, the parties hereby agree as follows:

                                   ARTICLE I

   SALE AND TRANSFER OF TRANSFERRED SUBSIDIARY STOCK AND PARTNERSHIP INTERESTS
   ---------------------------------------------------------------------------

         1.1.   Sale and Transfer of Transferred Subsidiary Stock and
Partnership Interests. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing Date, ITT
shall or shall cause the applicable Entity Sellers (including any persons holding shares in the Transferred Subsidiaries on behalf of the Entity Sellers)
to sell,

                                                                               2

assign, transfer, convey and deliver to the applicable Designated Entity
Purchasers, and Purchaser shall or shall cause the applicable Designated Entity
Purchasers to purchase and acquire, all the Transferred Subsidiary Stock and all the Partnership Interests. In connection therewith, (i) ITT shall or shall cause the applicable Entity Sellers to deliver to the applicable Designated Entity
Purchasers (with respect to Transferred Subsidiaries which have issued stock certificates) certificates representing the Transferred Subsidiary Stock, duly endorsed, or accompanied by stock powers duly executed, with all necessary stock transfer stamps attached thereto and canceled, and such other evidence of the
Partnership Interests and the Transferred Subsidiary Stock (with respect to
Transferred Subsidiaries which have not issued stock certificates), and (ii) the applicable Entity Seller and any nominee therefor and the applicable Designated
Entity Purchaser shall execute, deliver and/or file such other assignments, deeds, share transfer forms, endorsements, notarial deeds of transfer or other instruments or documents, duly stamped where necessary, as required by the jurisdiction of organization of each Transferred Subsidiary and all other documents related to the Transferred Subsidiary Stock or the Partnership
Interests as Purchaser may reasonably request to effectuate such sale, assignment, transfer, conveyance and delivery. Schedule 1.1 lists the conveyance or transfer documents to be executed, delivered and/or filed at Closing in order to effect each transfer of Transferred Subsidiary Stock or Partnership
Interests.

                                   ARTICLE II

                  SALE OF ASSETS AND ASSUMPTION OF LIABILITIES
                  --------------------------------------------

         2.1.   Sale of Assets. Subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Closing and as of the Closing
Date, ITT shall or shall cause the applicable Asset Sellers to sell, assign, transfer, convey and deliver to the applicable Designated Asset Purchasers, and
Purchaser shall or shall cause the applicable Designated Asset Purchasers to purchase and acquire, all of the Asset Sellers' right, title and interest in the
Purchased Assets.

         As of the Closing, risk of loss as to the Purchased Assets shall pass from the Asset Sellers to Purchaser except as may otherwise be provided herein.

         2.2.   Assumption of Liabilities; Excluded Liabilities. Subject to the
satisfaction or waiver of the conditions set forth in this Agreement, at the
Closing and as of the Closing Date, Purchaser shall assume and shall agree to pay, perform and discharge when due, all liabilities and obligations of the
Asset Sellers relating to the Business or the Purchased Assets other than the
Excluded Liabilities (as defined below), whether fixed, absolute, matured, unmatured, accrued or contingent, now existing or arising after the date hereof, including all liabilities and obligations under the Contracts assigned pursuant to Section 2.1 to the extent such Contracts are assigned, including to the extent such liabilities and obligations are unpaid, undelivered or unperformed on the Closing Date (the "Assumed Liabilities"). It is expressly agreed that the
Asset Sellers will retain, and neither Purchaser nor any of its Subsidiaries shall assume, the liabilities described in Exhibit E (collectively, the
"Excluded Liabilities").

                                                                               3

         2.3.   Transfer of Purchased Assets and Assumed Liabilities.
                -----------------------------------------------------

                (a)   The Purchased Assets shall be sold, conveyed, transferred, assigned and delivered, and the Assumed Liabilities shall be assumed, pursuant to transfer and assumption agreements or other instruments in such form as is necessary to effect a conveyance of the Purchased Assets and an assumption of the Assumed Liabilities in the jurisdictions in which such transfers are to be made, and which shall be reasonably satisfactory to Purchaser and ITT, to be executed (upon the terms and subject to the conditions hereof) on the Closing
Date by the applicable Asset Seller and the applicable Designated Asset
Purchaser, and such other conveyance, transfer and assumption documents as may be required in such jurisdictions to effect the conveyance of all right, title and interest in the applicable Purchased Assets. Schedule 2.3(a) lists the conveyance, transfer and assumption documents to be executed, delivered and/or filed at Closing in connection with the Asset Purchase in each such jurisdiction.

                (b)   With respect to the French branch of ITT Automotive Europe
GmbH & Co. KG ("ITTAE"), (i) as soon as practicable after the date hereof, ITTAE and the applicable Designated Asset Purchaser shall execute the French
Implementing Agreements in the forms set forth in Schedule 2.3(b)(i) and (ii) on the Closing Date ITTAE and the applicable Designated Asset Purchaser shall execute the French Implementing Agreements in the forms set forth in Schedule
2.3(b)(ii) in order to effect the transfer of title to the Purchased Assets and the assumption of Assumed Liabilities to which the French Implementing
Agreements relate. To the extent of any inconsistency, the terms hereof shall prevail over the terms in the French Implementing Agreements. No Seller or any
applicable Designated Purchaser shall bring any claim based on the French
Implementing Agreements unless the claim is solely related to perfecting or recording the transfer of title to any applicable Designated Purchaser in the relevant Purchased Assets or the assumption of relevant Assumed Liabilities by the applicable Designated Purchaser in accordance with the terms of this
Agreement.

         2.4.   Required Consents. Notwithstanding anything to the contrary contained in this Agreement, to the extent that the sale, conveyance, transfer, assignment or delivery or attempted sale, conveyance, transfer, assignment or delivery to any Designated Purchaser of any Purchased Asset (including any
Contract) or the transfer of any Business Employee is prohibited by any applicable law or would require any governmental or third-party authorizations, approvals, consents or waivers and such authorizations, approvals, consents or waivers shall not have been obtained prior to the Closing, this Agreement shall not constitute a sale, conveyance, transfer, assignment or delivery, or an attempted sale, conveyance, transfer, assignment or delivery thereof if any of the foregoing would constitute a breach of applicable law or the rights of any third party; provided, however, that, except to the extent that a condition to closing set forth in Article VII relating to the foregoing shall not be satisfied, the Closing shall occur notwithstanding the foregoing without any adjustment to the Purchase Price on account of such required authorization, approval, consent, negative clearance or waiver. Following the Closing, the parties shall use their reasonable best efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents, negative clearances or waivers; provided, however, that neither ITT nor Purchaser nor any of their respective Affiliates shall be required to pay any consideration therefor or waive any rights in connection therewith, other than filing,

                                                                               4

recordation or similar fees payable to any Governmental Authority, which fees shall be shared equally by ITT and Purchaser. Pending or in the absence of such authorization, approval, consent, negative clearance or waiver, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to the applicable Designated Purchaser the benefits and liabilities of use of such Purchased Asset. If such authorization, approval, consent, negative consent or waiver for the sale, conveyance, transfer, assignment or delivery of any such Purchased Asset is obtained, ITT shall cause the applicable Asset Seller to promptly convey, transfer, assign and deliver, or cause to be conveyed, transferred, assigned and delivered, such Purchased Asset to such Designated Purchaser.

                                  ARTICLE III

                         PURCHASE PRICE AND ADJUSTMENTS
                         ------------------------------

         3.1.   Purchase Price. The aggregate purchase price for the Transferred
Subsidiary Stock, the Partnership Interests and the Purchased Assets shall be an amount (the "Purchase Price") equal to U.S. $205,000,000.00 (two hundred five million U.S. dollars) (the "Initial Purchase Price") plus or minus the difference between the Closing Adjusted Net Working Capital (as defined in
Section 3.3(a)(i)(C)) and the Target Net Working Capital.

         3.2.   Payment of Purchase Price. On the Closing Date, Purchaser shall pay to ITT the Initial Purchase Price. Such amount shall be payable in United
States dollars in immediately available federal funds to such bank account or accounts, in the United States, as shall be designated by ITT no later than the second Business Day prior to the Closing.

         3.3.   Determination of Closing Adjusted Net Working Capital.

                (a)   Closing Adjusted Net Working Capital shall be determined
following the Closing Date as follows:

                (i)   As soon as practicable after the Closing Date, but in no
event later than 90 days thereafter, Purchaser shall prepare and deliver to ITT a statement of adjusted Net Working Capital (the "Closing Net Working Capital
Statement") which shall be presented in the same three-column format as the
Reference Net Working Capital Statement. As used in this Agreement, "Net Working
Capital" means the current assets less the current liabilities of the Business, excluding (w) cash and cash equivalents, (x) deferred income tax assets/liabilities (y) income tax receivables/payables and (z) financial indebtedness. The Closing Net Working Capital Statement shall be prepared in accordance with the same accounting principles, procedures, policies and methods that were employed in preparing the Financial Statements and the Reference Net
Working Capital Statement and shall present:

                      (A) in column 1, a statement of Net Working Capital as of
         immediately prior to the Closing;

                                                                               5

                      (B) in column 2, (1) (x) the assets of the FHS Companies
         in column 1 which are retained by the Sellers in accordance with the terms of this Agreement and (y) the assets of the Asset Sellers in column 1 which are not Purchased Assets and (2) (x) the liabilities of the FHS Companies in column 1 which are Excluded FHS Company
         Liabilities and (y) the liabilities of the Asset Sellers in column 1 which are Excluded Liabilities (including, for the avoidance of doubt, any deferred tax liabilities); and

                      (C) in column 3, an amount equal to the amount in column 1 less the amount in column 2 (Net Working Capital shown in column 3, the "Closing Adjusted Net Working Capital").

                      Column 1 of the Closing Net Working Capital Statement
         shall present fairly in all material respects Net Working Capital as it would appear in a balance sheet of the Business as of the Closing Date in conformity with U.S. generally accepted accounting principles applied on a basis consistent with the Financial Statements ("GAAP")
         (subject to the provisions of Section 3.3(b)). ITT shall cooperate fully with Purchaser in the preparation of the Closing Net Working
         Capital Statement.

                (b)   In preparing the Closing Net Working Capital Statement:
(i) the parties shall assume that the Business will continue as a going concern at its present locations; (ii) the reserves for loss contracts will be determined as described in Schedule 3.3(b); (iii) the reserves for warranties will be determined as described in Schedule 3.3(b); (iv) the reserves for liabilities in respect of compliance with Environmental Laws will be determined as described in Schedule 3.3(b); and (v) the reserves for the workers'
compensation liabilities will be determined as described in Schedule 3.3(b). The
Financial Statements, Interim Financial Statements and the Reference Net Working
Capital Statement have been prepared using the same assumptions.

                (c)   ITT may dispute the Closing Adjusted Net Working Capital
as shown on the Closing Net Working Capital Statement by notifying Purchaser in writing within 30 days after receipt of the Closing Net Working Capital
Statement. During such 30-day period employees of ITT shall be entitled to access to the work papers of Purchaser and its accountants prepared in connection with the Closing Net Working Capital Statement and shall be entitled to review and discuss such work papers with Purchaser and its accountants. Any notice delivered in accordance with this Section 3.3(c) shall specify the amount of the proposed adjustment for each item in dispute and the substance of any disagreement so asserted, which disagreement shall not relate to the principles, policies, methods and procedures underlying such calculation (so long as such principles, policies, methods and procedures are in accordance with GAAP and are not inconsistent with those used in preparing the Financial Statements). If ITT does not so notify Purchaser within such period, the Closing Adjusted Net
Working Capital as shown on the Closing Net Working Capital Statement shall be final, binding and conclusive on the parties. If ITT does so notify Purchaser,
Purchaser and ITT shall attempt to reconcile their differences, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the parties hereto.

                                                                               6

                (d)   If Purchaser and ITT are unable to reach a resolution with respect to all of the items specified in the notice referred to in Section
3.3(c) within 20 days after the date of receipt by Purchaser of such notice, then either party may submit the items remaining in dispute for resolution to
KPMG or to such other accounting firm of international recognition mutually acceptable to Purchaser and ITT other than public accountants used by ITT or
Purchaser (the "Independent Accounting Firm"). At a reasonable time and place in advance of a hearing before the Independent Accounting Firm: (i) Purchaser and
ITT shall each make available to the other all business records or documents in its respective possession, custody or control that the other party believes in good faith to be relevant to the resolution of any disputed amounts; and, (ii)
Purchaser and ITT shall make available for examination any current employee, advisor or agent that the other party believes in good faith to have information relevant to any disputed amount. Based upon the information provided to it by
Purchaser and ITT and such other information as the Independent Accounting Firm deems appropriate, the Independent Accounting Firm shall within a reasonable period of time determine and report to ITT and Purchaser upon such remaining disputed items, and such determination shall be final, binding and conclusive on the parties hereto. No adjustment to the calculation of Closing Adjusted Net
Working Capital shall be made unless the amount of such adjustment exceeds
$100,000. The fees and disbursements of the Independent Accounting Firm shall be borne half by Purchaser and half by ITT.

         3.4.   Settlement of Purchase Price.

                (a)   If the Closing Adjusted Net Working Capital as finally
determined pursuant to Section 3.3(c) or (d) exceeds the Target Net Working
Capital, Purchaser shall, within five Business Days after such final determination, pay such excess to ITT.

                (b)   If the Closing Adjusted Net Working Capital as finally
determined pursuant to Section 3.3(c) or (d) is less than the Target Net Working
Capital, ITT shall, within five Business Days after such final determination, pay such difference to Purchaser.

                (c)   The party making such payment pursuant to Section 3.4(a)
or 3.4(b), as the case may be, shall pay interest thereon to the other party for the period from the Closing Date to the date of payment at the London Inter-Bank
Offer Rate for deposits in U.S. dollars for a period of six months appearing on
Page 3750 of the Telerate screen on the Closing Date plus 25 basis points.
Payment of such excess (or difference) and interest thereon shall be made by wire transfer in immediately available funds to such account or accounts as are designated in writing by the party entitled to receive such payment no later than the second Business Day prior to the date on which such payment is due. No item forming the basis of any adjustment pursuant to this Section 3.4 shall serve as the basis for any claim for indemnification under Article IX.

         3.5.   Allocation of Purchase Price. The Purchase Price allocations among the Purchased Assets and the Transferred Subsidiaries shall be made in a manner consistent with the allocations set forth on part 1 of Exhibit I. The parties will negotiate in good faith to agree on or before the Closing Date to a further allocation of the Purchase Price allocated to Sellers in Canada, France and the United States (as set forth on part 1 of Exhibit I) among the respective
Transferred Subsidiaries and Purchased Assets. Such further allocation, if agreed, shall be set

                                                                               7

forth on part 2 of Exhibit I (such further allocation the, "Detailed
Allocation"). For the purposes of all Taxes, Purchaser and ITT agree to report the transactions contemplated by this Agreement in a manner consistent with the allocations under this Section 3.5 and Exhibit I, and that none of them will take any position inconsistent with such allocations on any Tax Return without the consent of the other party except as required by applicable law or as required by a final "determination" within the meaning of Section 1313 of the
Code; provided, however, that if the parties are unable to reach agreement as to a further allocation of the Purchase Price allocated to Sellers in Canada,
France and the United States among the respective Transferred Subsidiaries and
Purchased Assets, each shall file its Tax Returns as it determines proper, but in any case consistent with part 1 of Exhibit I. For purposes of Taxes in
Canada, Purchaser and ITT agree that the Purchase Price of the Purchased Assets sold by ITT Industries of Canada L.P. ("ITT Canada") shall include the aggregate amount of accounts payable and other indebtedness, if any, which are Assumed
Liabilities in respect of the Purchased Assets sold by ITT Canada and that none of them will take any position inconsistent with such allocations on any Tax
Return, in any refund claim, in any litigation, or otherwise, without the consent of the other party.

                If the Detailed Allocation is agreed to, Purchaser shall prepare an allocation schedule of Purchase Price and Assumed Liabilities among the classes of Purchased Assets, in accordance with the rules under Section 1060 of the Code and the Treasury Regulations thereunder, along with the first draft of any form required by any foreign jurisdiction to report such allocations which is necessitated by the transactions contemplated by this Agreement with respect to the Purchased Assets, which shall be sent to ITT at the earlier of (i) 30 days following agreement between the parties as to the Closing Net Working
Capital Statement or (ii) 90 days prior to the due date, including extensions, for filing the applicable foreign income tax return for the taxable year in which the Closing takes place, all such forms to be consistent with the Detailed
Allocation. Within 30 days after the receipt of such allocation schedule, ITT shall propose any changes to such allocation schedule or shall indicate its concurrence therewith, which concurrence will not be unreasonably withheld. If
ITT shall propose any changes to such allocation schedule, Purchaser shall have
30 days to review such changes and indicate concurrence therewith, which concurrence will not be unreasonably withheld.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF ITT
                     -------------------------------------

         ITT represents and warrants to Purchaser as follows:

         4.1.   Corporate Existence. Each of the Sellers and the FHS Companies
is duly organized and validly existing and, where applicable, in good standing under the laws of the jurisdiction of its organization. Each of the Sellers and the FHS Companies (a) has the requisite corporate, partnership or similar power and authority to own, lease and operate its properties and assets, including in the case of the Asset Sellers the properties and assets included in the
Purchased Assets, and to carry on the Business as the same is now being conducted by it, and (b) is duly authorized, qualified or licensed to do business in every jurisdiction wherein, by reason of the nature of the Business, the same is required, except where the failure of the foregoing to be

                                                                               8

true and correct would not, individually or in the aggregate, have a Business
Material Adverse Effect.

         4.2.   Corporate Authority. This Agreement and the other agreements, instruments and documents to be executed, delivered and/or filed in connection herewith (collectively with this Agreement, the "Transaction Documents") by ITT and the other Sellers and the consummation of the transactions contemplated hereby and thereby involving such persons have been or, in the case of the other
Sellers and the Transaction Documents other than this Agreement, will be prior to the Closing, duly authorized by the Board of Directors (or a duly authorized committee or representative thereof) and shareholders, if necessary, of ITT, and will be duly authorized by such other Sellers, by all requisite corporate, shareholder, partnership or other action prior to the Closing, and each of the
Sellers has or will have at or prior to the Closing full power and authority to execute, deliver and/or file the Transaction Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by ITT, and the other Transaction Documents will be duly executed, delivered and/or filed by each of the Sellers party thereto and this Agreement constitutes, and each of the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of the applicable Seller party thereto, enforceable against it in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law)
and an implied covenant of good faith and fair dealing and except as otherwise set forth on Schedule 4.2. Except (a) for required filings under the
Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act")
and any other applicable laws or regulations relating to antitrust, competition or merger controls (collectively, "Antitrust Regulations"), (b) the filings that may be required under the U.S. securities laws and (c) as set forth in Schedule
4.2 or Schedule 4.4, the execution, delivery and/or filing of this Agreement and the other Transaction Documents by each of the applicable Sellers party thereto and the consummation by each of the Sellers of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of any Seller, (ii) result in any breach or constitute any material default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or a loss of a material benefit under, or result in the creation of any pledge, lien, claim, charge, security interest, option, mortgage, easement, pre-emption right or other encumbrance (collectively, "Liens") under, any Disclosed Contract or any material license or permit to which any Seller is subject or is a party, or
(iii) violate, conflict with or result in any (A) material breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation of the United States, Mexico, Canada, Germany or France applicable to the Business or the Sellers or (B) breach under any provision of any other judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Sellers or any of their respective properties or assets, except, in the case of clauses (ii) and (iii)(B), to the extent that any such breach, default, termination, cancellation, acceleration, loss, Lien, violation, conflict or breach would not, individually or in the aggregate, have a Business
Material Adverse Effect.

                                                                               9

         4.3.   FHS Company Stock . Except as set forth in Schedule 4.3(a), all of the outstanding shares of capital stock of or partnership interests in the
FHS Companies (the "FHS Company Stock"), have been validly issued and, to the extent applicable, are fully paid as required by any applicable jurisdiction and nonassessable and are owned by ITT or one or more of its Subsidiaries free and clear of all Liens, except for Permitted Liens and the liabilities, if any, of general partners with respect to FHS Companies in partnership form. No present or former shareholder of any of the FHS Companies registered in Germany has ever received any direct or indirect shareholders' distribution giving rise to any repayment claims. Schedule 4.3(b) sets forth as of the date of this Agreement, for each of the FHS Companies the authorized capital stock, the number of shares of outstanding capital stock or the nominal amount of the shares or the fixed partnership capital outstanding, as the case may be and the name of each owner thereof. Except as set forth in Schedule 4.3(c), there are no outstanding options, warrants, calls or other rights of any kind relating to the sale, transfer, registration, issuance or voting of any FHS Company Stock or any securities convertible into or exercisable or exchangeable for shares of FHS
Company Stock. There are no "phantom stock" or other rights to participate in the revenues, profits, assets or equity (or the value thereof) of any FHS
Company ("Equity Equivalents") or any securities convertible into or exercisable or exchangeable for or evidencing the right to purchase any FHS Company Stock or
Equity Equivalents.

         4.4.   Governmental Approvals, Notices and Consents. No Seller or,
prior to the Closing, any Transferred Subsidiary is subject to any order, judgment or decree, which would prevent the consummation of the Purchase. As of the date of this Agreement, no claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of ITT, threatened against any Seller which would enjoin or delay the consummation of the Purchase. Except as set forth in
Schedule 4.4 hereto and except for any consents, authorizations or negative clearances required under any Antitrust Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any United States or foreign, federal, state, provincial, municipal or local government, court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality ("Governmental Authority"), is required on the part of any Seller or, prior to the Closing, any Transferred Subsidiary in connection with the execution, delivery and/or filing of this Agreement or any of the other
Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for such consents, approvals, orders or authorizations, licenses, permits, filings, notices, registrations or declarations which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not, individually or in the aggregate, have a Business
Material Adverse Effect.

         4.5.   Financial Statements.

                (a)   Schedule 4.5(a) contains copies of the audited combined
balance sheets of the Business as of December 31, 2003 and December 31, 2004 and
the related combined statements of income and cash flows for the three years ended December 31, 2004 (collectively, the "Financial Statements"). Subject to
Section 4.5(c) and the assumptions described in Schedule 3.3(b), the Financial
Statements present fairly in all material respects the financial condition and

                                                                              10

the results of operations of the Business as of such dates and for such periods in accordance with GAAP.

                (b)   Schedule 4.5(b) contains the unaudited combined balance
sheet of the Business as of September 30, 2005 (the "Balance Sheet Date") and
the unaudited combined income statement for the period from January 1, 2005 until September 30, 2005 (together, the "Interim Financial Statements"). Subject to normal year-end adjustments, to Section 4.5(c) and the assumptions described in Schedule 3.3(b), the Interim Financial Statements present fairly in all material respects the financial condition and results of operations as of the dates and for such periods in accordance with GAAP, except that they do not include all of the information required to be included in the footnotes required by GAAP.

                (c)   All of the Financial Statements and Interim Financial
Statements are qualified by the fact that the Business has not operated as a separate "stand alone" entity within ITT. As a result, the Business received certain allocated charges and credits as discussed more fully in the notes accompanying the Financial Statements. Such charges and credits do not necessarily reflect the amounts, which would have resulted from arms-length transactions.

         4.6.   Absence of Certain Changes. Except as set forth in Schedule 4.6 or as otherwise permitted pursuant to this Agreement, since the Balance Sheet
Date, (a) the Business has been conducted in all material respects in the ordinary course and in substantially the same manner as previously conducted and
(b) there has been no material adverse effect on the business, results of operations, assets or financial condition of the Business, taken as a whole, other than as a result of (i) the execution and delivery of this Agreement (or the announcement thereof), (ii) Sellers' compliance with the terms of this
Agreement, (iii) changes in general economic conditions (including changes in interest rates) to the extent such changes do not have a disproportionate impact on the Business, in the industry in which the Business operates to the extent such changes do not have a disproportionate impact on the Business, in law or applicable regulations or the official interpretations thereof or in GAAP or
(iv) any outbreak or substantial worsening of hostilities, terrorist activities or war (whether declared or not declared) or armed conflicts (a "Seller Material
Adverse Effect").

         4.7.   Properties.

                (a)   The FHS Companies and the Asset Sellers have, or at the
Closing will have, good title to the personal property owned by the FHS
Companies or by the Asset Sellers in respect of the Business, free and clear of all Liens, except (i) as disclosed in the Financial Statements and Interim
Financial Statements, (ii) Liens for taxes, assessments, utilities and other governmental charges not yet due and payable or, if due, (A) not delinquent or
(B) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed, (iii) mechanics', workmen's, repairmen's, warehousemen's, carriers', landlords', construction or other like Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (iv) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business and (v) Liens that do not materially affect the value or use of the underlying asset (such Liens,

                                                                              11

charges and encumbrances described in clauses (i) through (v) hereof are referred to herein as "Permitted Liens").

                (b)   As of the date of this Agreement, Schedule 4.7(b) contains a list of all real property owned by the FHS Companies or the Asset Sellers in respect of the Business ("Owned Real Property") or leased to or by the FHS
Companies or the Asset Sellers in respect of the Business as lessee or lessor
("Leased Real Property" and, together with Owned Real Property, the "Real
Property"). Except as set forth in Schedule 4.7(b):

                      (i)   the FHS Companies or the Asset Sellers have good,
         valid and marketable title to the Owned Real Property;

                      (ii)  the FHS Companies or the Asset Sellers are not under any contractual commitment to dispose of or encumber the Owned Real
         Property in whole or in part;

                      (iii) the Owned Real Property is not subject to any Liens, other than Permitted Liens;

                      (iv)  with respect to each lease and sublease relating to
         Leased Real Property, except where the failure of any of the following to be true and correct would not, individually or in the aggregate, have a Business Material Adverse Effect: (A) no FHS Company nor any
         Asset Seller is in default thereon beyond any applicable notice, grace or cure period; (B) neither the FHS Companies nor any of the Asset
         Sellers have received a written notice of default with respect to such lease or sublease; (C) neither the FHS Companies nor any of the Asset
         Sellers have received a written notice of termination with respect to such lease or have declared or agreed to terminate any lease; and (D)
         no such lease or sublease has been assigned, sublet, licensed, mortgaged, deeded in trust or otherwise encumbered by the FHS Companies or the Asset Sellers;

                      (v)   with respect to each parcel of Owned Real Property,
         except where the failure of any of the following to be true and complete would not, individually or in the aggregate, have a Business
         Material Adverse Effect, (A) there are no pending or, to the knowledge of ITT, threatened condemnation, expropriation, or other proceedings, disputes or lawsuits that are reasonably expected to curtail or interfere with the use of the Owned Real Property as currently used,
         (B) there has been no casualty or damage to the Owned Real Property that would reasonably be expected to curtail or interfere with the use of the Owned Real Property as currently used and (C) there are no leases, subleases, licenses, concessions, options or other agreements granting to any party or parties the right of use or occupancy, or the right to purchase, any of the Owned Real Property or any portion thereof;

                      (vi)  with respect to the Owned Real Property located in
         Germany, (A) there are no agreements which should have been entered into the land register (Grundbuch), (B) there are no obligations or restrictions in the building encumbrance

                                                                              12

         register (Baulastenverzeichnis), if such register exists, nor material duties or obligations (Duldungs-, Nutzungs- und Handlungspflichten), including but not limited to maintenance obligations
         (Instandhaltungspflichten), nor rights of way or access (Wegerechte und Rechte zum Betreten oder Befahren) with respect to such Owned Real
         Property, (C) the land register extracts dated October 24, 2005 and
         October 25, 2005 are true, correct and complete with respect to issues which require registration and (D) there are no unpaid, due and owing installments or special assessments; and

                      (vii) with respect to the Owned Real Property located in
         France, the only restrictions and obligations other than those set by applicable law, including local zoning rules, are those specific to the industrial zone in which such Owned Real Property is located, a copy of which are attached as Schedule 4.7(b)(vii). Except as set forth in
         Schedule 4.7(b)(vii), the land register extracts dated June 8, 2005 and are true, correct and complete with respect to the actual legal status.

                (c)   The sale and transfer of the Real Property in Ontario will comply with the provisions of the Planning Act (Ontario).

         4.8.   Contracts.

                (a)   Except as otherwise disclosed in Schedules 4.7(b) (Owned
and Leased Real Property), 4.10(b) (Licenses), 4.13 (Employment Benefits) and
4.15 (Labor Matters) (the "Covered Schedules") and Schedule 4.8, as of the date of this Agreement, there are no commitments, contracts, indentures or agreements, made orally or evidenced in writing, to which any FHS Company or to which any Asset Seller in respect of the Business is a party or by which any FHS
Company or any Asset Seller in respect of the Business is bound that relates to the Business (hereinafter "Contracts") that (i) involve the purchase or lease of products, equipment or services by any FHS Company or Asset Seller and that require payment by any FHS Company or Asset Seller of more than U.S.$10,000,000 after the date of this Agreement, (ii) involve material obligations of any FHS
Company or any Asset Seller in respect of the Business for borrowed money or evidenced by bonds, debentures, notes or similar instruments or guarantees or capital lease obligations or any other material obligations upon which interest charges are customarily paid, other than those entered into in the ordinary course of business, excluding intercompany payables to be capitalized effective as of the Closing Date pursuant to Section 6.7(a), (iii) involve any non-compete agreement that will materially impair the operation of the Business following the Closing, (iv) constitute material joint venture or partnership agreements, in any of the foregoing cases or (v) constitute obligations to acquire, sell or distribute goods with respect to ITT or its Affiliates. Contracts disclosed or required to be disclosed in the Covered Schedules or in Schedule 4.8 are hereafter referred to as the "Disclosed Contracts".

                (b)   ITT has furnished or made available to Purchaser a true
and correct copy or summary of the material terms of each Disclosed Contract.
Each Disclosed Contract is valid and in full force and effect according to its terms, except where the failure to be in full force and effect would not, individually or in the aggregate, have a Business Material Adverse Effect, and the FHS Companies and the Asset Sellers that are parties thereto are not in default or breach

                                                                              13

under any such Disclosed Contract, except where such default or breach would not, individually or in the aggregate, have a Business Material Adverse Effect.

         4.9.   Litigation. Except as set forth in Schedules 4.9 or 4.10(c), as of the date of this Agreement, there are no actions, suits, proceedings or investigations pending or, to the knowledge of ITT, threatened before any
Governmental Authority against any FHS Company or any Asset Seller in respect of the Business which are reasonably likely to result in liability for such FHS
Company or Asset Seller that would, individually or in the aggregate, have a
Business Material Adverse Effect.

         4.10.  Intellectual Property Rights.

                (a)   As of the date of this Agreement, Schedule 4.10(a)
contains a list of all the patents, trademark registrations, material unregistered trademarks, copyright registrations, mask work registrations and applications for any of the foregoing included in the Purchased Assets or owned by the FHS Companies (together with all other Intellectual Property included in the Purchased Assets or owned by the FHS Companies the "Transferred Intellectual
Property Assets"). The Transferred Intellectual Property Assets are owned by
ITT, ITTME or the FHS Companies.

                (b)   As of the date of this Agreement, Schedule 4.10(b)
contains a list of all Contracts (i) involving licenses granted by the Sellers or any FHS Company to any third party with respect to any material Transferred
Intellectual Property Assets (except for non-exclusive licenses granted in the ordinary course of business) and (ii) that grant a license for the use of third party Intellectual Property (other than for the use of commercial off-the-shelf personal computer software) to ITT or any Affiliate of ITT in respect of the
Business. Such agreements are valid and enforceable, except to the extent that any invalidity or unenforceability of any of the foregoing agreements would not give rise to a Business Material Adverse Effect.

                (c)   As of the date of this Agreement, except as set forth in
Schedule 4.10(c): (i) within the past five years there has been no claim made against any Seller or any FHS Company asserting the invalidity, misuse or unenforceability of any of the Transferred Intellectual Property Asset or
challenging any Seller's or any FHS Company's right to the use or ownership of any of such Transferred Intellectual Property Asset; (ii) within the past five years there have not been any charges of infringement or misappropriation of any
Intellectual Property of any third party relating to the operation of the
Business; and (iii) to the knowledge of ITT, the conduct of the Business as currently conducted does not infringe any Intellectual Property of any third party.

                (d)   ITT and ITTA have conducted the Business in compliance
with the Amended Injunction entered by the court in K-Tube Corporation v.
Sterling Stainless Tube et al, No. C-90-1653-JLQ, on April 4, 1995, as modified by the Settlement Agreement Under Seal entered into by K-Tube Corporation,
Sterling Stainless Tube Corporation, ITTA and ITT on July 25, 1996 and
subsequently approved by the court.

                                                                              14

                (e)   The Transferred Intellectual Property Assets, the Licensed
Intellectual Property and licenses set forth in Schedule 4.10(b) comprise all of the material Intellectual Property rights owned by or, other than in respect of software, licensed to the Sellers or their Affiliates and used in the conduct and operation of the Business as of the date hereof. To the knowledge of ITT, there are no Intellectual Property rights currently used by the Business other than the Transferred Intellectual Property Assets, the Licensed Intellectual
Property and the licenses set forth in Schedule 4.10(b).

                (f)   Neither ITT nor any of its Affiliates owns Intellectual
Property which is not owned by an FHS Company or is Purchased Assets and (i) is based on inventions, discoveries, designs or writings made in whole or part by a person who was an employee or independent contractor of the Business or any predecessor thereof at the time of such making or by a group of persons at least some of whom were employees or independent contractors of the Business or any predecessor thereof, at the time of such making or (ii) is or relates to a tradename, trademark or service mark used exclusively in the Business or (iii)
was purchased by the Business or any predecessor thereof specifically for the
Business.

         4.11.  Insurance. Schedule 4.11 sets forth the material insurance policies owned or held directly by the FHS Companies or the Asset Sellers relating solely to the Business.

         4.12.  Tax Matters. Except as set forth in Schedule 4.12:

                (a)   Each of the FHS Companies has duly filed or will duly file all significant Tax Returns on a timely basis (after giving effect to any valid extension of time in which to make such filings) that it is required to have filed on or before the Closing Date. The Tax Returns are true, correct and complete.

                (b)   Each of the FHS Companies has paid or will have paid, all
material Taxes for all periods or portions thereof ending on or before the
Closing, or adequate reserves (in conformity with GAAP applied on a consistent basis and consistent with such entity's past custom and practice) have been established therefor, and the FHS Companies have no material liability for Taxes in excess of the amounts so paid or reserves so established.

                (c)   No waivers of statute of limitations have been given or
requested with respect to the Tax Returns covering any FHS Company with respect to any Taxes payable by it.

                (d)   No written claim or other written communication has been
received from any taxing authority with respect to any FHS Company in a jurisdiction where such FHS Company does not file Tax Returns to the effect that, or inquiring as to whether, such FHS Company is or may be subject to taxation by that jurisdiction.

                (e)   There are no material liens for Taxes upon the Purchased
Assets, other than with respect to Taxes not yet due and payable.

                                                                              15

                (f)   None of the FHS Companies has agreed or is required to
include in income any adjustment under Section 481(a) or Section 482 of the Code
(or an analogous provision of state, local or foreign law) by reason of a change in accounting method or otherwise.

                (g)   None of the FHS Companies is a party to any Tax allocation or sharing agreement pursuant to which it will have any obligation to make any payments after the Closing.

                (h)   Each of the FHS Companies has, or has caused to be, duly
and timely withheld from or on behalf of its respective employees, all income, social security, unemployment insurance and other employment taxes or obligations of any kind whatsoever and has either paid over to the appropriate taxing authority, or set aside, all amounts required to be collected or withheld.

                (i)   As of the date of this Agreement, no deficiency for any
material Tax has been assessed with respect to any of the FHS Companies, which has not been paid in full. There are no pending audits with respect to Taxes of any of the FHS Companies, nor have the FHS Companies received any written notice from any taxing authority that it intends to conduct such an audit.

                (j)   No FHS Company has any liability for the Taxes of any
person (other than any of the FHS Companies) under Treas. Reg. ss.1.1502-6 (or any similar provision of state, local or foreign law).

                (k)   Only with respect to periods for which the applicable
statute of limitations has not expired, none of the FHS Companies is or has been a party to any "listed transaction" as defined in Treas. Reg. ss. 1.6011-4(b)(2)
or to any other transaction that is a "reportable transaction" within the meaning of Treas. Reg. ss. 1.6011-4(b).

                (l)   None of the FHS Companies that is not a United States
person is engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged.

                (m)   None of the FHS Companies has any material Tax liability
as a result of its transfer pricing practices other than liabilities shown in the balance sheet of the Business.

                (n)   Each FHS Company incorporated in a country that imposes
such a Tax is duly registered for the purposes of VAT or other similar Tax in its country of incorporation.

                (o)   ITT Canada is (A) a Canadian Partnership within the
meaning and for the purposes of the Income Tax Act (Canada) and (B) registered for purposes of the goods and services tax pursuant to Part IX of the Excise Tax
Act (Canada) and Chapter VIII of an Act respecting the Quebec Sales Tax and its registration numbers are: 86947 7703RT0001 and Quebec Enterprise Number (NEQ)
3361927547 and Identification number 1205484805 and File TQ0001, respectively.

                                                                              16

                (p)   None of the Transferred Subsidiary Stock, Partnership
Interests or Purchased Assets other than the Purchased Assets being sold by ITT
Canada is taxable Canadian property, within the meaning of the Income Tax Act
(Canada).

         4.13.  Employment and Benefits.

                (a)   U.S. Employee Benefit Arrangements and Canada Employee
Benefit Arrangements. Schedule 4.13(a) sets forth a list of all material U.S.
Employee Benefit Arrangements and all material Canada Employee Benefit
Arrangements. True and complete copies of, where applicable, (i) each written
U.S. Employee Benefit Arrangement and Canada Employee Benefit Arrangement, (ii)
the most recent Form 5500, (iii) the most recent summary plan description and any summary of material modifications thereto and (iv) the most recent actuarial valuation have been provided to Purchaser by ITT.

                (b)   U.S. Pension Plans - United States. Except as disclosed on
Schedule 4.13(b), each U.S. Pension Plan listed on Schedule 4.13(a) has been operated in compliance with the terms of each such U.S. Pension Plan, with the provisions of ERISA, the applicable provisions of the Code, and all other applicable laws, except where the failure to comply would not, individually or in the aggregate, have a Business Material Adverse Effect.

                (c)   Prohibited Transactions - United States. Except as
disclosed on Schedule 4.13(c), no U.S. Pension Plan, or U.S. Business Welfare
Benefits Program, nor any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction which would subject such
U.S. Pension Plan, U.S. Business Welfare Benefits Program, any trustee or administrator thereof to a tax or penalty or prohibited transactions imposed by
Section 4975 of the Code or to a civil penalty imposed by Section 502 of ERISA, that would, individually or in the aggregate, have a Business Material Adverse
Effect.

                (d)   Termination and Reportable Events - United States. Except
as disclosed on Schedule 4.13(d), since January 1, 2000, no U.S. Pension Plan has been completely or partially terminated, nor to the knowledge of ITT, has there been any filing of any notice of intent to terminate under Section 4041 of
ERISA or any other receipt by ITT of notice of the institution by the Pension
Benefit Guaranty Corporation of any proceeding under Section 4042 of ERISA involving a U.S. Pension Plan, nor has there been any reportable event, as such term is defined in Section 4043 of ERISA, with respect to any such U.S. Pension
Plan, in each case, that would result in a liability that would, individually or in the aggregate, have a Business Material Adverse Effect. Except as disclosed on Schedule 4.13(d), no U.S. Pension Plan is subject to Title IV of ERISA or
Section 412 of the Code.

                (e)   Funding and Qualification - United States. Except as
disclosed on Schedule 4.13(e), (i) no U.S. Pension Plan or associated trust has incurred an accumulated funding deficiency, as such term is defined in Section
412 of the Code, whether or not waived, except where such deficiency would not, individually or in the aggregate, have a Business Material Adverse Effect; (ii)
all contributions required to be made to the U.S. Hourly Pension Plans on or prior to the Closing Date shall have been paid by the date due or accrued on the
Closing Net

                                                                              17

Working Capital Statement; and (iii) each U.S. Pension Plan that is intended to qualify under Section 401(a) of the Code, has been determined by the Internal
Revenue Service to be qualified within the meaning of Section 401(a) of the Code and nothing has occurred which would reasonably be expected to adversely affect the qualified status of any such U.S. Pension Plan.

                (f)   No Multiemployer Plan - United States. Except as disclosed on Schedule 4.13(f) as of the Closing Date, ITT does not maintain or contribute to and for the immediately preceding five years has not contributed to any
Multiemployer Plan with respect to any U.S. Business Employee or any U.S. Former
Business Employee, nor does it have any liability (contingent or otherwise) with respect to any Multiemployer Plan with respect to any U.S. Business Employee or any U.S. Former Business Employee.

                (g)   U.S. Welfare Plans - United States. Except as disclosed on
Schedule 4.13(g), (i) the U.S. Business Welfare Benefits Program has been operated in compliance with the terms of the U.S. Business Welfare Benefits
Program and with the provisions of ERISA, the applicable provisions of the Code, and all other applicable laws, except where the failure to so comply would not, individually or in the aggregate, have a Business Material Adverse Effect and
(ii) no U.S. Business Welfare Benefits Program provides post-retirement medical or life insurance benefits after termination of an employee's employment, except to the extent required by Section 4980B of the Code.

                (h)   Canada Employee Benefit Arrangements. Except as disclosed
on Schedule 4.13(h), each Canada Employee Benefit Arrangement and each fund, if any, maintained thereunder has been established, operated, administered, maintained and invested, as the case may be, in compliance with all laws and governing documents applicable thereto, and where required, duly registered in compliance with such laws, except where the failure to so comply would not, individually or in the aggregate, have a Business Material Adverse Effect.

                (i)   Employees - Mexico.

                      (i)   Saltillo Shelter Arrangement - Mexico Payroll. As of
the date of this Agreement, there are five individuals, identified on Schedule
4.13(i)(i) (the "Mexico Subsidiary Employees"), employed in Mexico with responsibilities relating to the Saltillo shelter arrangement who are on the payroll of a Mexico Subsidiary of ITT.

                      (ii)  Guaymas Shelter Arrangement. As of the date of this
Agreement, there is a single individual, identified on Schedule 4.13(i)(ii) (the
"Guaymas Employee") employed in Mexico with responsibilities relating to the
Guaymas shelter arrangement who is on the payroll of a Mexico Subsidiary of ITT.

                      (iii) Mexico FHS Company. The Mexico FHS Company does not
have any employees hired directly and/or indirectly. Subject to Section
4.13(i)(i), and (ii), all persons employed in Mexico who carry out any work for the benefit of the Mexico FHS Company are hired or retained directly or indirectly by independent corporations named Manufacturas

                                                                              18

Zapaliname, S.A. de C.V. and Maquilas Teta Kawi, S.A. de C.V., pursuant to the terms of the agreements identified on Schedule 4.13(i)(iii).

                (j)   EC Business Employees.

                      (i)   Employment Conditions. There are no deviations in
the employment conditions of the EC Business Employees from applicable law and collective bargaining agreements that would result in a liability, individually or in the aggregate, that would have a Business Material Adverse Effect, except as disclosed on Schedule 4.13(j)(i).

                      (ii)  Shop Agreements and Pension Plans. As of the date of this Agreement, Schedule 4.13(j)(ii) sets forth a list of (x) all significant shop agreements (Betriebsvereinbarungen or, outside of Germany, equivalent collective agreement) and material collective bargaining and similar agreements conferring rights or claims to employees applicable to the EC Business Employees and (y) material Employee Benefit Arrangements, other than national, local, state or statutory social security, applicable to the EC Business Employees
(collectively the "EC Collective Agreements"). True and complete copies of material shop agreements and material Employee Benefit Arrangements applicable to the EC Business Employees have been provided to Purchaser by ITT. Such EC
Collective Agreements have at all times complied and been duly administered in accordance with all applicable laws, regulations and requirements relevant to each such EC Collective Agreement (including without limitation works council's co-determination rights, case law of the relevant courts and tax regulations), except where the failure to so comply would not, individually or in the aggregate, have a Business Material Adverse Effect.

                (k)   People's Republic of China Employee. As of the date of
this Agreement, there are six individuals, identified on Schedule 4.13 (k) who upon registration of ITT Automotive-Fluid Handlings Systems (Suzhou) Co., Ltd
(the "PRC-based FHS Company") will become employees of the PRC-based FHS
Company.

                (l)   General Matters Respecting Employees and Employee Benefit
Arrangements.

                      (i)   Claims. Except as disclosed on Schedule 4.13(l)(i),
as of the date of this Agreement, there are no actions, suits, claims pending
(other than routine claims for benefits) or, to the knowledge of ITT, threatened against any Employee Benefit Arrangement, ITT, any FHS Company, any Asset Seller
in respect of the Business or the assets of any Employee Benefit Arrangement by any Governmental Authority or by or otherwise involving any current or former employee of any FHS Company or Asset Seller or their predecessors that would result in a liability, individually or when aggregated with claims arising out of common facts, that would have a Business Material Adverse Effect.

                      (ii)  Transaction Employment Payments. Except as disclosed on Schedule 4.13(l)(ii), the execution of this Agreement and the consummation of the transactions contemplated hereby will not, by contract, operation of law or otherwise, (A) entitle any

                                                                              19

employee or former employee of any FHS Company or any Asset Seller in respect of the Business or their predecessors to any payment or other employment right or benefit, (B) increase the amount of compensation or benefits of any such employee or former employee or (C) accelerate the exercisability or vesting of any compensation, stock incentive or other benefit.

         4.14.  Compliance with Laws; Permits.

                (a)   Except as may be indicated in Schedule 4.14(a), the
Business is conducted by the FHS Companies and the Asset Sellers in compliance with all statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto, except for such violations or failures so to comply, if any, that, individually or in the aggregate, would not have a Seller Material
Adverse Effect.

                (b)   Except as may be indicated in Schedule 4.14(b) and except
as, individually or in the aggregate, would not have a Business Material Adverse
Effect, FHS Companies and the Asset Sellers hold all governmental permits, licenses, authorizations and consents ("Permits") required to operate the
Business as it is currently operated and as of the date of this Agreement there are no proceedings pending or, to the knowledge of ITT, threatened to revoke or rescind any such Permits.

         4.15.  Labor Matters. As of the date of this Agreement, except as described in Schedule 4.15, no FHS Company or Asset Seller in respect of the
Business is a party to any collective bargaining agreement, subject to a legal duty to bargain with any labor organization on behalf of employees or, to the knowledge of ITT, the object of any attempt to organize employees for collective bargaining or similar purposes or presently operating under an expired collective bargaining agreement. Except as described in Schedule 4.15, since
January 1, 2004, no FHS Company or Asset Seller in respect of the Business is or has been a party to or subject to any strike, work stoppage, picketing, boycotts, or to the knowledge of ITT, any organizing attempt, or similar activity.

         4.16.  Environmental Matters. Except as disclosed in Schedule 4.16: (a)
the Asset Sellers in respect of the Business and the FHS Companies are and have been in compliance with all applicable Environmental Laws, other than any failures to comply that would not have a Business Material Adverse Effect; (b)
the Asset Sellers in respect of the Business and the FHS Companies are in compliance with and possess all applicable Environmental Permits to operate the
Business as it is currently operated, other than any failures to comply or possess that would not have a Business Material Adverse Effect; and as of the date of this Agreement there are no proceedings pending or, to the knowledge of
ITT, threatened to revoke or rescind any such Environmental Permits other than such Environmental Permits the absence of which would not have a Business
Material Adverse Effect; (c) there have been no Releases by any FHS Company or any Asset Seller or, to the knowledge of ITT, any other person, of Materials of
Environmental Concern at, on, from or under (i) any property owned, leased or operated by any FHS Company or Asset Seller in respect of the Business or (ii)
any property to which any FHS Company or Asset Seller in respect of the Business or any of their respective predecessors in interest have sent waste for disposal, in either case (i) or case (ii) under circumstances that are reasonably

                                                                              20

likely to result in liability of any Asset Seller in respect of the Business or any FHS Company under any applicable Environmental Laws, other than as would not have a Business Material Adverse Effect; (d) no Asset Seller in respect of the
Business nor any FHS Company has received any written notification, claim, subpoena, or summons, or to the knowledge of ITT has been threatened with any of the foregoing, alleging that it is (i) liable under any applicable Environmental
Laws, including for disposal of Materials of Environmental Concern at any location, or (ii) in violation of any Environmental Law, nor has any of them received any request for information pursuant to section 104(e) of CERCLA or similar state or foreign statute concerning disposal of Materials of
Environmental Concern at any location, other than such notifications, claims, subpoenas, summonses or threats thereof or such requests as would not have a
Business Material Adverse Effect; (e) none of the Asset Sellers in respect of the Business nor any FHS Company has entered into any written agreement to resolve any liability alleged under any applicable Environmental Laws, or to investigate, monitor or remediate any Materials of Environmental Concern, other than such written agreements as would not have a Business Material Adverse
Effect; (f) no Asset Seller in respect of the Business nor any FHS Company uses or has used any underground storage tanks at any property owned, leased or operated by any of them, and to the knowledge of ITT there are no underground storage tanks at any such property, in any case that are required to be investigated, retrofitted, abated, remediated or removed under applicable
Environmental Law, other than as would not have a Business Material Adverse
Effect; (g) no Asset Seller in respect of the Business, nor any FHS Company, nor, to the knowledge of ITT, any of their respective predecessors in interest
(i) has ever manufactured, produced, installed, or to the knowledge of ITT, sold, conveyed or otherwise put into the stream of commerce, any product, merchandise, manufactured good, part, component or other item comprised of or containing asbestos or (ii) has been the subject of any claims or litigation arising out of the alleged exposure to asbestos or asbestos-containing material, other than in either case (i) or case (ii) as would not have a Business Material
Adverse Effect; and (h) ITT has made available to Purchaser all material reports of environmental assessments, studies and similar environmental documents
(including without limitation Phase I and Phase II environmental investigation reports) in the possession of Sellers dating from January 1, 2000 and, to the knowledge of ITT, prior thereto, relating to any (i) facilities or real property owned, operated or leased by any Asset Seller in respect of the Business or any
FHS Company or (ii) material environmental liability of any Asset Seller in respect of the Business, or any FHS Company or any of their respective predecessors in interest. Notwithstanding any other representations and warranties in this Agreement, this Section 4.16 shall be deemed to contain the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or Materials of Environmental Concern.

         4.17.  Transferred Assets. Except as set forth in Schedule 4.17 and except for such other Contracts or rights that will terminate at the Closing pursuant to Section 6.7, the transfer of the Transferred Subsidiary Stock, the
Partnership Interests and the Purchased Assets (together with the rights and services made available in any arrangements entered into in accordance with
Sections 2.4, 6.11 and 6.13), will constitute a conveyance of all of the assets, properties and rights owned by the Sellers and used in the Business in all material respects as currently conducted.

         4.18.  Undisclosed Liabilities. As of the date of this Agreement, the
Business does not have any liabilities or obligations of any nature or kind whatsoever (whether known or unknown, absolute, accrued, contingent or otherwise), except (i) as are set forth or reflected in the Financial Statements or the Interim Financial Statements (or described in the notes thereto), (ii)
liabilities incurred in the ordinary course of business since the Balance Sheet
Date which would not, in the aggregate, have a Seller Material Adverse Effect,
(iii) liabilities disclosed in Schedule 4.18 or any other Schedule hereto, (iv)
intercompany liabilities that will be capitalized as of the Closing Date in accordance with Section 6.7(a), (v) liabilities under contracts or agreements disclosed in the Schedules to this Agreement, (vi) liabilities under contracts or agreements not required to be disclosed in the Schedules to this Agreement,
(vii) liabilities in respect of warranty obligations, (viii) general product liability claims to be indemnified by ITT pursuant to Section 9.1(a)(v), (ix)
the Excluded Liabilities and the Excluded FHS Company Liabilities, and (x) such other liabilities which would not, individually or in the aggregate, have a
Seller Material Adverse Effect.

         4.19.  Finders; Brokers. With the exception of fees and expenses payable to Lazard Freres & Co. LLC, which shall be ITT's sole responsibility, none of ITT or any of the FHS Companies or Asset Sellers has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from Purchaser or any of the FHS Companies in connection with the
Purchase.

         4.20.  Investment Canada Act. ITT Canada does not provide any of the services and does not engage in any of the activities of a business described in
Subsection 14.1(5) of the Investment Canada Act (Canada). 4.21. Design Defects.
To the knowledge of ITT, there are no defects in the design of any of the products of the Business that could give rise to a claim for personal injury
(including wrongful death) and/or property damage.

                                   ARTICLE V

                          REPRESENTATIONS OF PURCHASER
                          ----------------------------

                Purchaser represents and warrants to ITT as follows:

         5.1.   Corporate Existence. Purchaser and each of the other Designated
Purchasers is duly organized and validly existing and, where applicable, in good standing, under the laws of the jurisdiction of its organization.

         5.2.   Corporate Authority. This Agreement and the other Transaction
Documents to which Purchaser and the other Designated Purchasers is a party and the consummation of the transactions contemplated hereby and thereby involving such persons have been or, in the case of the other Transaction Documents, will be prior to the Closing, duly authorized by the Board of

                                                                              22

Directors (or a duly authorized committee or representative thereof) of such
Designated Purchasers, and will be duly authorized by each Designated Purchaser by all requisite corporate, shareholder, partnership or other action prior to the Closing, and Purchaser and each other Designated Purchaser has or, in the case of the other Designated Purchasers, will have at or prior to the Closing full power and authority to execute, deliver and/or file the Transaction
Documents to which it is a party and to perform its obligations hereunder or thereunder. This Agreement has been duly executed and delivered by Purchaser, and the other Transaction Documents will be duly executed, delivered and/or filed by the applicable Designated Purchaser party thereto, and this Agreement constitutes, and the other Transaction Documents when so executed, delivered and/or filed will constitute, a valid and legally binding obligation of the applicable Designated Purchaser party thereto, enforceable against it, in accordance with its terms except as enforceability may be affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law)
and an implied covenant of good faith and fair dealing. Except for required filings under the HSR Act and any other Antitrust Regulations and as set forth in Schedule 5.2, the execution, delivery and/or filing of this Agreement and the other Transaction Documents by each of the applicable Designated Purchasers party thereto and the consummation by each of the Designated Purchasers of the transactions contemplated hereby and thereby will not (i) violate or conflict with any provision of the respective certificate of incorporation or by-laws or similar organizational documents of any Designated Purchaser or (ii) violate, conflict with or result in any (A) material breach under any provision of any judgment, order, decree, statute, law, ordinance, rule or regulation of the
United States, Mexico, Canada, Germany or France or (B) breach under any provision of other judgment, order, decree, statute, law, ordinance, rule or regulation applicable to any of the Sellers or any of their respective properties or assets, except, in the case of clause (ii)(B), to the extent that any such violation, conflict or breach would not, individually or in the aggregate, have a material adverse effect on the ability of any Designated
Purchaser to consummate the transactions contemplated hereby and thereby (a
"Purchaser Material Adverse Effect").

         5.3.   Governmental Approvals and Consents. No Designated Purchaser is
subject to any order, judgment or decree, which would prevent the consummation of the Purchase. As of the date of this Agreement, no claim, legal action, suit, arbitration, governmental investigation, action or other legal or administrative proceeding is pending or, to the knowledge of Purchaser, threatened against any
Designated Purchaser that would enjoin or delay the consummation of the
Purchase. Except for any consents required under any applicable Antitrust
Regulations, no consent, approval, order or authorization of, license or permit from, notice to or registration, declaration or filing with, any Governmental
Authority, is required on the part of any Designated Purchaser in connection with the execution, delivery and/or filing of this Agreement or any of the other
Transaction Documents or the consummation of the transactions contemplated hereby and thereby except for such consents, approvals, orders or authorizations of, licenses, permits, filings, notices, registrations or declarations which have been obtained and remain in full force and effect and those with respect to which the failure to have obtained or to remain in full force and effect would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

                                                                              23

         5.4.   Purchase for Investment. Purchaser is aware that no shares of capital stock or other securities being acquired pursuant to the transactions contemplated hereby are registered under the Securities Act of 1933, as amended
(the "Securities Act"), or under any state or foreign securities laws. Neither
Purchaser nor any other Designated Purchaser is an "underwriter," as such term is defined under the Securities Act, and Purchaser and the other Designated
Purchasers are purchasing such shares solely for investment, with no present intention to make any distribution of any such shares to any person, and neither
Purchaser nor any other Designated Purchaser will sell or otherwise dispose of shares except in compliance with the registration requirements or exemption provisions under the Securities Act and the rules and regulations promulgated thereunder, or any other applicable securities laws.

         5.5.   Financial Capacity. Purchaser will have on the Closing Date sufficient funds to enable it to pay the Purchase Price and to consummate the transactions contemplated hereby.

         5.6.   Tax Matters. The applicable Designated Asset Purchaser is
registered for purposes of the goods and services tax pursuant to Part IX of the
Excise Tax Act (Canada) and any similar provision of provincial law, and its registration number is as follows: 104987714RC0001.

         5.7.   Investment Canada. Purchaser is a "WTO investor" within the meaning of the Investment Canada Act.

         5.8.   Finders; Brokers. None of Purchaser or any of its Subsidiaries
has employed any finder or broker in connection with the Purchase who would have a valid claim for a fee or commission from any Seller in connection with the
Purchase.

                                   ARTICLE VI

                         AGREEMENTS OF PURCHASER AND ITT
                         -------------------------------

         6.1.   Operation of the Business. Except as otherwise expressly
contemplated by this Agreement or as disclosed in Schedule 6.1, ITT covenants that until the Closing it will, and it will cause the FHS Companies and the
Asset Sellers in respect of the Business to, use their reasonable best efforts to continue, in a manner consistent with the past practice, to keep available the services of their employees, to maintain and preserve intact the Business in all material respects and to maintain in all material respects the ordinary and customary relationships of the Business with its suppliers, customers and others having business relationships with it. Until the Closing, ITT shall, and it shall cause the FHS Companies and the Asset Sellers in respect of the Business to, (i) continue to operate and conduct the Business in the ordinary course consistent with past practice, and (ii) make capital expenditures in an amount no less than $900,000 per month for each month (or part thereof on a pro rata basis) after the date hereof through the Closing Date, and ITT shall cause the
FHS Companies and the Asset Sellers in respect of the Business not to, without the prior written approval of Purchaser (which approval

                                                                              24

shall not be unreasonably withheld or delayed) or as otherwise expressly contemplated by this Agreement, including Schedule 6.1, take any of the following actions:

                (a) with respect to any FHS Company, amend its charter or
         by-laws (or comparable organizational documents), issue or agree to issue any additional shares of capital stock of any class or series or any additional partnership interests (other than shares or partnership interests to be transferred to any Designated Entity Purchaser at the
         Closing) or issue or enter into or agree to issue or enter into any
         Equity Equivalents, or any securities convertible into or exercisable or exchangeable for shares of capital stock or partnership interests, or issue any options, warrants or other rights to acquire any shares of capital stock, partnership interests or Equity Equivalents, or sell, transfer or otherwise dispose of or encumber any shares of capital stock of any class or series or partnership interests of any FHS
         Company;

                (b) with respect to any FHS Company or Asset Seller in respect of the Business, lease, license, sell, transfer or otherwise dispose of or encumber any of its properties or assets pertaining to the Business, other than in the ordinary course of business consistent with past practice;

                (c) except in the ordinary course of business consistent with past practice or as required by law or contractual obligations, permit any FHS Company or Asset Seller in respect of the Business to (i)
         create, incur or assume any material long-term or short-term debt
         (including obligations in respect of capital leases), except loans and advances among ITT and its Subsidiaries, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any person other than any FHS Company or Asset Seller in respect of the Business,
         (iii) make any material loans, advances or capital contributions to or investments in any person other than its Subsidiaries and other FHS
         Companies (except for customary loans or advances to employees), or
         (iv) create or incur any Liens (other than Permitted Liens) on the
         Purchased Assets or any assets of any FHS Company;

                (d) except as a result of collective bargaining or as required by applicable law, (i) grant any significant increase in the compensation of employees of the FHS Companies, other than increases in the compensation of employees in the ordinary course of business consistent with past practice or as required by any benefit plan as in effect on the date hereof, (ii) hire new employees other than in the ordinary course of business consistent with past practice, (iii) enter into any new material employment, severance, consulting or other compensation agreement with any existing director, officer or employee or (iv) commit to any additional material pension, profit-sharing, deferred compensation, group insurance, severance pay, retirement or other employee benefit plan, fund or similar arrangement or amend in any material respect or commit itself to amend in any material respect any of such plans, funds or similar arrangements;

                (e) cancel any material third party indebtedness owed to such
         FHS Company or Asset Seller in respect of the Business;

                                                                              25

                (f) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets (other than inventory) which are material, individually or in the aggregate, to the Business taken as a whole;

                (g) other than in the ordinary course of business, settle (other than a settlement that involves only the payment of money and which payment is made prior to the Closing Date or is reflected on the
         Closing Net Working Capital Statement) any litigation or other proceeding or make or enter into any agreement with respect to any recall;

                (h) adopt a plan of complete or partial liquidation,
         dissolution, merger, consolidation, restructuring, recapitalization or other reorganization with respect to any FHS Company or Asset Seller;

                (i) permit any FHS Company to (i) to declare, set aside or pay any non-cash dividends or distributions on, or make any other non-cash distributions (whether in securities or other property) in respect of, its capital stock or Partnership Interests (other than dividends and distributions to a wholly owned FHS Company) or (ii) split, combine or reclassify any of its outstanding capital stock or Partnership
         Interests;

                (j) make any material change in the accounting methods, policies or practices followed by the Business (in all cases, other than such changes that are required by law or GAAP);

                (k) other than in the ordinary course of business, (i)
         materially amend or terminate or waive compliance with the terms of or breaches under any Contract required to be disclosed in Schedule 4.8 or
         (ii) enter into any Contract that would be required to be disclosed in
         Schedule 4.8 if in effect on the date of this Agreement;

                (l) change, or agree to change, any business policies of the FHS
         Companies or the Asset Sellers in respect of the Business which relate to personnel or labor relations, in each case in any material respect other than in the ordinary course of business (other than changes required by law or industry wide collective bargaining agreements);

                (m) other than with respect to consolidated, combined or unitary
         Tax Returns and only with respect to the FHS Companies, amend any Tax
         Return, make any election relating to Taxes, change any election relating to Taxes already made, change any accounting method relating to Taxes, enter into any closing agreement relating to Taxes, accept or settle any claim or assessment relating to Taxes, or, without consultation with Purchaser, consent to any extension of the period of limitations on assessment of any Tax; or

                (n) agree, whether in writing or otherwise, to do any of the foregoing.

                                                                              26

         6.2.   Investigation of Business.

                (a)   Purchaser may, prior to the Closing Date, make or cause to be made such investigation of the business and properties of the FHS Companies and the Asset Sellers in respect of the Business and of their financial and legal condition as Purchaser deems necessary or advisable. ITT will, or will cause its Subsidiaries to, permit Purchaser and its authorized agents or representatives, including its independent accountants, to have reasonable access to the properties, books and records of the FHS Companies and the Asset
Sellers in respect of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business; provided, that such investigation shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the Business, shall be subject to confidentiality restrictions required by law, and shall be at Purchaser's sole risk and expense. All requests for access to the offices, properties, books and records of ITT, the Asset Sellers and the
FHS Companies shall be made to such representatives of ITT as ITT shall designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither Purchaser nor its representatives shall contact any of the employees, customers, suppliers, or any Seller or any of their Subsidiaries or Affiliates in connection with the transactions contemplated hereby, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of ITT.

                (b)   Purchaser and its representatives will hold in confidence
all confidential information obtained from ITT and its Subsidiaries or their respective officers, agents, representatives or employees whether or not relating to the Business, in accordance with the provisions of the letter dated
August 11, 2005 between Purchaser and ITT (the "Confidentiality Agreement"). The
Confidentiality Agreement and all its provisions shall remain in full force and effect following the execution of this Agreement.

         6.3.   Reasonable Best Efforts; No Inconsistent Action.

                (a)   Subject to the terms and conditions hereof, ITT and
Purchaser agree to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable (i) to consummate and make effective the transactions contemplated by this Agreement and to cause the conditions to each party's obligation to close the transactions contemplated hereby as set forth in Article VII to be satisfied, including obtaining all licenses, certificates, permits, approvals, clearances, authorizations, qualifications and orders (each a "Consent") of any
Governmental Authority required for the satisfaction of Section 7.1(b) to the extent set forth therein, (ii) to obtain all other Consents listed on Schedule
4.4 (it being understood that the failure to obtain any such Consents shall not cause the condition set forth in Section 7.3(b) to be deemed not to be satisfied) and (iii) obtain landlord consents necessary to transfer the leases identified in Schedule 6.3(a)(iii) to the FHS Companies that are currently occupying the Leased Real Property that is subject to such leases. Each of ITT and Purchaser agree that, except as otherwise required by law, (a) no contact will be initiated with, or consent sought from, any Governmental Authority
(other than in respect of antitrust,

                                                                              27

competition or merger control approval) prior to the Closing Date without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed, and (b) each party will be given notice of and a reasonable opportunity to participate in contacts with Governmental Authorities regarding antitrust, competition or merger control matters. ITT and Purchaser shall cooperate fully with each other to the extent reasonable in connection with the foregoing. Notwithstanding anything to the contrary herein, each of ITT and
Purchaser agree that with respect to any third-party authorizations, approvals, consents or waivers that are required in connection with the transactions contemplated by this Agreement that the parties shall use their reasonable best efforts, and shall cooperate with each other, to obtain promptly such authorizations, approvals, consents or waivers; provided, however, that neither
ITT nor any of its Affiliates shall be required to pay any consideration therefor or waive any rights in connection therewith.

                (b)   Purchaser and ITT shall timely and promptly make all
filings that may be required for the satisfaction of the condition set forth in
Section 7.1(b) by each of them in connection with the consummation of the transactions contemplated hereby. In furtherance and not in limitation of the foregoing, each of ITT and Purchaser agree to use their reasonable best efforts to file Notification and Report Forms under the HSR Act, if required or advisable the appropriate filings pursuant to the Competition Act (Canada) and similar applications with any other applicable Governmental Authority whose approval is required in connection with the consummation of the Purchase as promptly as practicable following the date of this Agreement and in any event no later than 30 days following the date of this Agreement. Purchaser and ITT agree, and shall cause each of their respective Subsidiaries, to cooperate and to use their respective reasonable best efforts to obtain any government clearances or negative clearances required for the Closing (including through compliance with the review process under the HSR Act and any applicable foreign governmental reporting requirements), to respond to, and comply with, any governmental requests for information; provided, however, that Purchaser shall not be required by anything contained in this Agreement to sell or otherwise dispose of, or hold separate (through the establishment of a trust or otherwise)
particular assets or categories of assets, or businesses of Purchaser or any of its Affiliates (including the Business) or withdraw from doing business in a particular jurisdiction (it being understood that ITT shall have no obligation whatsoever to retain, sell or otherwise dispose of, any portion of the Business in order to satisfy its obligations under this Section 6.3).

                (c)   Purchaser and ITT each agree that if either receives a
request for information or documentary material from any such Governmental
Authority with respect to the transactions contemplated by this Agreement, then such party will, and will cause each of its Affiliates to, use its reasonable best efforts to make, or cause to be made, as soon as practicable and after prompt consultation with the other party, an appropriate response in compliance with such request. Each party shall furnish to each other such necessary information and assistance as the other party may reasonably request in connection with the preparation of any necessary filings or submissions by it to any Governmental Authority referred to in Section 7.1(b) (it being agreed that any such information is subject to Sections 6.2(b) and 6.9). Each party shall, subject to applicable law, permit counsel for the other party to review in advance any proposed written communication to, and promptly inform the other party of any communication with, any Governmental Authority

                                                                              28

challenging the consummation, lawfulness or enforceability of the of transactions contemplated by this Agreement. Each of the parties agrees to offer the other Party the opportunity to participate in all telephonic calls and all meetings with a Governmental Authority in which these matters are discussed.
Each party shall provide the other party the opportunity to make copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or its representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this
Agreement or the transactions contemplated hereby. Without in any way limiting the foregoing, the parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any other federal, state or foreign, antitrust, competition, or merger control law.

                (d)   Each of Purchaser and ITT shall notify and keep the other
advised as to (i) any material communication from the Federal Trade Commission, the United States Department of Justice or any other Governmental Authority regarding any of the transactions contemplated hereby, (ii) any litigation or administrative proceeding pending and known to such party, which challenges the transactions contemplated hereby and (iii) any event or circumstance which, to its knowledge, would constitute a breach of its respective representations and warranties in this Agreement that would result in the failure to satisfy the condition in Section 7.3(a) or Section 7.2(a), as applicable; provided, however, that the failure of ITT or Purchaser to comply with this Section 6.3(d) shall not subject ITT or Purchaser to any liability hereunder except as and to the extent ITT or Purchaser would be responsible for a breach of such representations and warranties pursuant to Article IX (including, the limitations on recovery and the time periods for bringing claims thereunder).

         6.4.   Public Disclosures. Except to the extent otherwise required by applicable law, regulation or legal process, prior to the Closing Date, neither party to this Agreement will issue any press release or make any other public disclosures concerning the transactions contemplated hereby or the contents of this Agreement without consulting with the other party.

         6.5.   Access to Records, Personnel and Real Property.

                (a)   Except as otherwise provided in Section 6.12 herein, the
parties shall retain the books, records, documents, instruments, accounts, correspondence, writings, evidences of title and other papers relating to the
Business and the Purchased Assets in their possession or the possession of the
FHS Companies (the "Books and Records") for at least ten years following the
Closing Date or for such longer period as may be required by law or any applicable court order or until the expiration of the relevant representation or warranty under any of the Transaction Documents.

                (b)   The parties will allow each other reasonable access to
such Books and Records, and to personnel having knowledge of the whereabouts and/or contents of such Books and Records, for legitimate business reasons, such as the preparation of Tax Returns or the

                                                                              29

defense of litigation. Each party shall be entitled to recover from the other its out-of-pocket costs (including copying costs) incurred in providing such
Books and Records and/or personnel to the other party. The requesting party will hold in confidence all confidential information identified as such by, and obtained from, the disclosing party, any of its officers, agents, representatives or employees, provided, however, that information of the type which would be excluded from the definition of "Information" in accordance with the first paragraph of the Confidentiality Agreement shall not be deemed to be confidential information for purposes of this Section 6.5.

                (c)   Purchaser shall provide reasonable access to the Owned
Real Property located at New Lexington, Ohio and at Hockenheim, Germany to ITT
and its agents, independent contractors and other representatives and designees to the extent necessary or appropriate for completing the environmental work specified on Schedule 6.5(c); provided, however, that:

                (i)   ITT and ITT's representatives and its and their agents,
employees and representatives shall not unreasonably interfere with the usual operation of such Owned Real Property by Purchaser or any occupants, it being understood that, prior to Purchaser's altering the nature or extent of such operation from the nature and extent of such operations on such Owned Real
Property as of the date hereof, Purchaser shall notify ITT of and consult with
ITT concerning such proposed alteration, and shall make any such alteration in a manner that does not materially affect the completing of the work specified on
Schedule 6.5(c);

                (ii)  ITT and ITT's representatives and its and their agents, employees and representatives shall exercise due care and ordinary prudence in performing such environmental work and ITT shall undertake commercially reasonable efforts to restore such Owned Real Property to such condition as existed prior to such environmental work, insofar as the nature and extent of the operation of such Owned Real Property is consistent with the nature and extent of the operation of such Owned Real Property as of the date hereof, and it being understood that such obligation to restore shall not require ITT to undertake any measure that is inconsistent with or contrary to its agreements and obligations with respect to such work; and

                (iii) After the date hereof, before conducting such
environmental work, each of ITT's third-party representatives conducting such work on such Owned Real Property shall maintain workers' compensation insurance in accordance with applicable law, and such third-party representative conducting any such environmental work on such Owned Real Property shall maintain (a) commercial general liability insurance with limits of at least one million dollars ($1,000,000) for bodily or personal injury or death, and (b)
property damage insurance in the amount of at least one million dollars
($1,000,000). ITT shall deliver to Purchaser evidence of such workers'
compensation insurance carried by ITT's third-party representatives and a certificate evidencing the commercial general liability and property damage insurance carried by ITT's third-party representatives before such third-party representative conducts any such environmental work on such Owned Real Property.
Each such insurance policy shall be written by a reputable insurance company having a rating of at least "A" by Best's Rating Guide (or a comparable rating by a successor rating service).

                                                                              30

         6.6.   Employee Relations and Benefits.
                --------------------------------

                  (a) Employment - United States.
                      ---------------------------

                            (i)   Subject to Section 6.6(a)(iv), all U.S.
Business Employees employed by the U.S. FHS Companies as of the Closing Date will continue to be employed by the U.S. FHS Companies on and immediately after the Effective Benefits Time. Commencing effective as of the Effective Benefits
Time, the terms of employment of U.S. Business Employees shall include compensation and employee benefits as provided in Section 6.6(a)(ii) to the extent provided therein.

                            (ii)  Purchaser shall, or shall cause the U.S. FHS
Companies to, for the period commencing at the Effective Benefits Time and ending on December 31, 2006, (x) provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the U.S.
Salaried Transitioned Employees and the U.S. Non-Bargaining Hourly Transitioned
Employees which are, taking into account and not in limitation of the obligations of Purchaser under Sections 6.6(b)(v), 6.6(d) and 6.6(e), no less favorable in the aggregate to those benefits provided to the U.S. Salaried
Business Employees and the U.S. Non-Bargaining Hourly Business Employees
pursuant to the plans, programs and arrangements of ITT and/or the FHS Companies in effect on the Closing Date or, at Purchaser's option such benefits that are the same as those benefits provided to similarly situated employees of Purchaser and, (y) provide the U.S. Salaried Transitioned Employees and the U.S.
Non-Bargaining Hourly Transitioned Employees, with base salaries and working conditions (which constitute principal places of employment, and hour requirements (flex time, etc.) as of the Closing Date) that are at least equivalent to the base salaries and working conditions of the U.S. Salaried
Business Employees and the U.S. Non-Bargaining Hourly Business Employees as of
the Closing Date.

                            (iii) Purchaser shall, or shall cause a U.S. FHS
Company to assume and to comply in all respects with the terms of the collective bargaining agreements identified on Schedule 4.15 ("U.S. Bargaining Agreements")
in accordance with their terms and applicable law, commencing on and after the
Closing Date.

                            (iv)  Nothing in this Agreement shall require
Purchaser or the U.S. FHS Companies to retain any U.S. Transitioned Employee for any period of time after the Effective Benefits Time and, subject to requirements of applicable law, Purchaser reserves the right, at any time after the Effective Benefits Time, to terminate such employment for any reason at its expense and, except as expressly stated in the Agreement, to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the U.S. Transitioned Employees.

            (b) Employee Welfare Benefits-United States.
                ----------------------------------------

                                                                              31

                            (i)   ITT shall be responsible for payment of any
premiums for the U.S. Business Welfare Benefits Program relating to periods prior to the Effective Benefits Time and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of the U.S. Business
Welfare Benefits Program and incurred prior to the Effective Benefits Time, irrespective of whether any such claim is filed or submitted after the Effective
Benefits Time. For purposes of this Agreement, claims under any medical, dental, vision, hospital or prescription drug plan or any other U.S. Business Welfare
Benefits Program will be deemed to be incurred on the date that the service giving rise to such claim is performed and not when such claim is made.

                            (ii)  Purchaser shall be or shall cause the U.S. FHS
Companies to be, responsible for payment of any premiums relating to periods from and subsequent to the Effective Benefits Time for Purchaser's U.S. welfare benefits plans in which any of the Business Employees or U.S. Former Business
Employees participate on or after the Effective Benefits Time (the "Purchaser's
U.S. Welfare Benefits Program") and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of such plans, as such terms may exist from time to time, and incurred from and subsequent to the Effective Benefits
Time.

                            (iii) With respect to Purchaser's U.S. Welfare
Benefits Program, Purchaser agrees to waive for U.S. Transitioned Employees and
U.S. Former Business Employees and their eligible dependents to the extent previously waived or satisfied under the applicable U.S. Business Welfare
Benefits Program (A) any eligibility waiting periods and (B) any pre-existing conditions and actively-at-work exclusions; except that Purchaser may require any U.S. Transitioned Employee and U.S. Former Business Employee or any eligible dependent thereof who, as of the Closing Date, is then in the process of satisfying any similar exclusion or waiting period under the U.S. Business
Welfare Benefits Program to fully satisfy the balance of the applicable time period for such exclusion or waiting period under Purchaser's U.S. Welfare
Benefits Program.

                            (iv)  With respect to the calendar year in which the
Closing Date occurs, all medical and dental expenses incurred with respect to any U.S. Transitioned Employee and any U.S. Former Business Employee and/or
eligible dependents thereof in the portion of such calendar year preceding the
Effective Benefits Time shall be taken into account for purposes of satisfying any deductible and any out-of-pocket calendar year limit under the medical and dental coverage of Purchaser's U.S. Welfare Benefits Program for such calendar year, provided any such expenses were qualified to be taken into account for purposes of satisfying any deductible or any out-of-pocket calendar year limit under the U.S. Business Welfare Benefits Program.

                            (v)   Subject to the provisions of Section
6.6(a)(ii), for the remainder of the calendar year in which the Closing Date occurs, Purchaser agrees to make available to any U.S. Transitioned Employee and any U.S. Former Business Employee and any dependents thereof any health maintenance organization coverage in effect as of the Closing Date.

                                                                              32

                            (vi)    With respect to any benefits to which any
U.S. Transitioned Employees or U.S. Former Business Employees or their spouses, former spouses, or other qualifying beneficiaries may be entitled under the
Consolidated Omnibus Budget Reconciliation Act of 1985, as amended by reason of qualifying events occurring on or prior to the Closing Date, Purchaser shall provide such benefits to any U.S. Transitioned Employees and to any U.S. Former
Business Employees, their spouses, former spouses and other qualifying beneficiaries from and after the Effective Benefits Time through the remaining period of required coverage.

                            (vii)   Subject to the next-following sentence,
Purchaser shall (or shall cause a U.S. FHS Company to) provide all notices and certifications required under the Health Insurance Portability and
Accountability Act of 1996 ("HIPAA") for any U.S. Transitioned Employees and for
any U.S. Former Business Employees and dependents thereof with respect to any terminations of health coverage governed by HIPAA occurring from and after the
Effective Benefits Time. Such notices and certifications shall provide information regarding all periods of health coverage prior to, and from and after, the Effective Benefits Time under the health plans of ITT and Purchaser.
In the event Purchaser shall reasonably require information regarding health coverage not otherwise available in the records of the Business transferred to
Purchaser in connection with the transactions contemplated herein, ITT shall cooperate with Purchaser in providing health coverage information available in
ITT's records, and permitted by HIPAA to be disclosed to Purchaser.

                            (viii)  (A) (1) Purchaser shall take all actions
necessary and legally permissible to ensure that, as of the Effective Benefits
Time, it includes the U.S. Transitioned Employees who are, as of the Closing
Date, participating in a plan of the U.S. Business Welfare Benefits Program that constitutes a "flexible spending" or "health reimbursement" account arrangement and that qualifies as a "cafeteria plan" under Section 125 of the Code and any flexible spending arrangements thereunder ("U.S. Business FSA") in the plan of the U.S. Purchaser's Welfare Benefits Program that constitutes such an arrangement and plan ("Purchaser's FSA"). Purchaser shall further take all actions necessary and legally permissible to amend such Purchaser's FSA to provide that (x) the U.S. Transitioned Employees who elected to participate in
U.S. Business FSA shall become participants in Purchaser's FSA as of the beginning of the U.S. Business FSA plan year and at the level of coverage provided under the U.S. Business FSA, except that any U.S. Transitioned
Employees who continue participation in U.S. Business FSA after the Effective
Benefits Time as provided in paragraph (2) below shall not be covered by
Purchaser's FSA for that year; and (y) the U.S. Transitioned Employees salary reduction elections shall be taken into account for the remainder of Purchaser's
FSA's plan year as if made under the U.S. Business FSA.

                                        (2) Purchaser's FSA shall reimburse the
medical expenses incurred by the U.S. Transitioned Employees at any time during the U.S. Business FSA's plan year (including claims incurred prior to the
Effective Benefits Time but unpaid as of the Effective Benefits Time), up to the amount of the U.S. Transitioned Employee's election and reduced by amounts previously reimbursed by the U.S. Business FSA.

                                                                              33

                                        (3) As soon as practicable following the
Effective Benefits Time, ITT shall transfer to Purchaser and Purchaser agrees to accept, those amounts which represent the debit and credit balances under the
U.S. Business FSA (a schedule of which shall be provided as soon as practicable after the Closing Date) of the U.S. Transitioned Employees who are to become covered by Purchaser's FSA and the transfer of such amounts shall be reflected on the Closing Net Working Capital Statement taking into account on a net basis employees' payroll deductions and claims paid through the Effective Benefits
Time.

                                        (4) ITT shall take all actions necessary
and legally permissible to amend the U.S. Business FSA to provide that the U.S.
Transitioned Employees shall cease to be eligible for reimbursement from the
U.S. Business FSA as of the Effective Benefits Time, except to the extent that any U.S. Transitioned Employee elects continuation of coverage under the U.S.
Business FSA as permitted by Section 4980B of the Code and Section 601 et seq.
of ERISA.

                                    (B) (1) Purchaser shall take all actions
necessary and legally permissible to ensure that, as of the Effective Benefits
Time, it includes the U.S. Transitioned Employees who are, as of the Closing
Date, participating in the plan of the U.S. Business Welfare Benefits Program that constitutes a "dependent care assistance program" within the meaning of
Section 129 of the Code and any reimbursement arrangements thereunder ("U.S.
Business DCAP") in the plan of the U.S. Purchaser's Welfare Benefits Program that constitutes such a program and arrangement ("Purchaser's DCAP"). Purchaser shall further take all actions necessary and legally permissible to amend
Purchaser's DCAP to provide that (x) the U.S. Transitioned Employees who elected to participate in the U.S. Business DCAP shall become participants in
Purchaser's DCAP as of the beginning of Seller's DCAP plan year and at the level of coverage provided under the U.S. Business DCAP after the Effective Benefits
Time as provided in paragraph (2) below shall not be covered by Purchaser's DCAP for that year; (y) the U.S. Transitioned Employees salary reduction elections shall be taken into account for the remainder of Purchaser's DCAP plan year as if made under the U.S. Business DCAP; and

                                        (2) Purchaser's DCAP shall reimburse the
dependent care expenses incurred by the U.S. Transitioned Employees at any time during the U.S. Business DCAP plan year (including claims incurred prior to the
Effective Benefits Time but unpaid as of the Effective Benefits Time), up to the amount of the U.S. Transitioned Employee's election and reduced by amounts previously reimbursed by the U.S. Business DCAP.

                                        (3) ITT shall take all actions necessary
and legally permissible to amend the U.S. Business DCAP to provide that the U.S.
Transitioned Employees shall cease to be eligible for reimbursement from the
U.S. Business DCAP as of the Effective Benefits Time.

                                        (4) As soon as practicable following the
Effective Benefits Time, ITT shall transfer to Purchaser and Purchaser agrees to accept, those amounts which represent the debit and credit balances under the
U.S. Business DCAP ( a schedule of which shall be provided as soon as practicable after the Closing Date) of the U.S. Transitioned

                                                                              34

Employees who are to become covered by Purchaser's DCAP and the transfer of such amounts shall be reflected on the Closing Net Working Capital Statement Sheet taking into account on a net basis employees' payroll deductions and claims paid through the Effective Benefits Time.

                (c)   Recognition by Purchaser of Prior Service - United States.
Purchaser shall recognize each U.S. Transitioned Employee's service with ITT or any FHS Company and their respective Affiliates and predecessors for purposes of determining (i) eligibility for vacation benefits, short term disability or weekly accident and sickness benefits, and severance benefits, and (ii) (A)
eligibility and vesting and (B) with respect to U.S. Hourly Transitioned
Employees, for all other purposes, including without limitation, pension credited service, under all other employee benefit plans and policies of
Purchaser applicable to U.S. Transitioned Employees, to the extent such service was recognized by ITT or any FHS Company for such purposes; provided, that
Purchaser shall not be obligated to give credit for such service to the extent it (i) would result in duplication of any benefits to which a U.S. Transitioned
Employee is entitled to or had previously received under any comparable plans, programs or arrangements maintained by ITT or any FHS Company on or prior to the
Closing Date or by Purchaser after the Closing Date, or (ii) was not service which was recognized for purposes of such comparable plans, programs or arrangements.

                (d)   Vacation - United States. Purchaser shall allow U.S.
Transitioned Employees to receive full credit for all accrued and unused, as of the Closing Date, vacation benefits, to the extent such accrued and unused vacation benefits are reflected on the Closing Net Working Capital Statement.

                (e)   Severance Benefits - United States. (i) In the event any
U.S. Transitioned Employee's employment is terminated within one year after the
Closing Date, Purchaser shall provide to such terminated U.S. Transitioned
Employee severance and termination pay and benefits determined in accordance with the applicable severance and termination pay policies and practices covering the U.S. Business Employees on the Closing Date, which policies and practices are as set forth in Schedule 6.6(e) (the "U.S. Business Severance
Policies and Practices"), it being understood by Purchaser that such pay and benefits have been provided under such policies and practices in all cases where terminated employees have satisfied the eligibility criteria set forth therein.

                      (ii)  Any U.S. Transitioned Employee entitled, as of the
Effective Benefits Time, to severance and termination pay benefits under the
U.S. Business Severance Policies and Practices shall continue to receive such severance and termination pay benefits from Purchaser, to the extent such severance and termination pay benefits are reflected on the Closing Net Working
Capital Statement.

                (f)   Disability - United States. (i) Any U.S. Transitioned
Employee who is absent from work as of the Effective Benefits Time due to
Disability shall be considered for return to work or rehire, including return to work or rehire with restrictions, by Purchaser, under the same terms as are then applicable to U.S. Transitioned Employees, at such time as his or her Disability does not reasonably affect his or her ability to perform, or to perform with restrictions, the

                                                                              35

position held by such individual with any U.S. FHS Company with respect to the
Business prior to such Disability.

                      (ii)  Any U.S. Salaried Transitioned Employee who is
Long Term Disabled as of the Closing Date shall continue to receive, while eligible, Long Term Disability benefits under the plan of the U.S. Business
Welfare Benefits program providing Long Term Disability income benefits ("U.S.
LTD Plan") subject to and according to the terms of the U.S. LTD Plan. Subject to the preceding sentence, Purchaser shall or shall cause the U.S. FHS Companies to provide coverage to any U.S. Salaried Transitioned Employee who is Long Term
Disabled as of the Closing Date under the employee benefit plans, programs and arrangement of Purchaser or the U.S. FHS Companies on the same basis as provided to any salaried employee of Purchaser or the U.S. FHS Companies who becomes Long
Term Disabled after the Closing Date.

                (g)   Hourly Savings Plans - United States. (i) As of the
Effective Benefits Time, Purchaser will, or will cause a U.S. FHS Company to, assume all of ITT's obligations and succeed to all the ITT's rights under the
Hourly Savings Plans with respect to any U.S. Hourly Transitioned Employee and any U.S. Hourly Former Business Employee by adopting, or by causing a U.S. FHS
Company to remain the sponsor of, as of the Effective Benefits Time, the Hourly
Savings Plans and assuming, or causing a U.S. FHS Company to assume or to remain the contracting employer with respect to the existing group annuity insurance contracts issued by Hartford Life Insurance Company pursuant to which the certain assets of the Hourly Savings Plans are held and invested.

                      (ii)  Assets of the Hourly Savings Plans are presently
held in trust by the Northern Trust Company ("Northern Trust"). As soon as practicable but in no event later than ninety days after the Closing Date
Purchaser will, or will cause U.S. FHS Company to establish a trust for the
Hourly Savings Plans with such trustee as Purchaser may designate ("Hourly
Savings Plans Trust"). Purchaser shall take, or shall cause the applicable U.S.
FHS Company to take, such action as shall be necessary to qualify the Hourly
Savings Plans Trust under the Code and shall take such other actions in connection therewith as may be required by ERISA.

                      (iii) As soon as practicable and upon receipt by ITT and
Northern Trust of copies of (A) an opinion of Purchaser's tax counsel reasonably satisfactory to ITT and Northern Trust confirming that the establishment and operation of the Hourly Savings Plans Trust do not adversely affect the qualification of the Hourly Savings Plans and that, upon submission to the
Internal Revenue Service of the Hourly Savings Plans Trust, it is expected that the Hourly Savings Plans and the Hourly Savings Plans Trust will continue to be tax qualified, or (B) a favorable determination letter from the IRS with respect to the Hourly Savings Plans Trust, and upon satisfaction by Purchaser of the reasonable and customary requirements of Northern Trust, ITT will, unless otherwise prohibited by applicable law, cause Northern Trust to transfer in kind all such assets then held in trust by Northern Trust as of the date of transfer for usual and ordinary fees and expenses, including any charges for trustees fees, and benefit payments, with respect to Hourly Savings Plans and such trust arrangements.

                                                                              36

                      (iv)  ITT agrees that, from the Closing Date until the
transfer as provided in Section 6.6(g)(iii) the assets of the Hourly Savings
Plan held in trust by Northern Trust will be made available for benefits payments and other usual and ordinary fees and expenses, under such Plan and trust arrangement, in accordance with the terms of such Plan and trust arrangement.

                      (v)   Purchaser agrees that from the Closing Date until
the transfer as provided in Section 6.6(g)(iii) it shall advise ITT at least fifteen days in advance of any amendment of the Hourly Savings Plan and/or any communication to participants in the Hourly Savings Plans regarding any material change in the terms upon which the common stock of ITT is offered as an investment fund under the Hourly Savings Plans and Purchaser and ITT agree to cooperate in connection with any administrative or other matters affecting the
Hourly Savings Plans Trust as a result of or in connection with such change.

                (h)   Hourly Pension Plans - United States. Section 6.6(i),
"Transfer of Hourly Pension Plans-United States", shall be operative if either
(x) prior to the Closing, the Pension Benefit Guaranty Corporation ("PBGC")
shall have approved the transfer of the Hourly Pension Plans as contemplated in
Section 6.6(i) or (y) PBGC shall have taken no action to terminate the Hourly
Pension Plans. Purchaser agrees to cooperate with ITT to provide any and all information requested by PBGC in connection with the PBGC's review of the proposed transfer of the Hourly Pension Plans subject to receipt of standard confidentiality agreement from PBGC. In the event ITT shall determine, in its sole discretion, that the transfer of the Hourly Pension Plans cannot be effectuated without the PBGC threatening to take action to prevent such transfer or to terminate such Hourly Pension Plans without (i) the assumption of obligations or the incurrence of other liabilities to the PBGC or the Hourly
Pension Plans by ITT, in the form of guarantees to the PBGC or otherwise, and/or
(ii) the contribution of additional trust assets to the Hourly Pension Plans in an amount satisfactory to the PBGC (any such threatened action, a "PBGC
Action"), and ITT further determines, also in its sole discretion, not to assume such obligations, incur such liabilities or make such additional contributions, then Section 6.6(i) shall not be operative and in place thereof Section 6.6(j),
"Retention of Hourly Pension Plans - United States", shall be operative.

                (i)   Transfer of Hourly Pension Plans- United States. If, prior to the Effective Benefits Time, no PBGC Action has occurred and the PBGC has not otherwise taken any action to terminate the Hourly Pension Plans then:

                      (i)   As of the Effective Benefits Time, Purchaser will,
or will cause a U.S. FHS Company to, assume all ITT's obligations and succeed to all ITT's rights under the Hourly Pension Plans with respect to any U.S. Hourly
Business Employees and any U.S. Hourly Former Business Employees by adopting, or by causing a U.S. FHS Company to remain sponsor of, as of the Effective Benefits
Time, the Hourly Pension Plans and by establishing trusts therefor.

                      (ii)  Participation in the Hourly Pension Plans, as
adopted by Purchaser, by U.S. Hourly Business Employees shall not be deemed terminated nor shall their employment

                                                                              37

be deemed otherwise interrupted for purposes of the Hourly Pension Plans as adopted by Purchaser, by reason of the transactions contemplated under this
Agreement.

                      (iii) (A) The assets of the Hourly Pension Plans are
presently held in trust in the Investment Master Trust of ITT Industries, Inc.
(the "Industries Master Trust") and the assets of the Hourly Pension Plans are identified for accounting purposes in accounts in the Industries Master Trust
(the "Plan Accounts"). Northern Trust is presently trustee under said trust.
From and after the Closing Date and until the transfer as hereinafter provided in Section 6.6(i)(iv) such assets shall continue to be held in the Plan
Accounts, upon the terms hereinafter provided.

                            (B) ITT will cause Northern Trust to value, in a
manner consistent with prior practice with respect to the Plan Accounts (based on the most recent valuation data available to and used by Northern Trust as of the Valuation Date, as hereinafter defined), the assets of the Hourly Pension
Plans as of the last day of the month in which the Closing Date occurs
("Valuation Date") based on the value of the assets held by the Plan Accounts.

                            (C) As soon as practicable after the Valuation Date,
ITT will cause Northern Trust to invest the following specified amount of the assets held in the Plan Accounts in cash or cash equivalents: an amount equal to the value of the Plan Accounts as of the Valuation Date as then estimated by
Northern Trust ("Estimated Value"), such amount to be increased by interest for the period from the Valuation Date to the date the assets held in the Plan
Accounts are invested in cash or cash equivalents, such interest to be equal to the interest earned for such period for a like amount invested in the Short Term
Investment Fund of Northern Trust used for investment of short term investments held in the Industries Master Trust ("Northern STIF").

                            (D) As soon as practicable after Northern Trust has
determined the actual value of the Plan Accounts as of the Valuation Date
("Actual Value"), ITT will cause Northern Trust to invest the following specified amount of the assets held in the Plan Accounts in cash or cash equivalents: an amount equal to the excess, if any, of the Actual Value over the
Estimated Value, such amount of excess to be increased by interest for the period from the Valuation Date to the date such specified amounts of assets held in the Plan Accounts are invested in cash or cash equivalents, such interest to be equal to the interest earned for such period for a like amount invested in the Northern STIF, less any adjustments by Northern Trust as of the date of transfer for usual and ordinary fees and expenses, including any charges for trustee fees, actuarial fees, PBGC premiums and benefit payments, with respect to the Hourly Pension Plans and the Plan Accounts. If the amount of the Actual
Value is less than the Estimated Value, ITT will cause Northern Trust to reduce assets held in the Plan Accounts by transferring assets held in the Plan
Accounts to the commingled assets held in the Industries Master Trust in an amount equal to the difference between the Actual Value and the Estimated Value, such amount to be increased in accordance with the method of adjustment described in this Section 6.6(i)(iii)(D).

                                                                              38

                            (E) All such cash or cash equivalents held in the
Plan Accounts shall be invested in the Northern STIF pending the transfer provided in Section 6.6(i)(iv).

                (iv)  (A) Purchaser will establish trusts for the Hourly Pension
Plans with such trustee as Purchaser may designate (the "Purchaser's Trusts").
Purchaser shall take such action as shall be necessary to qualify the Hourly
Pension Plans as adopted by Purchaser and to qualify Purchaser's Trusts under the Code and shall take such other actions in connection therewith as may be required by ERISA.

                            (B) As soon as practicable and upon receipt by ITT
and Northern Trust of copies of an opinion of Purchaser's tax counsel reasonably satisfactory to ITT and Northern Trust confirming that the establishment and operation of the Purchaser's Trusts do not adversely affect the qualification of the Hourly Pension Plans and that, upon submission to the Internal Revenue
Service of the Purchaser's Trusts, it is expected that the Hourly Pension Plans and the Purchaser's Trusts will continue to be tax qualified, or favorable determination letters from the IRS with respect to the Hourly Pension Plans as adopted by Purchaser and Purchaser's Trusts, and upon satisfaction by Purchaser of the reasonable and customary requirements of Northern Trust, ITT will, unless otherwise prohibited by applicable law, cause Northern Trust to transfer as cash all such assets then held in the Plan Accounts to Purchaser's Trusts, less any adjustments by Northern Trust as of the date of transfer for usual and ordinary fees and expenses, including any charges for trustees fees, actuarial fees, PBGC premiums and benefit payments, with respect to the Hourly Pension Plans and the
Plan Accounts.

                (v)   ITT agrees that, from the Closing Date until the transfer
as provided in Section 6.6(i)(iv), the assets of the Hourly Pension Plans held in the Plan Accounts will be made available for benefits payments and other usual and ordinary fees and expenses, under such Plans and Plan Accounts, in accordance with the terms of such Plans and Plan Accounts.

                (vi)  Subsequent to the transfer of assets provided in Section
6.6(i)(iv), any payment of benefits to U.S. Hourly Transitioned Employees, deferred vested U.S. Hourly Former Business Employees, Disabled U.S. Hourly
Former Business Employees and retired U.S. Hourly Former Business Employees and any payment of other usual and ordinary fees and expenses under the Hourly
Pension Plans and the Plan Accounts shall be made by the Hourly Pension Plans as adopted by Purchaser and Purchaser's Trusts.

                (j)   Retention of Hourly Pension Plans - United States. If ITT,
in its sole discretion, determines that the Hourly Pension Plans cannot be transferred to Purchaser without the PBGC taking a PBGC Action or taking action to terminate such Hourly Pension Plans then:

                      (i)   Purchaser shall not assume any of the liabilities
and obligations of the Hourly Pension Plans and ITT shall retain all such liabilities and obligations and related assets under the Hourly Pension Plans.

                      (ii)  (A) Purchaser agrees that it will or will cause a
U.S. FHS Company to establish tax qualified defined benefit pension plans, effective as of the Effective

                                                                              39

Benefits Time, identical to the Hourly Pension Plans in all material respects other than the substitution of Purchaser, or a U.S. FHS Company, as sponsoring employer ("Purchaser's Hourly Pension Plans").

                            (B) Purchaser's Hourly Pension Plans shall recognize
all service rendered by U.S. Hourly Transitioned Employees prior to the
Effective Benefits Time which is recognized under the terms of the Hourly
Pension Plans for purposes of determining eligibility and vesting, including, without limitation, eligibility service for purposes of determining eligibility for plan membership, pre-retirement spousal benefits, early retirement benefits, disability retirement benefits and normal retirement benefits.

                            (C) Purchaser's Hourly Pension Plans shall also (x)
recognize as service for benefit accrual purposes all service rendered by U.S.
Hourly Transitioned Employees prior to the Effective Benefits Time which is recognized as Credited Service (as defined in the Hourly Pension Plans, as in effect immediately prior to the Effective Benefits Time) under the terms of the
Hourly Pension Plans and (y) provide for an offset in calculating benefits payable under Purchaser's Hourly Pension Plans of the normal retirement benefit payable as a single life annuity, if any, by the Hourly Pension Plans with respect to service recognized under the Hourly Pension Plans covering the same period of service but in no event shall the amount of such offset be greater than the amount of the benefit calculated under Purchaser's Hourly Pension Plans with respect to service prior to the Effective Benefits Time.

                      (iii) ITT and Purchaser agree to cooperate in mutually
providing information to the other party hereto regarding participants in the
Hourly Pension Plans and Purchaser's Hourly Pension Plans as necessary or appropriate for the calculation and determination of benefits and commencement of payments under each such plan.

                (k)   Salaried Benefits - United States. (i) Savings Plan -
United States. Purchaser agrees that it will, or will cause a U.S. FHS Company to, establish or maintain, effective as of the Effective Benefits Time, a tax qualified 401(k) defined contribution plan ("Purchaser's Savings Plan") which shall provide for immediate eligibility for participation of each U.S. Salaried
Business Employee who, as of the date immediately preceding the Closing Date, participates in the ITT Industries Investment and Savings Plan for Salaried
Employees (the "Salaried Savings Plan"). Pursuant to and in accordance with
Section 6.6(c), each U.S. Salaried Transitioned Employee will receive full credit for such U.S. Salaried Transitioned Employee's service with ITT or any
FHS Company and their respective Affiliates and Predecessors for purposes of any participation requirement, vesting and any benefit determinations based on age and years of service under Purchaser's Savings Plan. Purchaser's Savings Plan shall accept, subject to applicable law, rollover contributions of cash, and any notes representing plan loans to participants, distributed to U.S. Salaried
Transitioned Employees from the Salaried Savings Plan. Purchaser's Savings Plan shall provide for the continued administration of any such plan loans for the remainder of their terms in accordance with the provisions thereof.

                      (ii)  Salaried Retirement Plan - United States. Purchaser
shall not assume any of the liabilities and obligations of the ITT Industries
Salaried Retirement Plan

                                                                              40

("Salaried Retirement Plan") and ITT shall retain all such liabilities and obligations and related assets under the Salaried Retirement Plan.

                      (iii) Post-Retirement Health and Life Insurance Benefits -
United States. (A) Purchaser shall not assume any liabilities and obligations relating to ITT's post-retirement health and life insurance coverage for any individuals, including U.S. Salaried Business Employees eligible for such coverage as of the Closing Date, U.S. Salaried Former Business Employees and
former hourly employees of ITT or its Affiliates whose employment was terminated from the Avon, Michigan and Jackson, Michigan locations.

                            (B) ITT shall retain all funded assets held in tax-
qualified arrangements under ITT's post-retirement health and life insurance coverage related to the U.S. Salaried Business Employees and the U.S. Salaried
Former Business Employees.

                      (iv)  Excess and Supplemental Pension Plans - United
States.

Purchaser shall not assume any of the liabilities and obligations of the non-qualified excess and supplemental pension plans maintained by ITT with respect to U.S. Salaried Business Employees and U.S. Salaried Former Business
Employees (together the "Excess Pension Plan") and ITT shall retain all such liabilities and obligations and related assets under the Excess Pension Plan.

                      (v)   Excess Savings Plan - United States. Purchaser shall
not assume any of the liabilities and obligations of the non-qualified excess savings plan maintained by ITT with respect to U.S. Salaried Business Employees and U.S. Salaried Former Business Employees ("Excess Savings Plan") and ITT
shall retain such liabilities and obligations and related assets under the
Excess Savings Plan.

                      (vi)  Deferred Compensation - United States. ITT shall
retain and satisfy all liabilities and obligations with respect to deferred compensation for U.S. Business Employees and U.S. Former Business Employees,
with respect to deferrals through the Closing Date, under ITT's deferred compensation plan.

                (l) Cessation of Participation. Except as specifically provide herein, all Transitioned Employees will cease participation in all Employee
Benefit Arrangements as of the Effective Benefits Time; provided, that with respect to Business Employees principally employed in Germany, this shall not affect participation in benefit plans and programs to be continued by the German
FHS Companies following Closing.

                (m) WARN Act. The parties hereto agree that for purposes of the
Worker Adjustment and Retraining Notification Act of 1988, as amended, (the
"WARN Act"), the date immediately following the Closing Date shall be the
"Effective Date of the Sale" as such term is used in the WARN Act. It is agreed that prior to, or in connection with, the Closing, Purchaser shall take no action to cause the Entity Sellers or any FHS Company to terminate the employment of any U.S. Business Employees, and neither the Entity Sellers nor any FHS Company shall be under any obligation to terminate any U.S. Business
Employees prior to or on

                                                                              41

the Closing Date. Neither the Entity Sellers nor any U.S. FHS Company shall, at any time within the 90-day period prior to the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the WARN Act or any state law, with respect to the U.S. Business, without notifying Purchaser in advance and without complying with the notice requirements and all other provisions of the WARN Act and any state law. Purchaser acknowledges and represents that it has no present intent to engage in a "mass layoff" or "plant closing" as those terms are defined in the WARN Act or any state law with respect to the U.S. Business. Purchaser agrees that between the Closing Date and a period ninety (90) calendar days thereafter it will not, with respect to the
U.S. Business, effect a "plant closing" or "mass layoff" as those terms are defined in the WARN Act without complying with the notice requirements and all other provisions of the WARN Act and any state law; provided, that ITT agrees that it shall, upon Purchaser's reasonable request, cooperate with Purchaser and issue any and all notices required by the WARN Act on behalf of Purchaser and which Purchaser has approved with respect to any "plant closings" or "mass layoffs" which may be anticipated to occur within the ninety (90) day period following the Closing Date. A breach by any party of their respective obligations set forth above shall give rise to an obligation by the breaching party to indemnify, defend and hold harmless the non-breaching party from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred thereby or caused thereto under or pursuant to the WARN Act and any analogous state or local law based on, arising out of, resulting from or relating to any act or omission to act by or of the breaching party with respect to the U.S. Business. Purchaser shall indemnify, defend and hold harmless the Entity Sellers and Asset Sellers from and against any and all claims, actions, suits, demands, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorney's fees and other costs of defense) incurred thereby or caused thereto under or pursuant to the WARN Act and any analogous state or local law arising out of employment losses which may occur after the Closing Date within the U.S.
Business and as to which any Entity Seller or Asset Seller should have given notice pursuant to the WARN Act to any U.S. Business Employee prior to the
Closing Date.

                (n) Employment - Mexico. (i) Saltillo Shelter Arrangement -
Mexico Payroll. Assuming any Mexico Subsidiary Employees are still employed at the Effective Benefits Time, Purchaser will cause any such employees to be employed in Mexico upon substantially equivalent terms and conditions as those in effect with respect to such individuals on the Closing Date.

                      (ii)  Guaymas Shelter Arrangement. Assuming the Guaymas
Employee is still employed at the Effective Benefits Time, Purchaser will cause such to be employed in Mexico upon substantially equivalent terms and conditions as to those in effect with respect to such individual on the Closing Date.

                (o) Employment- EC other than Germany and the Czech Republic.
The transfer of employment of EC Business Employees, other than those located in
Germany and the Czech Republic, will be effected in accordance with the applicable law of the EC country in which the EC Business Employee is located and governed by the Transfer Provisions and accordingly the contract of employment of each EC Business Employee shall be assumed by Purchaser with

                                                                              42

effect from the Effective Benefits Time which shall be the "time of transfer"
under the Transfer Provisions.

                (p) Employment - France - Adjustments Payment. On the Closing
Date, ITT shall pay to Purchaser or ITT shall cause to be reflected on the
Closing Net Working Capital Statement, an amount equal to the salaries and social contributions to be assessed thereon corresponding to (A) the vacations accrual of the France Business Employees for the period ending on the Closing
Date, (B) the accrual of the France Business Employees in respect of 13th month or other year-end bonus for the period running from January 1st of the year in which the Closing Date occurs through the Closing Date, and (C) to the extent only that Purchaser pays the monthly salaries due to the France Business
Employees in respect of the month during which the Closing shall occur, that part of such monthly salaries for the period running from the first day of the month during which the Closing Date will occur through the Closing Date. Subject to the foregoing, Purchaser alone shall be responsible for any and all payments to be made to the France Business Employees after the Closing Date.

                (q) Employment and Benefits - Canada.

                      (i)   Purchaser shall offer employment to all Canada
Salaried Business Employees. Such offers of employment shall include compensation and employee benefits as provided in Section 6.6(q)(ii) and shall offer employment commencing effective as of the Effective Benefits Time.

                      (ii)  Purchaser shall for the period commencing at the
Effective Benefits Time and ending on the first anniversary thereof, (x) provide employee benefits under plans, programs and arrangements which, in the aggregate, will provide benefits to the Canada Salaried Transitioned Employees which are, taking into account and not in limitation of the obligations of
Purchaser under Sections 6.6(q)(v), 6.6(q)(vii) and 6.6(q)(viii), substantially equivalent in the aggregate to those benefits provided to the Canada Salaried
Business Employees pursuant to the plans, programs and arrangements of ITT and/or the FHS Companies in effect on the Closing Date or, at Purchaser's option, such benefits that are the same as those benefits provided to similarly situated employees of Purchaser in Canada (but only to the extent the provision of such Purchaser employee benefits would not give rise to claims of constructive termination by any such employee), and (y) provide the Canada
Salaried Transitioned Employees with base salaries and working conditions (which constitute principal places of employment, and hour requirements (flex time, etc.) as of the Closing Date) which are at least equivalent to the base salaries and working conditions of such Canada Salaried Business Employees as of the
Closing Date.

                      (iii) Purchaser shall provide (x), taking into account and not in limitation of the obligations of Purchaser under Sections 6.6(q)(v),
6.6(q)(vii) and 6.6(q)(viii), for the Canada Hourly Transitioned Employees and the Canada Hourly Former Business Employees, employee benefits under plans, programs and arrangements pursuant to the collective bargaining agreement identified on Schedule 4.15 ("Canada Bargaining Agreement")

                                                                              43

and (y) provide the Canada Hourly Business Employees compensation and working conditions pursuant to the Canada Bargaining Agreement.

                      (iv)  Nothing in this Agreement shall require Purchaser to retain any Canada Transitioned Employee for any period of time after the
Effective Benefits Time and, subject to requirements of applicable law,
Purchaser reserves the right, at any time after the Effective Benefits Time, to terminate such employment for any reason and, except as expressly stated in the
Agreement, to amend, modify or terminate any term and condition of employment including, without limitation, any employee benefit plan, program, policy, practice or arrangement or the compensation or working conditions of the Canada
Transitioned Employees.

                      (v)   Group Insurance Contracts - Canada.

                      (A) ITT shall be responsible for payment of any premiums
for the Canada Business Group Insurance Contracts relating to periods prior to the Effective Benefits Time and for any liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of Canada Business Group Insurance Contracts and incurred prior to the Effective Benefits Time, irrespective of whether any such claim is filed or submitted after the Effective Benefits Time.

                      (B) Purchaser shall be responsible for payment of any
premiums relating to periods from and subsequent to the Effective Benefits Time for the Canada Purchaser's Business Group Insurance Contracts and for any
liability for all claims, expenses and treatments, including administrative expenses related thereto, which are in fact covered and payable under the terms of the Canada Purchaser's Group Insurance Contracts, as such terms may exist from time to time, and incurred from and subsequent to the Effective Benefits
Time.

                      (C) With respect to the Canada Purchaser's Group Insurance
Contracts, Purchaser agrees to waive for Canada Transitioned Employees and
Canada Hourly Former Business Employees and their eligible dependents (A) any eligibility waiting periods and (B) any pre-existing conditions and actively-at-work exclusions; except that Purchaser may require any Canada
Transitioned Employee and Canada Hourly Former Business Employee or any eligible dependent thereof who, as of the Closing Date, is then in the process of satisfying any similar exclusion or waiting period under the Canada Business
Group Insurance Contracts to fully satisfy the balance of the applicable time period for such exclusion or waiting period under the Canada Purchaser's Group
Insurance Contracts.

                      (D) With respect to the calendar year in which the Closing
Date occurs, all medical and dental expenses incurred with respect to any Canada
Transitioned Employee and any Canada Hourly Former Business Employee and/or
eligible dependents thereof in the portion of such calendar year preceding the
Effective Benefits Time shall be taken into account for purposes of satisfying any deductible and any out-of-pocket calendar year limit under the medical and dental coverage of the Canada Purchaser's Group Insurance Contracts for such calendar year, provided any such expenses were qualified to be taken into account for purposes

                                                                              44

of satisfying any deductible or any out-of-pocket calendar year limit under the
Canada Business Group Insurance Contracts.

                      (E) Purchaser shall not assume any liabilities and
obligations relating to post-retirement medical and life insurance coverage for any individual employed or formerly employed by ITT or any of its Affiliates in
Canada.

                      (vi) Recognition by Purchaser of Prior Service - Canada.
Purchaser shall recognize each Canada Transitioned Employee's service with ITT or any FHS Company and their respective Affiliates and predecessors for purposes of determining (x) eligibility for vacation benefits, short term disability or weekly accident and sickness benefits, and severance benefits, and (y)
eligibility and vesting under all other employee benefit plans and policies of
Purchaser applicable to Canada Transitioned Employees, to the extent such service was recognized by ITT or any FHS Company for such purposes; provided, that Purchaser shall not be obligated to give credit for such service to the extent it (i) would result in duplication of any benefits to which a Canada
Transitioned Employee is entitled to or had previously received under any comparable plans, programs or arrangements maintained or contributed to by ITT or any FHS Company on or prior to the Closing Date or by Purchaser after the
Closing Date, or (ii) was not service which was recognized for purposes of such comparable plans, programs or arrangements.

                      (vii) Vacation - Canada. Purchaser shall allow Canada
Transitioned Employees to receive full credit for all accrued and unused, as of the Closing Date, vacation benefits to the extent such accrued and unused vacation benefits are reflected on the Closing Net Working Capital Statement.

                      (viii) Severance Benefits - Canada. (A) In the event any
Canada Salaried Transitioned Employee is terminated within one year after the
Closing Date, Purchaser shall provide to such terminated Canada Salaried
Transitioned Employee notice and severance pay, if any, and benefits calculated and determined as required by applicable employment laws and in accordance with the applicable notice and severance pay policies and practices covering the
Canada Salaried Business Employees on the Closing Date, which policies and practices are as set forth in Schedule 6.6(q)(viii) (the "Canada Business
Severance Policies and Practices").

                      (B) In the event any Canada Hourly Transitioned Employee's employment is terminated after the Closing Date, Purchaser shall pay such terminated Canada Hourly Transitioned Employee notice and severance pay and benefits in accordance with applicable notice and severance pay legal and statutory requirements under the Employment Standards Act (Ontario) and the
Canada Bargaining Agreement.

                      (C) Any Canada Transitioned Employee entitled, as of the
Effective Benefits Time, to notice and severance pay benefits under applicable notice and severance pay legal and statutory requirements or under the Canada
Business Severance Policies and Practices shall continue to receive such severance and termination pay benefits from Purchaser to the

                                                                              45

extent such severance and termination pay benefits are reflected on the Closing
Net Working Capital Statement.

                      (ix) Disability - Canada. Any Canada Transitioned Employee
who is absent from work as of the Effective Benefits Time due to Disability shall be considered for return to work or rehire, including return to work or rehire with restrictions, by Purchaser, under the same terms as are then applicable to Canada Transitioned Employees, at such time as his or her disability does not affect his or her ability to perform, or to perform with restrictions, the position held by such individual with any FHS Company or Asset
Seller with respect to the Business prior to such Disability.

                      (x) Salaried Benefits - Canada.

                      (A) Canada Savings Plan. ITT agrees that, in connection
with the transactions contemplated herein, distributions from the Canada Savings
Plan to participating Canada Salaried Transitioned Employees will be made in accordance with the terms of said Plan and the current rules and regulations of
Canada Revenue Agency and the requirements of the Income Tax Act (Canada). ITT agrees that all Canada Salaried Business Employees who, as of the Closing Date,
are active participants in the Canada Savings Plan will be 100 percent vested as of the Closing Date in the Company contributions made, respectively on their behalf by the Company pursuant to the terms of the Canada Savings Plan for periods up to and including the Closing Date. The terms "Company" and "Company
Contributions" are used in this Section 6.6(q)(x)(A) in the same manner as those terms are used in the Canada Savings Plan.

                      (B) Canada Salaried Pension Plan. Purchaser shall not
assume any of the liabilities and obligations of the Canada Salaried Pension
Plan and ITT shall retain all such liabilities and obligations and related assets under the Canada Salaried Pension Plan and ITT shall retain all such liabilities and obligations and related assets under the Canada Salaried Pension
Plan. Pursuant to Purchaser's obligation under Section 6.6(q)(ii), to the extent applicable, Purchaser shall provide, as of that Effective Benefits Time, to all
Canada Salaried Transitioned Employees covered by the Canada Salaried Pension
Plan as of the Closing Date, coverage under (x) an existing registered pension plan of Purchaser or (y) a registered pension established by Purchaser as of the
Effective Benefits Time.

                      (xi) Collective Bargaining Agreement - Canada. Purchaser
shall assume all obligations of ITT and of any other applicable Asset Seller in
Canada under and with respect to the Canada Bargaining Agreement.

                (r) Pension Trust for Deferred Compensation - Germany.

                (i)   ITT Fluid Handling Systems GmbH & Co. KG and ITT Fulton
Rohr GmbH & Co. KG (collectively, the "German Partnerships") have implemented a deferred compensation plan for their employees based in Germany. The contributions of the employees to such plan have so far been transferred under a contractual trust arrangement (the "ITT CTA") to ITT Pension Trust e.V. in
Frankfurt am Main, Germany, which is also administrating assets of

                                                                              46

other Germany based Affiliates of the Sellers. The Sellers are currently in the process of changing the ITT CTA in a fashion that following Closing, the assets allocated to the German Partnerships' employees must be transferred to a similar trust not related to the Sellers or their Affiliates other than the German
Partnerships. The Sellers are further in the process of setting up such a new, unrelated trust (the "FHS Germany Pension Trust") to receive such assets in accordance with applicable law. Notwithstanding any provisions in this Agreement the Sellers shall be entitled to implement the change of the ITT CTA, the set up of FHS Germany Pension Trust for the deferred compensation plan of the German
Partnerships and the transfer of the assets allocated to the German
Partnerships' employees to FHS Germany Pension Trust. The Sellers shall use their reasonable best efforts to establish the FHS Germany Pension Trust and to transfer the assets allocated to the German Partnerships' Employees before
Closing and thereupon to cause the applicable Entity Seller to sell, assign, transfer, convey and deliver the FHS Germany Pension Trust to the applicable
Designated Entity Purchaser, it being understood by Purchaser that the completion of such transfer is subject to approval by a third-party governmental entity, which approval, despite such reasonable best efforts of the Sellers, may not be provided until after the Closing Date.

                (ii)  In case FHS German Pension Trust has not been set up at
Closing and the assets allocated to the German Partnerships' employees have not been transferred from ITT Pension Trust e.V. to FHS Germany Pension Trust, the
Buyer shall instruct the managements of the German Partnerships and FHS
Management GmbH to, and procure that the German Partnerships and FHS Management
GmbH shall, within three months following Closing order ITT Pension Trust e.V.
in writing to transfer the assets ITT Pension Trust e.V. kept for the German
Partnerships to FHS Germany Pension Trust, any other new trust established by the German Partnerships, or, if such new trust does not exist, to another trust established under a contractual trust arrangement. Further, Buyer shall instruct the managements of the German Partnerships and FHS Management GmbH to, and
procure that the German Partnerships and FHS Management GmbH shall, neither revoke nor alter such notification to ITT Pension Trust e.V. (irrespective of whether it has been given prior to or after Closing) in a way not complying with the requirements set forth in the preceding sentence.

                (s) Beneficiaries and Dependents. Any reference in this Section
6.6 to employees and former employees of the FHS Company or of any Asset Seller with respect to the Business shall include, as appropriate or as required by the context, any beneficiaries or dependents of such employees and former employees receiving or who may in the future become entitled to receive any benefits by virtue of such employees' or former employees' employment or former employment with the FHS Companies or any Asset Seller, including, without limitation, any such beneficiaries or dependents who are survivors of any former employee who is deceased as of the date immediately preceding the Closing Date.

                (t) No Third Party Rights. No provision of this Section 6.6 shall create nor is intended to create nor shall be construed to confer:

                      (i)   any third party beneficiary rights in any
individual, including any employee or former employee, or any beneficiary or dependent thereof, of the FHS Companies

                                                                              47

or any Asset Seller or Purchaser in respect of continued employment or resumed employment or in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plans, program, policy, practices or arrangement of ITT or Purchaser whether prior to, on, or after the Closing Date;
or

                      (ii)  any rights, remedies, obligations or liabilities,
legal or equitable, on any person, firm, corporation, organization or other entity other than ITT, Purchaser, any FHS Company or any other entity or individual (or their respective successors and assigns).

                (u) Cooperation; Workers' Compensation. ITT and Purchaser agree to cooperate fully with respect to the actions necessary to effect the transactions contemplated in this Section 6.6 including, without limitation, the provision of records and information as each may reasonably request from the other for the purposes of calculating and determining benefits and the commencement of payments under any plans, among other things. ITT shall be responsible for all liabilities with respect to any workers' compensation claims made by any Employee to the extent related to an injury, occupational illness and/or exposure occurring prior to the Closing Date, and, in connection with the foregoing, Purchaser hereby agrees to cooperate with ITT as ITT may reasonably request, in providing access to employment and benefits records Purchaser may acquire in connection with the transactions contemplated by this Agreement to ensure proper payment of such claims, as well as providing, where reasonably available, accommodations for any such employees to return to work on a restricted basis.

                (v) Pension Plans and Arrangements. The parties agree that (i)
the actuarial assumptions, the actuarial methods and/or the accounting treatment used to determine any and all line items with respect to pension plans and arrangements, including the line item "pension benefits" as shown on the Interim
Financial Statements, are in accordance with GAAP and (ii) assuming the accuracy of census data used for purposes of such determinations, the line item "pension benefits" as shown on the Interim Financial Statements correctly reflects the amount of any and all pension liabilities with respect to pension plans and arrangements maintained for Business Employees and Former Business Employees,
including any and all pension liabilities with respect to (A) Germany and pension plans maintained for Business Employees and Former Business Employees
who are or were principally employed in Germany and (B) the Hourly Pension
Plans.

         6.7.   Intercompany Transactions.
                --------------------------

                (a) Intercompany Accounts. Effective on or prior to the Closing
Date, ITT will, and will cause its Subsidiaries to, use their reasonable best efforts to cause all intercompany payables and receivables (other than trade payables or trade receivables) of any FHS Company, on the one hand, to ITT or any Subsidiaries of ITT which are not Asset Sellers in respect of the Business, on the other hand, to be capitalized.

                (b) On or prior to the Closing Date, ITT will cause the FHS
Companies to transfer to ITT (or to an Affiliate that is not an FHS Company) any
Excluded Assets and will assume or

                                                                              48

cause any Affiliate, which is not an FHS Company to assume any Excluded FHS
Company Liabilities.

                (c) On or prior to the Closing, the "General Relations
Agreements" and all understandings, commitments or agreements relating to the use of the "ITT" name, or the "ITT" or "Engineered For Life" trademarks or service marks between ITT Manufacturing Enterprises Inc. and the FHS Companies
or Asset Sellers in respect of the Business shall be terminated.

         6.8.   Non-Competition.
                ----------------

                (a) Whenever used in this Section 6.8, the term "Competition"
means the manufacture, sale, offer for sale or distribution by ITT or its
Subsidiaries of fluid handling tubing, fluid handling tubing systems and related components, in each case, for the use in transportation vehicles, in competition with the Business being sold to Purchaser as of the Closing Date.

                (b) Neither ITT nor any of its Subsidiaries shall, for a period of four years after the Closing Date, directly or indirectly, engage in any
Competition anywhere in the world. Notwithstanding the foregoing, however, ITT and its Subsidiaries may, without violating this covenant:

                      (i)   continue to manufacture, sell or distribute any
product currently being manufactured, sold or distributed or specifically manufactured on behalf of ITT or any Subsidiary thereof (disregarding for this purpose the FHS Companies and the Asset Sellers in respect of the Business) and such other products as are complementary thereto and/or would reasonably be expected to be developed as line extensions;

                      (ii)  own as a passive investment not in excess of 5% of
the outstanding capital stock of a corporation which engages in Competition, if such capital stock is a security actively traded on an established national securities exchange; and

                      (iii) acquire any company or business (an "Acquired
Business") whose operations would contravene this Section 6.8(b) (the "Competing
Operations"); provided, that (A) the Competing Operations represent less than
15% of the total annual sales of such Acquired Business, and (B) ITT or its
Subsidiary divests such Competing Operations included within the Acquired
Business as soon as practicable, but in no event later than the second anniversary of the acquisition of such Acquired Business (notwithstanding that such date may be after the end of the period described in Section 6.8(b)).

         6.9.   Non-Solicitation; Confidentiality. ITT shall not, and shall cause each of its Subsidiaries not to, (i) for a period of two years after the
Closing solicit any employees of the Business other than under the circumstances upon which Purchaser would be permitted to solicit employees of ITT or its
Subsidiaries under paragraph 6 of the Confidentiality Agreement or (ii) for a period of five years after the Closing disclose or furnish to anyone any confidential information relating to the Business; provided, however, that information of the type which

                                                                              49

would be excluded from the definition of "Evaluation Material" in accordance with the first paragraph of the Confidentiality Agreement shall not be deemed to be confidential information for purposes of this Section 6.9 and, in any event, such confidential information otherwise may be disclosed under the same terms and conditions upon which Purchaser would be permitted to disclose similar information in accordance with the Confidentiality Agreement.

         6.10.  Use of the ITT Name and Marks.
                ------------------------------

                (a) Subject to paragraph (b) below, Purchaser shall cease and shall cause the other Designated Purchasers and each FHS Company to cease all use of the designation "ITT" in any fashion or combination, as well as eliminate the use of "Engineered For Life" and any other designation indicating affiliation with ITT or any of its Subsidiaries, as soon as practicable after the Closing Date, but not more than 180 days after the Closing Date; provided, however, that with respect to stationery, checks, contracts, purchase orders, agreements and other business forms and writings which could result after the
Closing Date in a legal commitment of ITT or any of its Subsidiaries (excluding the Business), Purchaser shall cease to use such materials immediately after the
Closing Date; provided, further, that Purchaser shall delete from such printed material by stamp, sticker or other appropriate marking the designations "ITT",
"Engineered For Life" and any other designation indicating affiliation after the
Closing Date with ITT or any of its Subsidiaries. Within ten Business Days after the Closing Date, Purchaser shall notify or shall cause the other Designated
Purchasers to notify, in writing, all customers, suppliers and financial institutions having current business relationships with the FHS Companies that the FHS Companies have been acquired from the Sellers by the Designated
Purchasers.

                (b) ITT, on behalf of its wholly owned Subsidiary, ITT
Manufacturing Enterprises, Inc. ("ITTME"), hereby grants to the FHS Companies and to the Designated Asset Purchasers a personal, non-exclusive, royalty-free license (i) to use tools, dies and molds acquired by Purchaser hereunder which cause the "ITT" or "Engineered For Life" trademarks or "Engineered Block" logo
("ITT Trademarks") to be cast, struck or molded into any product currently being produced by or for the Business ("Existing Product") as of the Closing Date, or
(ii) if a product has not yet been produced by or for the Business as of the
Closing Date but the tooling, dies and molds which would cause the ITT
Trademarks to be cast, struck or molded into such product have been fabricated or are in the process of being fabricated as of the Closing Date, to use such tools, dies and molds for the production of such product ("Future Approved
Product"), to use such tools, dies and molds to produce the Future Approved
Product for the period beginning on the Closing Date and ending, with respect to any tool, dye or mold for an Existing Product or a Future Approved Product, on
the earlier of (A) the date such tool, dye or mold, for such Existing Product or
Future Approved Product is replaced or refurbished by Purchaser and (B) five years from the Closing Date, and (iii) for a period of two years following the end of the period described in clauses (i) or (ii) above to sell Existing
Products manufactured with the use of such tools, dies and molds. Existing
Products and Future Approved Products of the Business manufactured following the
Closing Date in connection with which the cast, struck or molded ITT Trademarks will be so used shall be of a standard of quality substantially equivalent to the standard of quality maintained by the Business for such products prior to the

                                                                              50

Closing Date ("Quality Standard"). ITT or ITTME shall have the right from time to time during normal business hours to inspect the quality of any Existing
Product or Future Approved Product bearing the ITT Trademarks, and Purchaser will cause samples to be provided to ITT or ITTME for such purpose upon ITT's or
ITTME's reasonable request. In the event that ITT or ITTME considers an Existing
Product or Future Approved Product not to meet the Quality Standard, ITT or
ITTME shall send a notice to the FHS Company or Designated Asset Purchaser identifying the Existing Product or Future Approved Product and specifying the reason or reasons such Existing Product or Future Approved Product does not meet the Quality Standard ("Deficiency Notice"). Such FHS Company or Designated Asset
Purchaser shall have 30 days from the date the Deficiency Notice is received
(the "Cure Period") to cure the deficiency. If the deficiency is not cured during the Cure Period, ITT or ITTME shall thereafter have the right to suspend this license with respect to the identified Existing Product or Future Approved
Product immediately upon notice to such FHS Company or such Designated Asset
Purchaser. Upon receiving notice that the license set forth herein is suspended with respect to an identified Existing Product or Future Approved Product for failure to cure the deficiency, the FHS Company or Designated Asset Purchaser shall immediately cease any and all use of the use tools, dies and molds acquired by Purchaser hereunder which cause the ITT Trademarks to be cast, struck or molded into such Existing Product or Future Approved Product, and any sales of such Existing Products or Future Approved Product manufactured with the use of such tools, dies and molds, including without limitation, all shipment of such Existing Product or Future Approved Product, until such time as the deficiency is cured to the satisfaction of ITT or ITTME and the suspension of the license is lifted. Purchaser hereby agrees to indemnify ITT with respect to any liability resulting from such use of the ITT Trademarks, or the use of any
Existing Products or Future Approved Product bearing the ITT Trademarks.

         6.11.  Intellectual Property License Agreement.
                ----------------------------------------

                (a) Effective as of the Closing Date, ITT, on behalf of itself and its Subsidiaries, hereby grants to the FHS Companies and, to the Designated
Asset Purchasers, a worldwide, perpetual, paid-up, royalty-free, nonexclusive license, with a right to sublicense, to manufacture, have manufactured, use, sell and offer to sell products and to provide services of the type which are made, used or sold, offered for sale or under development by the Business as of the Closing Date, and to continue to employ all business methods in use or under development by the Business as of the Closing Date under any patents, patent applications, copyright registrations or applications and mask work registrations or applications (except any patents, patent applications, copyright registrations or applications or mask work registrations or applications which are conveyed to the Designated Purchasers pursuant to this
Agreement), owned by or licensed to ITT or any of its Subsidiaries, subject to any rights previously granted to third parties, and, with respect to any of the foregoing licensed to ITT or any of its Subsidiaries, only to the extent that
ITT or its Subsidiaries are permitted under such license to grant the rights provided under this Section 6.11(b) without the need to obtain any consent or permission.

                (b) Effective as of the Closing Date, Purchaser, hereby grants, and Purchaser will procure that the FHS Companies and the other Designated Asset
Purchasers will grant effective as of the Closing Date to ITT and its
Subsidiaries (excluding the FHS Companies), a worldwide,

                                                                              51

perpetual, paid-up, royalty-free, nonexclusive license, with a right to sublicense, to manufacture, have manufactured, use, sell, offer to sell products and to provide services of the type which are made, used, sold, offered for sale or under development by ITT or its Subsidiaries (excluding the FHS Companies) as of the Closing Date , and to continue to employ all business methods in use or under development by ITT or its Subsidiaries (excluding the FHS Companies) as of the Closing Date under any patents, patent applications, copyright registrations or applications or mask work registrations or applications which are conveyed to the Designated Purchasers pursuant to this Agreement, subject to any rights previously granted to third parties.

                (c) Effective as of the Closing Date, ITT, on behalf of itself and its Subsidiaries, hereby grants to the FHS Companies and to the Designated
Asset Purchasers, a worldwide, perpetual, paid-up, royalty-free, nonexclusive license, with a right to sublicense, to manufacture, have manufactured, use, sell, offer to sell products and to provide services of the type which are made, used, sold, offered for sale or under development by the Business as of the
Closing Date, and to continue to employ all business methods in use or under development by the Business as of the Closing Date using any software, inventions, trade secrets, know-how or copyrights owned by or licensed to ITT or any of its Subsidiaries and used or otherwise exploited thereby in connection with the Business as of the Closing Date, subject to any rights previously granted to third parties, and, with respect to any of the foregoing licensed to
ITT or any of its Subsidiaries, only to the extent that ITT or its Subsidiaries are permitted under such license to grant the rights provided under this Section
6.11(c) without the need to obtain any consent or permission.

                (d) Effective as of the Closing Date, Purchaser, hereby grants, and Purchaser will procure that the FHS Companies and the other Designated
Assets Purchasers will grant effective as of the Closing Date, to ITT and its
Subsidiaries (excluding the FHS Companies), a worldwide, perpetual, paid-up, royalty-free, nonexclusive license, with a right to sublicense, to manufacture, have manufactured, use, sell and offer to sell products and to provide services of the type which are made, used, sold, offered for sale or under development by
ITT or its Subsidiaries (excluding the FHS Companies) and to continue to employ all business methods in use or under development by ITT or its Subsidiaries
(excluding the FHS Companies) as of the Closing Date using any software, inventions, trade secrets, know-how or copyrights which are conveyed to the
Designated Purchasers pursuant to this Agreement and which were originally obtained by ITT or its Subsidiaries from the FHS Companies or the Sellers of the
Purchased Assets and are in the possession of ITT or its Subsidiaries as of the
Closing Date, subject to any rights previously granted to third parties.

                (e) It is understood and agreed that the licenses granted above in this Section 6.11 (i) do not include any right to use trademarks, service marks or trade names, and (ii) shall be fully transferable by the licensee thereunder in the event of the sale of the Business or substantially all of the assets relating thereto.

         6.12.  Tax Matters.
                ------------

                (a) Tax Returns. Each FHS Company eligible to be included in any consolidated, combined or unitary Tax Return of ITT for a Pre-Closing Period shall be included in such Tax

                                                                              52

Return. Purchaser shall prepare (or cause to be prepared) in a manner consistent with past practice, and on the basis of the annual accounts prepared in a manner consistent with past practice, unless a different treatment of any item is required by an intervening change in law, all Tax Returns of the FHS Companies that are required to be filed after the Closing Date, other than consolidated, combined or unitary Tax Returns, and ITT shall timely pay, or cause to be paid, all Taxes shown to be due on any such Tax Returns prepared with respect to any
Pre-Closing Period. Purchaser shall, no later than 30 days prior to the due date
(including extensions for filing) of such Tax Returns provide ITT and its authorized representatives with copies of such Tax Returns and the draft accounts. In the event that Purchaser or an FHS Company proposes to make a material amendment to a draft Tax Return or the draft annual accounts provided to ITT pursuant to the preceding sentence, Purchaser shall provide ITT with a copy of the revised draft Tax Return and/or the revised annual accounts as soon as reasonably practicable prior to the filing of such Tax Return. ITT and its representatives shall notify Purchaser within 15 days of the receipt of such draft Tax Return and/or annual accounts of any reasonable objections ITT and its representatives may have to any items set forth in such draft Tax Return, and
Purchaser and ITT agree to consult and resolve in good faith any such objection.
Following such agreement, Purchaser shall cause the relevant FHS Company to execute and file such Tax Return. No later than five Business Days after the filing of each Straddle Period Tax Return, ITT shall pay to Purchaser, in accordance with Section 9.4, any amounts owed by ITT pursuant to Section 9.4 with respect to Taxes covered by such Straddle Period Tax Returns. Neither ITT nor any of its Subsidiaries or Affiliates shall be responsible for any Taxes of the FHS Companies other than as provided in this Agreement. Regarding ITT Fulton
Rohr GmbH & Co. KG and ITT Fluid Handling Systems GmbH & Co. KG (the "KGs"),
Purchaser shall cause the KGs to prepare interim closing financial statements according to German GAAP as of Closing. These financial statements shall be prepared in a manner consistent with the KGs' past practice. These financial statements shall be used when preparing the Tax Returns for the KGs for the relevant tax period in which the Closing occurs in order to determine the proportionate profits/losses of the relevant Entity Sellers up to Closing.

                (b) Refunds. Any Tax refunds (including any reduction of Taxes)
that are received by Purchaser or any FHS Company, and any amounts credited against Tax to which Purchaser or any FHS Company becomes entitled, that relate to a Pre-Closing Period shall be for the account of ITT, and Purchaser shall pay to ITT any such refund or the amount of any such credit (including any interest paid or credited with respect thereto) within five Business Days after receipt or entitlement thereto. Any such refunds or credits of Taxes of any of the FHS
Companies for any Straddle Period shall be apportioned between ITT and Purchaser in the same manner as the liability for such Taxes is apportioned pursuant to
Section 9.4. Purchaser shall, if ITT so requests, and at ITT's expense, cause the relevant FHS Company to file for any refund or credit to which ITT believes it is entitled pursuant to this Section 6.12.

                (c) Carrybacks. Purchaser and ITTA shall make an election under
Section 172(b)(3) of the Code to relinquish the entire carryback period with respect to any net operating loss attributable to ITTA for any taxable period beginning after the Closing Date that could be carried back to a Pre-Closing
Period. Purchaser and each FHS Company agrees that it shall not carry back to any Straddle Period or Pre-Closing Period any net operating loss, loss from

                                                                              53

operations or other tax attributes that are attributable to any taxable period beginning after the Closing Date, except in the case of a post closing loss that would be forfeited under applicable law unless it was first carried back to a
Straddle Period or Pre-Closing Period. In such case, ITT agrees to cooperate in claiming the benefits of such carryback, at purchaser's sole expense, and shall timely pay to Purchaser any refund, credit, offset or other Tax Benefit actually realized by ITT. In no other case shall ITT or any member of any affiliated group of which ITT is a member be required to pay to Purchaser or any FHS
Company any refund or credit of Taxes that results from the carryback to any
Pre-Closing Period of any net operating loss, capital loss, or Tax credit attributable to any FHS Company for any taxable period beginning after the
Closing Date.

                (d) Cooperation.

                      (i)   Notwithstanding provisions to the contrary in
Section 6.5, ITT shall retain in its possession all Tax Returns and Tax records relating to the Purchased Assets and the FHS Companies that might be relevant to computations or payments required after the Closing Date with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations, after giving effect to any valid extension thereof, has expired. After such time, ITT may dispose of such materials; provided, that prior to such disposition ITT shall give Purchaser a reasonable opportunity to take possession of such materials. Purchaser shall retain in its possession, and shall provide ITT reasonable access to (including the right to make copies of) such supporting books and records and any other materials that ITT may specify with respect to Tax matters relating to any taxable period ending on or prior to the Closing Date until the relevant statute of limitations, after giving effect to any valid extensions thereof, has expired. After such time, Purchaser may dispose of such material; provided, that prior to such disposition Purchaser shall give ITT a reasonable opportunity to take possession of such materials.

                      (ii)  Purchaser and ITT agree to timely furnish or cause
to be timely furnished to each other, and each at their own expense, notices of audits, assessments and such information (including access to books and records)
and assistance, including making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to the Purchased Assets or the FHS Companies as is reasonably necessary for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any adjustment or proposed adjustment with respect to Taxes or any appraisal of the Purchased Assets.

                      (iii) Purchaser agrees to make available to ITT all
relevant employees of the Business upon reasonable request and as reasonably required for purposes of defending amounts and positions taken on the Tax
Returns with respect to a Pre-Closing Period, including but not limited to the defense of ITT's R&D credit claims, with respect to which ITT may require that such employees be available for questioning by ITT's consultants and/or any IRS auditors or engineers and to provide tours of the manufacturing and research facilities of the Business. Relevant employees may include, but are not limited to, engineers, product developers, production managers, quality control personnel, R&D management and staff, software developers, financial personnel and human resources personnel. ITT shall reimburse Purchaser for the labor costs of the time spent by such employees at ITT's request.

                                                                              54

                      (iv)  The parties agree that any notice received by
Purchaser from any taxing authorities or jurisdictions which relates to a
Pre-Closing Period or which relates to a Straddle Period will be forwarded to
ITT within ten Business Days of receipt as described in Section 6.12(g); and any notice received from any taxing authorities or jurisdictions by ITT which relates to a taxable period beginning on or after the Closing Date or to a
Straddle Period will be forwarded to Purchaser in accordance with Section
6.12(g) within ten Business Days of receipt.

                (e) French Tax Matters. With respect to French taxes of the
French branch of ITTAE, Purchaser agrees to the terms set forth in Schedule
6.12(e).

                (f) Certain Taxes. All sales, use, value added, transfer,
intangible, excise, recording, documentary, stamp, land transfer, registration fees and other similar Taxes or fees (including any penalties and interest)
incurred in connection with the transactions contemplated by this Agreement shall be paid by Purchaser or the Designated Purchasers when due. Purchaser and
ITT shall cooperate in minimizing the amount of such Taxes. In respect of Real
Property located in Canada, if the Designated Asset Purchaser acquiring such property is registered for the purposes of goods and services tax pursuant to
Part IX of the Excise Tax Act (Canada), Purchaser shall provide to Seller the applicable registration number of such Designated Asset Purchaser on or before
Closing.

                (g) Tax Notices. Any written notice, schedules, tax returns, forms, documents, or other written communications required or to be given to ITT or Purchaser pursuant to this Section 6.12 shall be timely given: If to ITT:

                Senior Vice President & Director of Taxes
                ITT Industries, Inc.
                4 West Red Oak Lane
                White Plains, NY  10604

If to Purchaser:

                Vice President Taxes
                Cooper-Standard Automotive Inc.
                39550 Orchard Hill Place
                Novi, MI 48375

                (h) Tax Elections. Purchaser and the Sellers agree not to make an election under any provisions of Section 338 of the Code for any of the FHS
Companies.

                (i) Election Under Section 22 of the Income Tax Act (Canada) -
Accounts Receivable. The Designated Asset Purchaser acquiring the portion of
Purchased Assets from ITT Canada ("Canada Asset Purchaser") and ITT Canada shall each execute and file a joint election under Section 22 of the Income Tax Act
(Canada) and the corresponding provisions of

                                                                              56

any other applicable law, within the prescribed time periods, as to the sale of accounts receivable and shall designate in such election forms an amount equal to the portion of the Purchase Price allocated to the accounts receivable pursuant to Part 2 of Exhibit I. Canada Asset Purchaser shall prepare the election form referred to above and deliver it to ITT for comment and review at least 15 Business Days prior to Closing and Purchaser agrees to incorporate reasonable comments provided by ITT into the election form; provided, however, that the fair market value of the accounts receivable shall be added to the election form after the Closing when such fair market value becomes determinable.

                (j) Elections Under Section 167 Excise Tax Act (Canada) - Sale
of a Business. Canada Asset Purchaser and ITT Canada shall jointly execute an election under Section 167(1) of Part IX of the Excise Tax Act (Canada) in the
forms prescribed for such purposes such that the sale of the Purchased Assets by
ITT Canada will take place without payment of any Goods and Services Tax
(Canada) ("GST"). Canada Asset Purchaser shall file the election forms referred to above with the Canada Revenue Agency, together with Canada Asset Purchaser's
GST returns for its GST reporting period during which the transaction of purchase and sale contemplated herein occurs and, promptly thereafter, Canada
Asset Purchaser will confirm to ITT Canada in writing that such election forms have been so filed. Notwithstanding such election, in the event it is determined by a competent taxing authority that there is a liability of Canada Asset
Purchaser to pay, or of ITT Canada to collect and remit, the GST with respect to all or part of the Purchased Assets, such GST shall be forthwith paid by Canada
Asset Purchaser to such competent taxing authority, or to ITT Canada, as the case may be. Canada Asset Purchaser shall prepare the election forms referred to above and deliver them to ITT for comment and review at least 15 Business Days prior to Closing and Purchaser agrees to incorporate reasonable comments provided by ITT into the election forms.

                (k) Purchase Certificate. ITT shall use its commercially
reasonable best efforts to obtain and deliver to Purchaser a purchase certificate issued by the Ontario Workplace Safety & Insurance Board in respect of the Business carried on in the Province of Ontario, confirming that its workers' compensation accounts are up to date.

         6.13.  Post-Closing Arrangements. At Closing, ITT and Purchaser will or will cause their respective Affiliates to enter into the transition services agreements in the forms attached hereto as Schedule 6.13(i) and Schedule
6.13(ii).

         6.14.  Insurance Matters. Purchaser acknowledges that, with the exception of any insurance policies relating to employee benefits to be transferred to Purchaser pursuant to Section 6.6 and any insurance policies described on Schedule 4.11, the policies and insurance coverage maintained on behalf of the entities comprising the Business are part of the corporate insurance program maintained by ITT (the "ITT Corporate Policies"), and such coverage will not be available or transferred to Purchaser, any of the other
Designated Purchasers or any of the FHS Companies. In furtherance and not in limitation of the foregoing, Purchaser agrees to cause each Designated Purchaser and each FHS Company not to bring any claim for recovery under any of the ITT
Corporate Policies, whether or not such person may be so entitled in accordance

                                                                              56

with the terms of such ITT Corporate Policies. Furthermore, Purchaser agrees that if at any time in the future it shall sell, directly or indirectly, the shares of capital stock of any Designated Purchaser or any FHS Company, it shall obtain the express agreement of the direct or indirect purchaser of such entity to the matters set forth in this Section 6.14. It is understood that ITT shall be free at its discretion at any time to cancel or not renew any of the ITT
Corporate Policies.

         6.15.  German Real Property. ITT will cause the eight land charges
(Grundschulden) registered in the land register of the local court of Marsberg, land register for Bredelar, volume 0503, in favor of "Wilhelm Vorneweg GmbH &
Co. KG" in the amount of DM 300,000 each to be removed as soon as reasonably practicable. Specifically, ITT will cause ITTAE (i) to initiate a cancellation proceeding (Aufgebotsverfahren) for the lost land charge certificates as soon as reasonably practicable and (ii) to validly issue a consent (bewilligen) to the competent land register to remove (Loschung) the eight mortgages upon cancellation of the land charge certificates. ITT shall further prohibit ITTAE and/or any third party from exercising any rights arising from such land charges.

         6.16.  Certain Environmental Matters. ITTA has entered into the following written agreements to investigate or remediate Materials of
Environmental Concern at two Former Real Properties: (i) Administrative Order By
Consent For Response Activity, Michigan Department of Environmental Quality
Reference No.: AOC-ERD-98-004, dated May 5, 1998 as amended, April 9, 2002 relating to the former Avon Facility in Rochester, Michigan (the "Avon AOC"),
and (ii) Order on Consent with the State of New York (Index # B8-0614-02-05)
relating to the former Rochester Forms Facility at 30 Pixley Industrial Parkway,
Town of Gates, Monroe County, New York (the "RFM AOC"). From and after the
Closing Date, ITT shall be responsible for all obligations of ITTA under the
Avon AOC and the RFM AOC. In furtherance thereof, promptly after the date hereof, ITT shall undertake commercially reasonable efforts to arrange for the amendment of the Avon AOC and the RFM AOC to have the name of the obligated party thereunder changed from ITTA to ITT, and Purchaser (including, after the
Closing Date, ITTA) shall reasonably cooperate to facilitate such amendment, including the execution of any forms or other documents needed in connection with such amendment. ITT shall be responsible for any required financial assurance mechanism concerning the Avon AOC and the RFM AOC regardless of who is identified as the obligated party thereunder, and ITT shall be entitled to any value remaining from any such financial assurance mechanism upon its termination.

         6.17.  Real Property. On or prior to the Closing Date, ITT will (i)
transfer or will cause to be transferred to ITTA the Owned Real Property listed on Schedule 6.17 and (ii) assign to ITTA the Leased Real Property listed on
Schedule 6.17.

         6.18.  Software. ITT shall obtain for the FHS Companies and the Asset
Purchasers rights to continue to use (at no additional cost other than on-going maintenance or licensing fees currently paid by the Business), on the same terms and conditions, software currently used by the Business, including the Infor
Trans4M ERP software, SupplyWeb software, Windchill software,

                                                                              57

Datastream MP2 software, Atos Origin FORS ERP, Atos Origin SAP R/3 HR and Atos
Origin SAP R/3 Financials, but not including the software listed on Schedule
6.18.

         6.19.  Financing.
                ----------

                (a) ITT shall, and shall cause the applicable FHS Companies and
Asset Sellers to use reasonable best efforts to cooperate with Purchaser in connection with Purchaser obtaining financing for the transactions as contemplated by the commitment letter dated December 4, 2005 (the "Commitment
Letter") from Deutsche Bank Trust Company Americas, Deutsche Bank Securities
Inc., Lehman Commercial Paper Inc., Lehman Brothers Inc., Goldman Sachs Credit
Partners L.P., UBS Securities LLC and UBS Loan Finance LLC (a copy of which has been provided to ITT or such other financing which Purchaser shall pursue with respect to the transactions contemplated hereby (the "Financing")). ITT covenants to and will cause the FHS Companies and the Asset Sellers to, use reasonable best efforts to assist Purchaser and cooperate in all reasonable respects with Purchaser in connection with the Financing, including: (i)
participation in meetings, drafting and due diligence sessions, management presentations and meetings with rating agencies; (ii) preparation of financial information and statements, projections, confidential offering memoranda and similar documents; and (iii) execution and delivery of pledge and security documents (and granting security interests in assets of the Business being transferred hereby, including equity interests), other financing documents, and officers certificates and legal opinions as may be reasonably requested for transactions of this type; provided that such are not effective until the
Closing. ITT shall (and shall cause the applicable FHS Companies and Asset
Sellers to) use its reasonable best efforts to cause its independent auditors to provide customary opinions or consents with respect to financial statements that present fairly, in all material respects the financial position of the Business for the appropriate covered periods, in conformity with accounting principles generally accepted in the United States of America, reasonably requested by the lenders; and allow Purchaser's accounting representatives reasonable access to such auditors and opportunity to review such financial statements and supporting documentation including working papers. Purchaser shall promptly, upon request by ITT, reimburse ITT for all reasonable out-of-pocket costs incurred by ITT and its subsidiaries in connection with such cooperation.

                (b) Purchaser shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange the Financing on the terms and conditions described in the Commitment Letter, including using reasonable best efforts to (i) maintain in effect the Financing commitments, (ii) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Financing set forth therein, (iii) enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Commitment Letter and (iv)
consummate the Financing at or prior to Closing. In the event any portion of the
Financing becomes unavailable on the terms and conditions contemplated in the
Commitment Letter, Purchaser shall use its reasonable best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event.

                                                                              58

                                  ARTICLE VII

                              CONDITIONS TO CLOSING
                              ---------------------

         7.1.   Conditions Precedent to Obligations of Purchaser and ITT. The
respective obligations of Purchaser and ITT to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by the party for whose benefit such condition exists) at or prior to the Closing Date of each of the following conditions:

                (a) No Injunction, etc. At the Closing Date, there shall be no injunction, restraining order, decree, law, rule or regulation of any nature of any Governmental Authority of competent jurisdiction that is in effect that prohibits or makes illegal the consummation of any of the transactions contemplated hereby with respect to which the failure to consummate such prohibited transaction could not be remedied such that there would be no Business Material Adverse Effect; provided, however, that the party invoking this condition shall have used its reasonable best efforts to have such injunction, order or decree vacated or denied;

                (b) Regulatory Authorizations. (i) The waiting period under the
         HSR Act applicable to the transactions contemplated by this Agreement shall have expired or shall have been terminated and (ii) the government approvals set forth on Schedule 7.1(b)(ii) shall have been received or obtained;

                (c) Transition Arrangements. ITT and Purchaser shall have
         entered into, or shall have caused their respective Subsidiaries to enter into, the agreements and arrangements described in Section 6.13 on substantially the terms set forth in Schedule 6.13(i) and Schedule
         6.13(ii); and

                (d) Specified Board Approval. The Board of Directors of ITT
         Industries Management GmbH shall have approved the consummation of the
         Asset Purchase to the extent it relates to the assets and liabilities of the French branch of ITTAE.

         7.2.   Conditions Precedent to Obligation of ITT. The obligation of ITT to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by ITT) at or prior to the Closing Date of each of the following conditions:

                (a) Accuracy of Purchaser's Representations and Warranties. The
         representations and warranties of Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of Purchaser set forth in this Agreement that are not so qualified shall be true and correct in all

                                                                              59

         material respects, in each case on the Closing Date as though made on the Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date), except for changes permitted or contemplated by this Agreement or to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, would not, individually or in the aggregate, have a Purchaser Material
         Adverse Effect; and ITT shall have received a certificate signed by an officer of Purchaser to such effect.

                (b) Covenants of Purchaser. Purchaser shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing; and ITT shall have received a certificate signed by an officer of Purchaser to such effect.

         7.3.   Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate and cause the consummation of the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Purchaser) at or prior to the Closing Date of each of the following conditions:

                (a) Accuracy of Representations and Warranties of ITT. The
         representations and warranties of ITT contained in this Agreement that are qualified as to materiality shall be true and correct and the representations and warranties of ITT set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case on the Closing Date as though made on the
         Closing Date (except to the extent such representations and warranties by their terms speak as of an earlier date, in which case they shall be true and correct, or true and correct in all material respects, as the case may be, as of such date), except for changes permitted or contemplated by this Agreement or to the extent that the failure of such representations and warranties to be true and correct, or true and correct in all material respects, as the case may be, would not, individually or in the aggregate, have a Seller Material Adverse
         Effect; and Purchaser shall have received a certificate signed by an officer of ITT to such effect.

                (b) Covenants of ITT. ITT shall have complied in all material respects with all covenants contained in this Agreement to be performed by it prior to the Closing; and Purchaser shall have received a certificate signed by an officer of ITT to such effect.

                (c) FIRPTA Certificate. ITT shall have executed and delivered to
         Purchaser a certification of non-foreign status satisfying the requirements of Treas. Reg ss. 1.1445-2(b)(2)(i).

                                                                              60

                                  ARTICLE VIII

                                     CLOSING
                                     -------

         8.1.   Closing Date. Unless this Agreement shall have been terminated and the transactions herein shall have been abandoned pursuant to Article X hereof, the closing of the transactions contemplated by this Agreement (the
"Closing") shall take place at the offices of Simpson Thacher & Bartlett LLP in
New York at 10:00 a.m., New York City time, and in such other places as are necessary to effect the transactions to be consummated at the Closing, on the later of (i) the forty-second day (and if such day is not a Business Day on the next following Business Day) following the day on which the conditions to the
Closing set forth in Section 7.1(b) are satisfied or waived, except for the receipt of the regulatory authorization from the Canadian antitrust regulators that is described on Schedule 7.1(b)(ii); provided that all of the conditions to the Closing set forth in Article VII hereof are satisfied on such forty-second day and (ii) the fifth day following the day on which the authorization of the
Canadian antitrust regulators that is described on Schedule 7.1(b)(ii) is obtained (and if such day is not a Business Day on the next following Business
Day, or such other date, time and place as shall be agreed upon by ITT and
Purchaser (the actual date and time being herein called the "Closing Date");
provided, however, that the transfer of shares in Fluid Handling Systems GmbH and of the limited partnership interests in ITT Fulton Rohr GmbH & Co. KG and in
ITT Fluid Handling Systems GmbH & Co. KG will be executed before a notary at the offices of Linklaters Oppenhoff Radler in Cologne and the transfer of shares in
ITT Fluid Handling Systems Czech Republic s.r.o. will be executed before a notary at the offices of Wolf Theiss in Prague, in each case at 10:00 a.m., local time, on the day before Closing, subject to the condition precedent that the Closing occurs as contemplated in this Agreement; provided, further, that the transfer of the Owned Real Property located in France will be executed before a notary in France at a time and place to be mutually determined, subject to the condition precedent that the Closing occurs as contemplated in this
Agreement. Notwithstanding the foregoing, the Closing shall for all purposes be deemed to occur at the close of business in New York, New York on the Closing
Date.

         8.2.   Purchaser Obligations. At the Closing, Purchaser shall execute, deliver to ITT and/or file, or shall cause one or more of the other Designated
Purchasers to execute, deliver to ITT and/or file the following in such form and substance (except for clause (a)) as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to ITT:

                (a) the Initial Purchase Price as provided in Section 3.2
hereof;

                (b) the documents described in Sections 7.1(c) and 7.2 hereof;

                (c) the assignment, transfer and conveyance instruments listed in Schedules 1.1, 2.3(a) and 2.3(b)(i) and (ii); and

                (d) such other documents and instruments as counsel for
Purchaser and ITT mutually agree to be reasonably necessary to consummate the transactions described herein.

                                                                              61

         8.3.   ITT Obligations. At the Closing, ITT shall execute, deliver to
Purchaser and/or file, or ITT shall cause one or more of the other Sellers to execute, deliver to Purchaser and/or to file the following in such form and substance as may be indicated in any applicable Schedule hereto, or as are reasonably acceptable to Purchaser:

                (a) the documents described in Sections 7.1(c) and 7.3 hereof;

                (b) where applicable, the Transferred Subsidiary Stock and one share representing the capital stock of the Mexico FHS Company duly endorsed or accompanied by stock powers and such other instruments of assignment, transfer and conveyance as may be set forth in Schedule 1.1 hereto;

                (c) such instruments of conveyance and transfer with respect to the Purchased Assets and Assumed Liabilities as are set forth in Schedules
2.3(a) and 2.3(b)(i) and (ii) hereto; and

                (d) such other documents and instruments as counsel for
Purchaser and ITT mutually agree to be reasonably necessary to consummate the transactions described herein.

                                   ARTICLE IX

                                 INDEMNIFICATION
                                 ---------------

         9.1.   Indemnification.
                ----------------

                (a) Following the Closing and subject to the terms and
conditions of this Article IX, ITT shall indemnify, defend and hold harmless
Purchaser and its Affiliates and their respective officers, directors, employees, assigns and successors (each, a "Purchaser Indemnified Party") from and against, and shall reimburse each Purchaser Indemnified Party for, all losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, imposed upon or incurred by such Purchaser Indemnified Party ("Purchaser Losses"), with respect to (i) any misrepresentation or breach of warranty by ITT hereunder other than representations and warranties set forth in Section 4.12 (except for the representations and warranties in Sections 4.12(f), 4.12(g), 4.12(k) and
4.12(o)) and Section 4.16, (ii) any breach by ITT of any covenant or agreement made by ITT herein (other than the covenant set forth in Section 6.3(d)), (iii)
any Excluded Liabilities or Excluded FHS Company Liabilities, (iv) Sellers'
failure to comply with bulk transfer laws in connection with the Purchase, (v)
any claim for personal injury (including wrongful death) and/or property damage caused by products sold prior to Closing by an FHS Company or Asset Seller in respect of the Business, (vi) any claim by a customer for repair or replacement
(including related costs) of products sold prior to the Closing by an FHS
Company or Asset Seller in respect of the Business which the customer claims did not meet the product warranty, specifications or similar contractual obligations regarding product quality or specifications under the contracts or

                                                                              62

purchase orders pertaining to such products ("Warranty Claim"), (vii) any safety recall campaign, including the institution of civil penalties, threatened or implemented by the National Highway Traffic Safety Administration ("NHTSA") or
any similar action by NHTSA or any other applicable Governmental Authority with respect to products sold prior to the Closing by the Business ("Recall"), (viii)
any Business Indemnified Environmental Liability, and (ix) any amounts any
Purchaser Indemnified Party is required to disgorge in respect of any preference claim in respect of payments received by any FHS Company or Asset Seller with respect to the Business from Tower Automotive, Inc. (or its Affiliates) or
Delphi Corporation (or its Affiliates), but only to the extent that the related
Losses exceed the reserves for preference claims and uncollected receivables that are maintained on the Interim Financial Statements, it being understood that such Purchaser Losses shall be calculated net of (A) any related Tax
Benefit realized by such Purchaser Indemnified Party as set forth more fully in
Section 9.3(b), and (B) any actual related recovery from any third party, including insurance proceeds as set forth more fully in Section 9.3(b). Except as set forth in the prior sentence, the sole remedy for Purchaser Losses relating to Tax is set forth in Section 9.4 of this Agreement. Notwithstanding anything contained herein to the contrary no Purchaser Indemnified Party shall be entitled to recover for any Purchaser Loss that is a current liability to the extent and only to the extent that such liability was included in the calculation of Closing Adjusted Net Working Capital.

                (b)   Following the Closing and subject to the terms and
conditions provided in this Article IX, Purchaser shall indemnify, defend and hold harmless, ITT and its Affiliates and their respective officers, directors, employees, assigns and successors (each, an "ITT Indemnified Party") from and against, and shall reimburse each ITT Indemnified Party for, all actual losses, damages, liabilities, costs and expenses, including interest, penalties, court costs and reasonable attorneys' fees and expenses, imposed upon or incurred by such ITT Indemnified Party ("ITT Losses"), with respect to (i) any misrepresentation or breach of warranty by Purchaser hereunder, (ii) any breach of any covenant or agreement made by Purchaser herein (other than the covenant set forth in Section 6.3(c)) or (iii) any of the Assumed Liabilities, it being understood that such ITT Losses shall be calculated net of (A) any related Tax benefit realized by any ITT Indemnified Party and (B) any actual related recovery from any third party, including insurance proceeds.

                (c)   Following the Closing, ITT shall indemnify, defend and
hold harmless the Purchaser Indemnified Parties from and against, and shall reimburse the Purchaser Indemnified Parties for, all Honeywell Losses. In
furtherance of the foregoing, ITT shall assume and defend the present action in
U.S. District Court case no. 02-73948 (E.D. Mich.) and Federal Circuit case no.
05-1407 and any amended or related actions or claims (together, the "Honeywell
Litigation") on behalf of ITTA and the Purchaser Indemnified Parties. In reliance upon the indemnity described in this Section 9.1(c), Purchaser agrees to assist and cooperate with ITT in its defense of the Honeywell Litigation, including any settlement thereof and to promptly advise ITT of any service of process, summons, subpoena, or other writ or inquiry directed to Purchaser that is served or made by the plaintiff/appellants in those actions. Such assistance and cooperation shall include, providing access to information, documents, records, and employees, and executing consents and other forms consistent with the provisions of this paragraph. ITT will not consent to the entry of any judgment or enter into any settlement with respect to the Honeywell Litigation without the prior written consent of Purchaser (not to be unreasonably withheld or delayed)

                                                                              63

unless the judgment or proposed settlement involves only the payment of money by
ITT for its own account or for the account of ITTA and does not impose an injunction or other equitable relief upon the Purchaser Indemnified Parties.
Notwithstanding anything contained herein to the contrary, the limitations set forth in Section 9.2 shall not apply to the indemnity described in this Section
9.1(c).

                (d)   Following the Closing, ITT shall indemnify, defend and
hold harmless the Purchaser Indemnified Parties from and against, and shall reimburse the Purchaser Indemnified Parties for all losses, damages, liabilities, costs and expenses, including interest, penalties, damages to the
Business, costs, damages or losses associated with any injunctions or equitable relief, court costs and reasonable attorney's fees and expenses, whether incurred in the past or in the future, relating to or arising out of the present action titled Kimberley A. Tene v. Richard Pender & ITT Industries, Inc., Case
No. 05-070501-CD, Circuit Court of Oakland County, Michigan, filed November 14,
2005, and any amended or related actions or claims (the "Tene Litigation"). In furtherance of the foregoing, ITT shall assume and defend the Tene Litigation on behalf of ITTA and the Purchaser Indemnified Parties. In reliance upon the indemnity described in this Section 9.1(d), Purchaser agrees to assist and cooperate with ITT in its defense of the Tene Litigation, including any settlement thereof and to promptly advise ITT of any service of process, summons, subpoena, or other writ or inquiry directed to Purchaser that is served or made by the plaintiff in those actions. Such assistance and cooperation shall include, providing access to information, documents, records, and employees, and executing consents and other forms consistent with the provisions of this paragraph. ITT will not consent to the entry of any judgment or enter into any settlement with respect to the Tene Litigation without the prior written consent of Purchaser (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money by ITT for its own account or for the account of ITTA and does not impose an injunction or other equitable relief upon the Purchaser Indemnified Parties. Notwithstanding anything contained herein to the contrary, the limitations set forth in Section
9.2 shall not apply to the indemnity described in this Section 9.1(d).

         9.2.   Certain Limitations.
                --------------------

                (a) Notwithstanding anything contained herein to the contrary, the maximum aggregate liability of ITT to all Purchaser Indemnified Parties taken together for all Purchaser Losses (i) under Section 9.1(a)(i) by Purchaser
Indemnified Parties shall be limited to a maximum of 20% of the Purchase Price, with the exception of breaches of Sections 4.2 and 4.3, with respect to which the maximum aggregate liability of ITT for all Purchaser Losses shall be limited to the Purchase Price and (ii) under Section 9.1(a)(viii) by Purchaser
Indemnified Parties shall be limited to a maximum of 20% of the Purchase Price
(separate and distinct from the 20% of the Purchase Price referred to in the foregoing subsection (i)).

                (b) Notwithstanding anything contained herein to the contrary,
ITT shall not be obligated to make any indemnification payment under Section
9.1(a)(i) unless and until the aggregate Purchaser Losses sustained by Purchaser
Indemnified Parties collectively thereunder exceed 1% of the Purchase Price, and then any indemnification with respect to Purchaser Losses shall be made by ITT only to the extent of such excess over such 1%; provided, however, that the

                                                                              64

foregoing shall not apply in the case of Purchaser Losses arising out of or relating to any representation or warranty set forth in Sections 4.2 and 4.3.

                (c) (i) The representations and warranties of ITT contained in
Sections 4.2 and 4.3 of this Agreement shall survive the Closing indefinitely,
(ii) the representations and warranties of ITT contained in Sections 4.12(f),
4.12(g), 4.12(k) and 4.12(o) of this Agreement shall survive the Closing until the expiration of the applicable statute of limitations in respect of such tax matters, (iii) the representations and warranties of ITT contained in Section
4.12 (except for the representations and warranties in Sections 4.12(f),
4.12(g), 4.12(k) and 4.12(o)) and Section 4.16 shall not survive the Closing and
(iv) all other representations and warranties of the parties contained in this
Agreement shall survive the Closing until the date that is 18 months after the
Closing Date. Any claim for indemnification under Sections 9.1(a)(vi),
9.1(a)(vii) and 9.1(a)(viii) must be asserted before the seventh anniversary of the Closing Date, after which no claims may be asserted under Sections
9.1(a)(vi), 9.1(a)(vii) and 9.1(a)(viii).

                (d) ITT shall not be obligated to make any indemnification payment under Section 9.1(a)(vi) unless and until such time as the aggregate
Purchaser Losses incurred by Purchaser Indemnified Parties as a result of any single or aggregated Warranty Claims arising out of the same or series of related facts, events or circumstances exceeds $500,000 (the "Warranty
Deductible"), and then any indemnification with respect to Purchaser Losses shall be made with respect to 50% of all Purchaser Losses incurred as a result of such single or aggregated Warranty Claims arising out of the same or series of related facts, events or circumstances in excess of the Warranty Deductible.

                (e) (i) ITT shall not be obligated to make any indemnification payment under Section 9.1(a)(vii) unless and until such time as the aggregate
Purchaser Losses incurred by Purchaser Indemnified Parties as a result of any such Recall exceeds $500,000 (the "Recall Deductible"), and then any indemnification with respect to Purchaser Losses shall be made with respect to
80% of all Purchaser Losses incurred as a result of such Recall in excess of the
Recall Deductible.

                (ii) In connection with any Recall that exceeds the Recall
Deductible, ITT shall be entitled to participate (to the extent that Purchaser has the right to participate) in the discussions, negotiations and proceedings conducted in connection with such Recall. Purchaser shall permit ITT to investigate such Recall, including, (A) to discuss the Recall with such officers, employees, consultants and representatives of the Business as ITT reasonably requests, (B) to have reasonable access to the properties, books, records, papers, documents, plans and drawings of the Business at reasonable hours to review information and documentation relative to the properties, books, contracts, commitments and other records of the Business, and (C) to conduct such investigations and studies as are reasonably necessary in connection with such investigation within reasonable parameters approved by Purchaser (which approval will not be unreasonably withheld); provided that any such investigation shall only be upon reasonable notice, shall not unreasonably disrupt personnel and operations of the Business and shall be at ITT's sole expense. All requests for access to the offices, properties, books and records of Purchaser and the Business shall be made to such representatives of Purchaser as Purchaser shall

                                                                              65

designate, who shall be solely responsible for coordinating all such requests and all access permitted hereunder. It is further agreed that neither ITT nor its representatives shall contact any of the employees, customers, suppliers, or other Subsidiaries or Affiliates of the Business in connection with any Recall, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of such representatives of Purchaser (which shall not be unreasonably withheld or delayed). Neither party shall enter into any agreement or settlement, or consent to the entry of any judgment, in connection with any Recall without obtaining the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, taking into account all of the surrounding circumstances (including the Purchaser
Losses involved and the effect of such agreement, settlement, consent or judgment on the Business and the relationship between Purchaser and its
Affiliates and their customers). ITT shall not be obligated to indemnify any
Purchaser Indemnified Party for any settlement relating to a Recall entered into by or with the consent of Purchaser if such settlement was entered into without
ITT's prior written consent.

                (iii) Promptly after the receipt by any Purchaser Indemnified
Party of any inquiry from NHTSA or any other Governmental Authority with respect to any product sold prior to Closing by an FHS Company or Asset Seller in respect of the Business, whether such inquiry comes directly from such
Governmental Authority or is forwarded by any customer, such Purchaser
Indemnified Party shall give written notice thereof to ITT, stating the nature and basis of the inquiry and the relevant details thereof, to the extent known, along with copies of the relevant documents evidencing the inquiry, and such
Purchaser Indemnified Party shall continue to provide ITT with copies of any ongoing correspondence with respect to such inquiry. Failure of any Purchaser
Indemnified Party to give such notice shall not relieve ITT from liability on account of this indemnification, except if and to the extent that ITT is actually prejudiced thereby.

                (f) Claims for Purchaser Losses or ITT Losses caused by or arising out of misrepresentation or breach of warranty or breach of covenant or agreement may be made only pursuant to Article IX hereof. The obligations to indemnify and hold harmless a party hereto pursuant to this Article IX shall terminate when the applicable representation, warranty, covenant or agreement terminates pursuant to Section 9.2(c); provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice to the indemnifying party hereunder (the "Indemnifying Party") stating in reasonable detail the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Any person seeking indemnification under this
Agreement shall give notice of any claim for indemnification under this
Agreement promptly after such person determines the claim could give rise to a right of indemnification under this Agreement. The notice shall comply with
Section 9.3 in the case of a third-party claim.

                (g) No Indemnified Party shall be entitled to indemnification pursuant to this Article IX for lost profits or consequential or punitive damages, except to the extent necessary to

                                                                              66

reimburse an Indemnified Party for judgments actually awarded to third parties in respect of such types of damages.

                (h) No indemnification claim under this Agreement may be
asserted or pursued against any Seller by any FHS Company or any entity that is a Subsidiary as of the Closing Date if such FHS Company or entity shall cease to be controlled by Purchaser or any of its Affiliates (other than the FHS
Companies) (a "Sold Entity"); provided, however, that the foregoing clause shall in no way limit Purchaser's right to indemnification under this Agreement, including for Purchaser Losses resulting from claims by any Sold Entity or its
Affiliates, successors or assigns, against Purchaser.

         9.3.   Procedures for Claims.
                ----------------------

                (a) Third-Party Claims. Promptly after the receipt by any
Indemnified Party of a notice of any claim, action, suit or proceeding by any third party that may be subject to indemnification hereunder, including for purposes of this Section 9.3 any Tax Claim (as defined below) with respect to which notice must be provided within five Business Days following receipt thereof, such Indemnified Party shall give written notice of such claim to the
Indemnifying Party, stating in reasonable detail the nature and basis of the claim and the amount thereof, to the extent known, along with copies of the relevant documents evidencing the claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is actually prejudiced thereby.
The Indemnifying Party shall have the right to assume the defense of the
Indemnified Party against the third party claim at its expense and through counsel of its choice, but not if such claim imposes criminal liability. So long as the Indemnifying Party has assumed the defense of the third party claim in accordance herewith and notified the Indemnified Party in writing thereof, (i)
the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the third party claim, it being understood the Indemnifying Party shall pay all reasonable costs and expenses of counsel for the Indemnified Party for all periods after the Indemnified Party has notified the Indemnifying Party of such claim and prior to such time as the
Indemnifying Party has notified the Indemnified Party that it has assumed the defense of such third party claim (it is agreed that the Indemnifying Party shall not be obligated to pay reasonable costs and expenses of more than one counsel for all Indemnified Parties), (ii) the Indemnified Party shall not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the
Indemnifying Party (not to be unreasonably withheld) and (iii) the Indemnifying
Party will not consent to the entry of any judgment or enter into any settlement with respect to the third party claim without the prior written consent of the
Indemnified Party (not to be unreasonably withheld or delayed) unless the judgment or proposed settlement involves only the payment of money and does not impose an injunction or other equitable relief upon the Indemnified Party. The parties shall use commercially reasonable efforts to minimize Losses from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties shall also cooperate in any such defense and give each other reasonable access to all information relevant thereto. If the Indemnifying Party shall not have assumed the defense, such

                                                                              67

party shall not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into without the Indemnifying Party's prior written consent, which consent shall not be unreasonably withheld or delayed.

                (b) Treatment of Indemnification Payments. Any payment made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price. Any indemnity payment under this Agreement shall be decreased by any amounts actually recovered by the
Indemnified Party under insurance policies with respect to such Loss. To the extent an insurance recovery is made after receipt of any indemnity payment hereunder, the recipient of the recovery shall refund the Indemnifying Party the amount of such recovery. If the amount of any Loss for which indemnification is provided under this Agreement (an "Indemnity Claim") gives rise to a currently realizable Tax Benefit (as defined below) to the party making the claim, the indemnity payment shall be reduced by the amount of the Tax Benefit actually realized in the year of Loss by the party making the claim. For purposes of this
Section 9.3(b), a "Tax Benefit" means an amount by which the tax liability of the party (or group of corporations including the party) is reduced (including, without limitation, by deduction, reduction of income by virtue of increased tax basis or otherwise, entitlement to refund, credit or otherwise) plus any related interest received from the relevant taxing authority. Where a party has other losses, deductions, credits or items available to it ("Other Tax Items"), the determination of any Tax Benefit shall be calculated by utilizing the Tax
Benefits arising from an Indemnity Claim after any Other Tax Items. In the event that there should be a determination disallowing the Tax Benefit, the indemnifying party shall be liable to refund to the Indemnified Party the amount of any related reduction previously allowed or payments previously made to the
Indemnifying Party pursuant to this Section 9.3(b).

                (c) Environmental Claims. In addition to any other limitations that may apply, with respect to any claim for indemnification that Purchaser may assert with respect to Section 9.1(a)(viii):

                      (i)   Prior to Purchaser incurring or authorizing any
costs or expenses with respect to such claim for which indemnity may be sought,
Purchaser shall notify ITT of such claim and afford ITT reasonable opportunity to evaluate the conditions giving rise to such claim. ITT shall not be responsible under this indemnity for any costs incurred prior to the delivery of such notice, unless such advance notice is impractical due to an imminent and serious risk (A) to human health or safety, or (B) of significant losses, damages or violations of law, in which case Purchaser shall notify ITT as soon as reasonably practicable. If requested in writing by ITT after such notification, Purchaser shall allow ITT to undertake any investigation, remediation, or other action required or permitted by applicable Environmental
Laws, and any other action ITT may reasonably propose subject to the provisions of Section 9.3(c)(ii), Section 9.3(c)(iv); provided that such investigation, remediation or other action does not unreasonably interfere with the use of any
Real Property as of the date hereof or other reasonable use of such Real
Property as an industrial or manufacturing facility. In any event, and notwithstanding any other provision of this Agreement, ITT shall have no obligation under this Agreement to undertake, or to indemnify Purchaser for undertaking or causing to be undertaken, any measure: (X) to remediate conditions of soil, groundwater, or any other environmental medium at, on,

                                                                              68

from or under any Real Property to a standard more stringent than is necessary to satisfy, in a reasonably cost-effective manner, (I) the controlling
Governmental Authority (it being understood that such standard is acceptable to such Governmental Authority, or accepted by such Governmental Authority after negotiations with or proceedings involving ITT), or (II) where no Governmental
Authority is involved, the applicable Environmental Laws (including site specific standards using risk-based methodologies, where available); or (Y)
arising out of a change in or addition to any Environmental Laws after the
Closing Date.

                      (ii)  ITT shall keep Purchaser reasonably informed of
material plans, actions, investigations and appointments with regulatory and enforcement authorities such that Purchaser is in a position to request additional information if Purchaser reasonably believes that it needs such information as the owner or operator of the Real Property. ITT shall be entitled to control all negotiations and communications with regulatory and enforcement authorities and any other claimant or affected entity with respect to such claim, provided that, insofar as such claim for indemnification concerns conditions at or affecting any Real Property, or may otherwise reasonably be expected to materially and adversely affect Purchaser or the Business (A)
Purchaser may, at its expense, monitor any proceeding with counsel of its choice without any right of control thereof, and (B) if reasonably requested by
Purchaser, ITT shall consult with Purchaser regarding the defense and resolution thereof, allowing Purchaser reasonable participation therein. "Reasonable participation" shall include, by way of illustration and not limitation, that
ITT shall (AA) give Purchaser reasonable advance notice before proposing in writing, agreeing to or undertaking any investigation, remediation or other action required or permitted by applicable Environmental Laws, on or significantly affecting any Real Property, that could significantly affect such
Real Property or operations thereon, (BB) consult with Purchaser regarding any such investigation, remediation or other action and reasonably consider any comments of Purchaser with respect thereto, and (CC) if Purchaser reasonably requests, provide Purchaser with such material plans, reports, pleadings and other documents to be submitted to Governmental Authority or claimant concerning such investigation, remediation or other action, in draft form to Purchaser, taking reasonable efforts to provide them within a reasonable time prior to delivering such documents to a Governmental Authority or claimant and reasonably consider any comments from Purchaser with respect thereto. ITT shall give
Purchaser reasonable advance notice of, and an opportunity to participate in, any significant in-person meetings or conference calls with any Governmental
Authority concerning such claims; provided that such participation shall be subject to, and shall not be used to compromise, ITT's right to control all negotiations and communications with regulatory and enforcement authorities and any other claimant or affected entity with respect to such claim. ITT will obtain Purchaser's consent, not to be unreasonably withheld, conditioned or delayed, prior to settling any such claim that is brought by any third party, including any Governmental Authority, the resolution of which would affect any
Real Property or Purchaser's operations.

                      (iii) If ITT does not assume the defense, remediation
and/or resolution of any such claim within fourteen (14) days after being notified of such claim as provided in (i) above, then Purchaser may defend and/or resolve such claim, affording ITT the same procedures

                                                                              69

to which Purchaser is entitled under this Agreement when ITT is handling such claims, and subject to the same limitations on such claims set forth in this
Agreement.

                      (iv)   ITT and Purchaser shall cooperate fully in all
aspects of any investigation, defense, pre-trial activities, trial, compromise, settlement, discharge or remediation arising in connection with any claim in respect of which indemnity is sought in order to facilitate the expeditious and cost-effective resolution of any such claim, including, but not limited to, by:
(1) providing the other party with reasonable access to employees and officers
(including as witnesses), other relevant information, and facilities, provided, that in each case, such access shall be given at reasonable times and upon reasonable notice and without undue interruption to such party's business or personnel; (2) executing consents and other forms; (3) recording deed restrictions, provided that they do not significantly limit or restrict the use of the Real Property insofar as the nature and extent of such use is consistent with that of such Real Property as of the date hereof, or with other reasonable use as an industrial or manufacturing facility; and (4) undertaking such other measures as may reasonably be requested by ITT, including engineering or institutional controls, in the case that ITT is carrying out its activities under Section 9.3(c), or as may reasonably be requested by Purchaser; and (5)
causing any of its Affiliates to so provide, execute, record or undertake.

                      (v)    Purchaser shall reasonably cooperate, and shall
cause any of its Affiliates to reasonably cooperate, in effectuating any assignment to ITT of any rights to recovery on such claim as any of them may have against any other person, and in ITT realizing such rights.

                      (vi)  In the event that Purchaser has asserted a claim for indemnification with respect to Section 9.1(a)(viii) concerning any Real
Property, and in any case with respect to the Owned Real Property located at New
Lexington, Ohio (the "New Lexington Property"), Purchaser acknowledges, warrants and agrees that any contract, deed, transfer document or other instrument for transfer of any interest in, possession of, or right to use the whole or any part of such Real Property acquired as a result of this Agreement, shall require as a condition of any such transfer that the transferee shall be bound by, and shall assume all the terms, covenants and conditions of, this Section 9.3(c)
with respect to the proposed transfer; provided, however, that with respect to any parcel of Real Property other than the New Lexington Property, Purchaser is not required to impose such condition so long as (x) (A) ITT is under no actual or reasonably foreseeable obligation pursuant to any applicable Environmental
Law to notify any Governmental Authority concerning such claim, or to investigate or remediate with respect to such Claim, and (B) there is no third-party claim pending or threatened against Purchaser or ITT relating to such claim, and (y) Purchaser withdraws and agrees not to assert such claim for indemnification.

                      (vii)  To the extent that either ITT or Purchaser has been successful on the merits or otherwise in any action, suit or proceeding, including the defense thereof, regarding a dispute between such parties concerning their rights or obligations under Section 9.1(a)(viii), the non-successful party shall indemnify the successful party for any expenses
(including attorneys' fees) actually and reasonably incurred by the successful party in connection therewith.

                                                                              70

                      (viii) Immediately following the Closing, Purchaser and
ITT shall cause ERM, a nationally recognized environmental consultant, to complete environmental assessments that update the data to the extent mutually agreed upon by Purchaser and ITT (such agreement not to be unreasonably withheld, conditioned or delayed) in existing Phase II environmental site assessment reports on the Real Property identified on Schedule 9.3(c) (the
"Baseline Environmental Assessments"), to help determine the presence and levels of Materials of Environmental Concern in the soil, groundwater, or any other relevant environmental media as of the Closing Date. The Baseline Environmental
Assessments may be used as evidence of the presence of Materials of
Environmental Concern on the Real Property, but shall not be conclusive. The costs of the Baseline Environmental Assessments will be shared equally by ITT and Purchaser.

         9.4.   Tax Indemnification.
                --------------------

                (a) Indemnification for Taxes. ITT agrees to indemnify Purchaser from and against all Taxes, and all other Losses relating to the payment of any
Taxes of the FHS Companies with respect to any Tax year or portion thereof ending on or before the Closing Date (a "Pre-Closing Period") (or for any Tax
year beginning before and ending after the Closing Date (a "Straddle Period") to the extent allocable (determined in accordance with the following sentence) to the portion of such Straddle Period beginning before and ending on the Closing
Date) (other than Taxes accrued on the most recent balance sheet of the Business or, if applicable, the Closing Net Working Capital Statement). Any allocation required to determine Taxes attributable to a Straddle Period shall be made by means of a closing of the Books and Records of the FHS Companies as of the close of business on the Closing Date and, to the extent not susceptible to such allocation, by apportionment on the basis of elapsed days. ITT agrees to indemnify Purchaser from and against all Taxes, and all other Losses relating to the payment of any Taxes, required to be paid due to a failure by ITT Canada to comply with any provincial or local Tax laws relating to asset transfers that, absent compliance therewith (whether the compliance is mandatory or not), subject the Canada Asset Purchaser to liability for any Tax of ITT Canada and/or imposes a lien on the Purchased Assets.

                (b) Audit Adjustment. If as a result of any audit adjustment for any Pre-Closing Period, Purchaser or any of the FHS Companies realize a Tax
Benefit (other than interest and penalties thereon) for any period ending on or after the Closing Date to which they would not otherwise have been entitled, and such audit adjustment relates solely to a timing difference within the meaning of Financial Accounting Standard Board 109, Purchaser shall pay ITT the amount of such Tax Benefit; provided, however, that (i) ITT shall give Purchaser written notice of any such audit adjustment within 60 days after the date the adjustment is made; (ii) Purchaser shall pay ITT the amount of the Tax Benefit within five Business Days after the date Purchaser or the FHS Companies realizes such Tax Benefit; and (iii) ITT shall indemnify and hold harmless Purchaser and the FHS Companies from and against all Taxes attributable to a future reduction in such Tax Benefit.

                                                                              71

                (c) Tax Claims. Notwithstanding anything to the contrary in
Section 9.3, this Section 9.4(c) shall apply to all claims, audits, examinations and other proposed changes or adjustments by any taxing authority concerning any
Taxes for which ITT is or may be liable, in whole or in part, pursuant to this
Agreement (each a "Tax Claim"). With respect to any Tax Claim, ITT shall, at its own expense, control the defense and settlement of such Tax Claim; provided, however, that ITT shall not consent to any settlement, compromise or resolution of such Tax Claim without the consent of Purchaser (which consent shall not be unreasonably withheld or delayed) if such resolution affects the computation of any item of income, expense, deduction, taxable income, credit or Tax Liability for any period ending after the Closing Date. Purchaser agrees to cooperate with
ITT in pursuing such Tax Claim. ITT shall use reasonable efforts to keep
Purchaser informed of all material developments and events relating to such Tax
Claim and Purchaser shall have the right, at its own expense, to observe (but not to control) the conduct of any Tax Claim.

         9.5.   Certain Claims Procedures. The Indemnified Party shall notify the Indemnifying Party promptly of its discovery of any matter giving rise to a claim of indemnity pursuant hereto. The Indemnified Party shall cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

         9.6.   Arbitration.
                ------------

                (a) Subject to Section 9.6(b), any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach thereof, shall be finally settled under the Rules of Arbitration of the International
Chamber of Commerce. The arbitration shall be conducted by a sole arbitrator in
New York, New York and in the English language. The award shall not include punitive damages. Judgment upon the award (for purposes of enforcement) may be entered by any court having jurisdiction thereof or having jurisdiction over the parties or their assets.

                (b) The provisions of Section 9.6(a) shall not apply with
respect to controversies or claims arising out of the provisions of Section 3.3.

         9.7.   Remedies Exclusive. After the Closing Date, this Article IX shall constitute the exclusive remedy available and in lieu of any other remedies that may be available to any party under or pursuant to any statutory or common law with respect to any Losses of any kind or nature incurred directly or indirectly resulting from or arising out of the matters set forth in this
Agreement or the transactions contemplated hereunder.

                                                                              72

         9.8.   Mitigation. Purchaser and ITT shall cooperate with each other with respect to resolving any claim or liability with respect to which one party is obligated to indemnify the other party hereunder, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

                                    ARTICLE X

                                   TERMINATION
                                   -----------

         10.1.  Termination Events. This Agreement may be terminated and the transactions contemplated herein may be abandoned:

                (a) by mutual consent of the parties hereto;

                (b) by any party by notice to the other party if the Closing shall not have been consummated by the date which is one year following the date of this Agreement, unless extended by written agreement of the parties hereto; provided, that the right to terminate this Agreement under this clause (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

                (c) by either party, if any Governmental Authority shall have issued a final order, decree or ruling enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement
         (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) if the failure to consummate such prohibited transaction could not be remedied such that there would be no Business Material Adverse Effect; provided, that the right to terminate this Agreement under this clause (c) shall not be available to any party who shall not have complied with the obligations under
         Section 6.3.

         10.2.  Effect of Termination. In the event of any termination of the
Agreement as provided in Section 10.1 above, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Purchaser or ITT, except that (a) the obligations of
Purchaser and ITT under Sections 6.2(b) (including the survival of the
Confidentiality Agreement) and 6.4 and Article XI of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve either party of any liability for any willful breach of any representation, warranty, covenant or agreement contained in this Agreement.

                                   ARTICLE XI

                     MISCELLANEOUS AGREEMENTS OF THE PARTIES
                     ---------------------------------------

         11.1.  Notices. All communications provided for hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, when sent via

                                                                              73

facsimile and received, or seven days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and,

                  If to Purchaser:  Cooper-Standard Automotive Inc.
                                    39550 Orchard Hill Place
                                    Novi, MI  48375
                                    Attention: General Counsel
                                    Fax: (248) 596-6535

                  with a copy to:   Gibson, Dunn & Crutcher LLP
                                    200 Park Avenue
                                    New York, NY  10166
                                    Attention:  Steven R. Shoemate, Esq.
                                    Fax: (212) 351-4035

                  If to ITT:        ITT Industries, Inc.
                                    4 West Red Oak Lane
                                    White Plains, NY 10604
                                    Attention: General Counsel
                                    Fax: (914) 696-2971

                  with a copy to:   Simpson Thacher & Bartlett LLP
                                    425 Lexington Avenue
                                    New York, NY  10017
                                    Attention: Gary Sellers, Esq.
                                    Fax: (212) 455-2502

or to such other address as any such party shall designate by written notice to the other parties hereto.

         11.2.  Bulk Transfers. Purchaser waives compliance with the provisions of all applicable laws relating to bulk transfers in connection with the transfer of the Purchased Assets.

         11.3.  Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction or by an arbitration tribunal
(as provided in Section 9.6) to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect, and ITT and Purchaser shall negotiate in good faith to replace such illegal, void or unenforceable provision with a provision that corresponds as closely as possible to the intentions of the parties as expressed by such illegal, void or unenforceable provision.

         11.4.  Further Assurances; Further Cooperation; Asset Returns. Subject
to the terms and conditions hereof, each of the parties hereto agrees to use its reasonable best efforts to execute and deliver, or cause to be executed and delivered, all documents and to take, or cause to be taken, all actions that may be reasonably necessary or appropriate, in the reasonable opinion of counsel for
ITT and Purchaser, to perfect or record title of any Designated Purchaser in the
Purchased Assets. In the event that Purchaser or any other Designated Purchaser receives any

                                                                              74

assets other than Purchased Assets or assets of the FHS Companies, Purchaser agrees to promptly return or cause the return of such assets to ITT or the applicable Asset Seller at ITT's expense.

         11.5.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Copies of executed counterparts transmitted by facsimile or other electronic transmission service shall be considered original executed counterparts for purposes of this Section
11.5; provided, that receipt of copies of such counterparts is confirmed.

         11.6.  Expenses. Whether or not the Closing occurs, ITT and Purchaser shall each pay their respective expenses (such as legal, investment banker and accounting fees) incurred in connection with this Agreement and the transactions contemplated hereby. Purchaser shall pay all fees with respect to the notarization of any other documents in connection with the transactions contemplated by this Agreement.

         11.7.  No Other Representations or Warranties. Except for the
representations and warranties contained in Article IV, Purchaser acknowledges that neither ITT, the other Sellers, the FHS Companies, the other Subsidiaries and Affiliates of ITT nor any other person makes any other express or implied representation or warranty with respect to the Purchased Assets, the assets of the FHS Companies, the FHS Companies or otherwise or with respect to any financial information or other information provided to Purchaser, whether on behalf of ITT or such other persons, including as to (a) merchantability or fitness for any particular use or purpose, (b) the use of the Purchased Assets and the assets of the FHS Companies and the operation of the Business by
Purchaser after the Closing or (c) the probable success or profitability of the ownership, use or operation of the Business by Purchaser after the Closing.
Neither ITT nor any other person will have or be subject to any liability or indemnification obligation to Purchaser or any other person resulting from the distribution to Purchaser, or Purchaser's use of, any such information, including the Confidential Information Memorandum dated August 2005 prepared by
Lazard Freres & Co. LLC related to the Business and any information, document, or material made available to Purchaser in the electronic data room, management presentations or in any other form in expectation of the transactions contemplated by this Agreement.

         11.8.  Non-Assignability. This Agreement shall inure to the benefit of and be binding on the parties hereto and their respective successors and permitted assigns. Except as otherwise provided herein, this Agreement shall not be assigned by either party hereto without the express prior written consent of the other party, and any attempted assignment, without such consent, shall be null and void; provided, however, that Purchaser may assign its rights (but not its obligations) hereunder to any of its Subsidiaries.

         11.9.  Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf

                                                                              75

of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         11.10. Schedules and Exhibits.
                -----------------------

                (a) On or prior to the date hereof, each of ITT and Purchaser has delivered to the other a disclosure statement setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or an exception to one or more representations or warranties contained in Article
IV or Article V hereof, as the case may be; provided, however, that neither the specification of any dollar amount in any representation nor the mere inclusion of an item in a Schedule as an exception to a representation or warranty shall be deemed an admission by a party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Seller Material Adverse Effect, a Business Material Adverse Effect,
or a Purchaser Material Adverse Effect, as the case may be.

                (b) Annex A and all Exhibits and Schedules hereto are hereby incorporated by reference and made a part of this Agreement. Any fact or item which is disclosed on any Schedule or Exhibit to this Agreement or in the
Financial Statements or in the Interim Financial Statements in such a way as to make its relevance or applicability to a representation or representations made elsewhere in this Agreement or to the information called for by another Schedule or other Schedules (or Exhibit or other Exhibits) to this Agreement reasonably apparent on its face shall be deemed to be an exception to such representation or representations or to be disclosed on such other Schedule or Schedules (or
Exhibit or Exhibits), as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

                (c) As used in this Agreement, unless the context would require otherwise and except in Section 4.5(a), the terms "material" or "material to the
Business" and the concept of "material" nature of an effect upon the Business shall be measured relative to the entire Business, taken as a whole, as the
Business is currently being conducted.

         11.11. Third Parties. This Agreement does not create any rights, claims or benefits inuring to any person that is not a party hereto nor create or establish any third party beneficiary hereto.

         11.12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, except for the internal matters of any corporation, partnership or similar entity, which shall be governed by the laws of the jurisdictions of incorporation of such corporation, partnership or similar entity.

         11.13. Consent to Jurisdiction; Waiver of Jury Trial. Except as set
forth in Section 9.6 with respect to the matters described therein or as specifically provided in respect of any part of

                                                                              76

this Agreement, each of the parties hereto irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of
New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York,
New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties hereto, further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth in Section 11.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction as set forth above in the immediately preceding sentence. Each of the parties hereto, irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of
New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

         11.14. Interpretation; Absence of Presumption.

                (a) This agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

                (b) Whenever the words "include", "including" or "includes"
appear in this Agreement, they shall be read to be followed by the words
"without limitation" or words having similar import.

         11.15. Entire Agreement. This Agreement and the Confidentiality
Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties or their respective
Subsidiaries other than those set forth or referred to herein.

         11.16. Section Headings; Table of Contents. The section headings contained in this Agreement and the Table of Contents to this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         11.17. Specific Performance. The parties hereto agree that, prior to
Closing, irreparable damage would occur in the event any provision of this
Agreement was not performed in accordance with the terms hereof and that the parties, prior to Closing, shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

                                                                              77

         11.18. Planning Act (Ontario). This Agreement shall only be effective to create an interest in the Real Property located in Ontario if the subdivision control provisions of the Planning Act (Ontario), as amended, are complied with on or before Closing.

                           [signature page to follow]

                IN WITNESS WHEREOF, the parties have caused this Stock and
Asset Purchase Agreement to be duly executed as of the date first above written.

                                        ITT INDUSTRIES, INC.

                                        By:      __________________________
                                                 Name:
                                                 Title:

                                        COOPER-STANDARD AUTOMOTIVE INC.

                                        By:      ___________________________
                                                 Name:
                                                 Title:

                                    EXHIBIT A
                                    ---------

                                 Entity Sellers
                                 --------------

                      1. Entity Seller Transferring Shares

========================================== ============================= =================== =======================
              Entity Seller                   Transferred Subsidiary      Equity Interest      Designated Entity
                                                                                                   Purchaser
------------------------------------------ ----------------------------- ------------------- -----------------------

ITT                                        ITT Automotive, Inc.                 100%         Cooper-Standard
                                           ("ITTA")                                          Automotive Inc.
------------------------------------------ ----------------------------- ------------------- -----------------------
ITT Industries GmbH                        ITT Fluid Handling Systems           89%          Cooper-Standard
                                           Czech Republic s.r.o.                             Automotive Inc.
                                           (Czech Republic)                                  (99.99%)

                                                                                             CSA Holding
                                                                                             (Deutschland)  GmbH
                                                                                             (.01%)
------------------------------------------ ----------------------------- ------------------- -----------------------
ITT Industries Vermogensverwaltungs GmbH   ITT Fluid Handling Systems           11%          Cooper-Standard
(Germany)                                  Czech Republic s.r.o.                             Automotive Inc.
                                           (Czech Republic)                                  (99.99%)

                                                                                             CSA Holding
                                                                                             (Deutschland)  GmbH
                                                                                             (.01%)
------------------------------------------ ----------------------------- ------------------- -----------------------
ITT Industries Management GmbH (Germany)   Fluid Handling Systems               100%         CSA Holding
                                           Management GmbH                                   (Deutschland) GmbH
                                                                                             100%
------------------------------------------ ----------------------------- ------------------- -----------------------
nominee(1)                                 ITT Automotive Fluid                              Cooper Standard
                                            Handling Systems,                                Automotive Fluid
                                           S.A. de C.V. (Mexico)                             Systems de Mexico
========================================== ============================= =================== =======================

----------------------
(1)   Two shareholders required under Mexico law.

                                                                               2

              2. Entity Sellers Transferring Partnership Interests

============================================ =========================== =================== =======================
               Entity Seller                   Transferred Subsidiary     Equity Interest      Designated Entity
                                                                                                   Purchaser
-------------------------------------------- --------------------------- ------------------- -----------------------

ITTAE                                        ITT Fulton Rohr GmbH &            50.5%         Cooper Standard
                                             Co. KG (Germany)                                Automotive
                                                                                             (Deutschland) GmbH
-------------------------------------------- --------------------------- ------------------- -----------------------
ITT Industries Management GmbH (Germany)     ITT Fulton Rohr GmbH &            49.5%         Cooper Standard
                                             Co. KG (Germany)                                Automotive
                                                                                             (Deutschland) GmbH
-------------------------------------------- --------------------------- ------------------- -----------------------
ITTAE                                        ITT Fluid Handling                 100%         Cooper Standard
                                             Systems GmbH & Co. KG                           Automotive
                                             (Germany)                                       (Deutschland) GmbH
============================================ =========================== =================== =======================

                                    EXHIBIT B
                                    ---------

                              Indirect Subsidiaries
                              ---------------------

================================================ ========================================= =========================
            Transferred Subsidiary                              Subsidiary                     Equity Interest
------------------------------------------------ ----------------------------------------- -------------------------

ITTA                                             ITT Automotive Fluid Handling Systems,              100%
                                                 S.A. de C.V. (Mexico)
------------------------------------------------ ----------------------------------------- -------------------------
ITTA                                             ITT Fluid Handling Systems Australia,               100%
                                                 PTY, LTD. (Australia)
------------------------------------------------ ----------------------------------------- -------------------------
ITTA                                             ITT Automotive-Fluid Handling Systems               100%
                                                 (Suzhou) Co., Ltd (China)
================================================ ========================================= =========================

                                    EXHIBIT C
                                    ---------

                                  Asset Sellers
                                  -------------

================================================ ==================================== ==============================
                 Asset Seller                              Jurisdiction of             Designated Asset Purchaser
                                                     Incorporation/Organization
------------------------------------------------ ------------------------------------ ------------------------------

ITT Canada                                                    Ontario,                Cooper Standard Automotive
                                                               Canada                 Canada Ltd.
------------------------------------------------ ------------------------------------ ------------------------------
ITT Manufacturing Enterprises, Inc. (with                     Delaware,               Cooper-Standard Automotive
respect to certain intellectual property only)              United States             Inc.
------------------------------------------------ ------------------------------------ ------------------------------
ITT (with respect to certain intellectual                     Indiana,                Cooper-Standard Automotive
property only)                                              United States             Inc.
------------------------------------------------ ------------------------------------ ------------------------------
ITTAE (with respect to French branch only)                     Germany                Cooper Standard Automotive
                                                                                      France SAS
================================================ ==================================== ==============================

                                    EXHIBIT D
                                    ---------

                                Purchased Assets
                                ----------------

                  "Purchased Assets" means all of the assets, properties and rights of the Asset Sellers used or held for use primarily or exclusively in the
Business on the Closing Date, other than Excluded Assets, including the following: (a) land and land improvements; (b) buildings and other improvements;
(c) machinery and equipment and other tangible personal property; (d) furniture and fixtures; (e) inventory, including finished goods, work in process, supplies, parts, containers, recycled materials and raw materials; (f) accounts receivable; (g) pre-paid expenses and deposits; (h) to the extent transferable,
Contracts; (i) customer lists and business records; (j) Intellectual Property owned by an Asset Seller which (i) is based on inventions, discoveries, designs or writings made in whole or part by a person who was an employee or independent contractor of the Business or any predecessor thereof at the time of such making or by a group of persons at least some of whom were employees or independent contractors of the Business or any predecessor thereof, at the time of such making or (ii) is or relates to a tradename, trademark or service mark used exclusively in the Business or (iii) was purchased by the Business or any predecessor thereof specifically for the Business; (k) goodwill; (l) sales literature, promotional literature, and other selling and advertising material and lists of customers and suppliers; (m) books, records, ledgers and other documents (or copies thereof whether on paper, computer disk, tape or other storage media); (n) to the extent transferable, third-party warranties and guarantees; (o) to the extent transferable, franchises, approvals, permits, licenses, orders, registrations, certificates, variances, tax abatements and other similar permits or rights; and (p) all prepaid assets.

                                    EXHIBIT E
                                    ---------

                              Excluded Liabilities
                              --------------------

         (a)      Accounts payable to ITT or to Subsidiaries of ITT, which are not FHS Companies or Asset Sellers in respect of the Business
                  (other than trade payables).
         (b)      Tax liabilities, which are for ITT's account pursuant to
                  Section 6.12.
         (c)      Liabilities relative to employees and employee benefits other than those assumed by Purchaser under Section 6.6.
         (d)      Liabilities relating to the Excluded Assets.
         (e)      Liabilities arising under any Environmental Laws with respect to any Former Real Property, including, without limitation, liabilities related to the disposal of waste from any such real property.
         (f)      Any indebtedness of the Asset Sellers.

                                    EXHIBIT F
                                    ---------

                     Reference Net Working Capital Statement
                     ---------------------------------------

                                   [Attached]

     FLUID HANDLING SYSTEMS
     EXHIBIT F
     REFERENCE NET WORKING CAPITAL STATEMENT
     FAS  - $ THOUSANDS

                                                           COL: 1              COL: 2            COL: 3
                                                           ------              ------           -------
     FHS--WW
                                                           ACTUAL                               ADJUSTED
                                                            2005                                  2005
                                                            SEPT                                  SEPT
                                                         --------                              ---------

     CASH                                                   1,271              (1,271)                -
     RECEIVABLES--NET                                      76,226                                76,226
     INVENTORIES--NET                                      24,582                                24,582
     PREPAIDS AND OTHER                                     9,235                (401)   A        8,834
     CURRENT DEFERRED TAX ASSET                                55                 (55)                -
                                                         --------                              ---------
     TOTAL CURRENT ASSETS                                 111,369              (1,727)          109,642

     ACCOUNTS PAYABLE                                      33,286                                33,286
     ACCRUED LIABILITIES                                   23,466              (2,745)   B       20,721
     ACCRUED INCOME TAXES                                  (2,037)              2,037                 -
     ACCRUED TAXES OTHER THAN INCOME                        1,681                                 1,681
     CURRENT MATURITIES--LTD                                   24                 (24)                -
     CURRENT DEFERRED INCOME TAX                              120                (120)                -
                                                         --------                              ---------
     TOTAL CURRENT LIABILITIES                             56,540                (852)           55,688
                                                         --------                              ---------
     REFERENCE NET WORKING CAPITAL                         54,829                (875)           53,954
                                                         ========              ======          =========

A    Consists of a prepayment of $401K to an healthcare provider to cover future medical claims arising prior to September 2005, to be left for the account of the seller.

B    Consists of the following accrued liabilities to be left for the account of the seller. Accrual of medical claims arising prior to
       September 2005 (per                                                  401
       Restructuring accrual for severance payments to employees not
            transitioning to the buyer                                      542
       Accrued workers' compensation claims to be left for the account     (461)
       Accrued environmental liabilities for the account of the seller     2263
                                                                          -----
                                                                           2745
                                                                          =====

                                    EXHIBIT G
                                    ---------

                                 Excluded Assets
                                 ---------------

         (a)   Cash (excluding petty cash), bank accounts, certificates of deposit and other cash equivalents;
         (b)   Accounts receivable from ITT or Subsidiaries of ITT which are not
FHS Companies or Asset Sellers in respect of the Business (other than trade receivables);
         (c)   All rights to the name "ITT" and the ITT Trademarks;
         (d)   All proprietary information of ITT and ITT's Affiliates (other than proprietary information included in the Business), including the following:

               (i)  all ITT's proprietary code books and telex encryption devices; and

               (ii) all ITT's proprietary corporate manuals;

         (e)   All insurance policies and any rights, claims or chooses in action under such insurance policies other than those policies set forth on
Schedule 4.11;
         (f)   All rights to refunds of any Tax payments with respect to periods prior to the Closing;
         (g)   Intellectual Property other than that specified in
subparagraph (j) of the definition of Purchased Assets; and
         (h)   Contracts for the use of software and related agreements with software vendors used by or for multiple business units of ITT.

                                    EXHIBIT H
                                    ---------

                        Excluded FHS Company Liabilities
                        --------------------------------

         (a) Any liability arising out of or associated with any business sold or transferred by any FHS Company prior to the date of this Agreement to a company, which is not an FHS Company, other than liabilities of ITTA arising out of or associated with (i) the Supply Agreement between ITTA and HiSAN, Inc., dated as of July 29, 2005 or (ii) obligations of Purchaser or any of its
Affiliates that arise out of acts or omissions that occur or fail to occur after the Closing Date under (A) the Stock Purchase Agreement between ITTA, ITT and
Sanoh Industrial Co., Ltd., dated as of July 29, 2005 ("HiSAN Sale Agreement"),
(B) portions of the Joint Venture Agreement, dated June 18, 1986, as amended, between ITTA and Sanoh Industrial Co., Ltd that survive termination pursuant to
Section 4.1 of the HiSAN Sale Agreement, or (C) under the Seller Transition
Services Agreement between ITTA and HiSAN, Inc., dated July 29, 2005.

         (b) Liabilities arising under any Environmental Laws with respect to any Former Real Property, including, without limitation, liabilities related to the disposal of waste from any such real property.

         (c)  Any contingent liability that ITT Fluid Handling Systems GmbH &
Co. KG may have in respect of any liability of any business of ITTAE other than the Business as a result of the hive down of the fluid handling business from
ITTAE into ITT Fluid Handling Systems GmbH & Co. KG.

         (d)  Any indebtedness of ITT or any of its Affiliates.

         (e)  Any liability retained by ITT and its Affiliates pursuant to
Section 6.6.

                                    EXHIBIT I
                                    ---------

                       1.   Allocation of Purchase Price
                            ----------------------------

         The Purchase Price shall be allocated as between the various portions of the Business, by country, as follows (more detailed allocations of overall country Purchase Price to be agreed upon prior to the Closing):

                                                  Percentage of
                                                  --------------
                                                  Purchase Price
                                                  --------------

Australia                                               0.00%

Canada                                                  10.6%
China                                                   0.00%

Czech Republic                                           1.1%

France                                                   7.0%

Germany                                                 18.5%

Mexico*                                                  0.8%

United States**                                         62.0%

TOTAL                                                    100%

*    Included as part of acquisition of ITT Automotive, Inc.

**   Purchase Price for U.S. Business to be allocated between stock of ITT
     Automotive, Inc. and Intellectual Property sold by ITT Industries, Inc. and
     ITT Manufacturing Enterprises, Inc.

  2. Further Allocation of Purchase Price Allocated to Canada, France
     and the United States [Canada and U.S. to be agreed at or before Closing,
     France to be agreed a promptly as practicable following the date hereof.]

                                    EXHIBIT J
                                    ---------

                       Individuals Having Actual Knowledge
                       -----------------------------------

                                  Part I - ITT
                                  ------------

Jon Jensen - President, VP Sales, Engineering, & Operations

Michael Schulmeister - Controller

Daniel French - VP Global Director Human Resources

Darrell Wilczynski - Director of Operations, North America

David Day -Director of European Operations

Darwin MacKew - Global Director Purchasing & IT

Sean Osborne - Global Director of R&D

Bennett Leff - Director, Environment, Safety and Health--ITT Motion and Flow
Control

Michelle Watripont - Global Manager, Enterprise Systems

Bob Zimcosky - Manager, Freight and Logistics, North America

Mark Prahl - Quality Director, North America

Fern Fleischer Daves - Environmental Counsel, ITT Industries, Inc., solely with respect to U.S. environmental
matters

Rich Swanson - Retired Attorney, Consultant

Dan Kelly - Deputy General Counsel, ITT Industries, Inc.

Peter Van Winkle - Senior Counsel Intellectual Property, ITT Industries, Inc.,
solely with respect to Intellectual Property matters

                               Part II - Purchaser
                               -------------------

James S. McElya - Chief Executive Officer

Larry J. Beard - President, Global Fluid Systems

                                                                               2

Allen J. Campbell - Chief Financial Officer

Gary T. Phillips - Vice President of Human Resources

Scott H. Finch - Vice President, Treasurer

Helen Yantz - Vice President and Controller

Robert C. Johnson - Vice President - Tax

Timothy W. Hefferon - Vice President, General Counsel and Secretary

Michael C. Verwilst - Vice President, Strategic Planning and Business
Development

                                     ANNEX A
                                     -------

         "Acquired Business" has the meaning set forth in Section 6.8(b)(iii).

         "Actual Value" has the meaning set forth in Section 6.6(i)(iii)(D).

         "Affiliate" of a person means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person.

         "Agreement" means this Stock and Asset Purchase Agreement (including
Annex A, Schedules and Exhibits hereto), as amended, modified or supplemented from time to time.

         "Antitrust Regulations" has the meaning set forth in Section 4.2.

         "Asset Purchase" has the meaning set forth in the Recitals to the
Agreement.

         "Asset Sellers" has the meaning set forth in the Recitals to the
Agreement.

         "Assumed Liabilities" has the meaning set forth in Section 2.2.

         "Avon AOC" has the meaning set forth in Section 6.16.

         "Balance Sheet Date" has the meaning set forth in Section 4.5(b).

         "Baseline Environmental Assessments" has the meaning set forth in
Section 9.3(c)(viii).

         "Books and Records" has the meaning set forth in Section 6.5(a).

         "Business" means the business conducted by the FHS Companies and Asset
Sellers of designing, developing, manufacturing, assembling, marketing and selling fluid handling tubing and systems and related products including HVAC, air suspension, vacuum, washer fluid, and brake or fuel tubing and systems and tubing connectors, retainers and injection molded components.

         "Business Day" means any day other than a Saturday, a Sunday or a day on which banks in New York and Germany are permitted or required by law to close.

         "Business Employees" means all persons (other than persons listed on
Schedule 6.1) employed as of the Closing Date by any FHS Company or by any Asset
Seller with respect to the Business (i) with respect to the United States and
Canada, including those who are not actively-at-work as of such date on account of (A) layoff, (B) leave of absence, (C) with respect to such persons paid on an hourly basis, any Disability (meaning any illness or injury; persons not actively-at-work due to Disability are referred to herein as "Disabled"), and
(D) with respect to such persons paid on a salaried basis, any Disability, including persons not actively-at-work due to Long Term Disability (meaning any
Disability of six months or longer duration as of the date immediately preceding the Closing Date); persons not actively-at-work due to Long Term

                                                                               2

Disability are referred to herein as "Long Term Disabled"); (ii) with respect to the United States and Canada, including those who are entitled as of the Closing
Date to severance and termination pay benefits under either the U.S. Business
Severance Policies and Practices or the Canada Business Severance Policies and
Practices and with respect to whom such severance and termination pay benefits are reflected on the Closing Net Working Capital Statement; and (iii) with respect to France, Germany, and the Czech Republic including all those who are not actively-at-work as of such date for any reason.

         "Business Indemnified Environmental Liability" means any Purchaser
Losses resulting or arising from any: (i) operations in violation of any applicable Environmental Law of any of the FHS Companies or any of the Asset
Sellers in respect of the Business, to the extent such violation occurred on or prior to the Closing Date; (ii) Release of any Materials of Environmental
Concern at, on, from or under any of the Real Property, to the extent such
Release occurred on or prior to the Closing Date, including any subsequent migration of Materials of Environmental Concern onto the real property of a third party and whether or not such Release violated Environmental Law as of the
Closing, but not to the extent such Purchaser Losses are caused or contributed to after the Closing by (A) any Release of Materials of Environmental Concern
caused by Purchaser, any Affiliate of Purchaser (including, after the Closing, any of the FHS Companies), or any of their agents, representatives, lessees, transferees, or invitees, or (B) any other act or omission of any person identified in the foregoing clause (A) that (x) is inconsistent with past practice at such Real Property prior to Closing and (y) not reasonably related to the use of the Real Property for the operation of the Business or any other reasonable industrial or manufacturing use that could reasonably be foreseen to cause or contribute to such Purchaser Losses; provided, that while Purchaser may take acts or omissions consistent with clause (y), it shall use commercially reasonable efforts to avoid aggravating any such Purchaser Losses; or (iii)
disposal, by or on behalf of any of the FHS Companies or any of the Asset
Sellers in respect of the Business, of Materials of Environmental Concern at any
location other than any Real Property to the extent such disposal occurred on or prior to the Closing Date.

         "Business Material Adverse Effect" means a material adverse effect on the business, results of operations, assets or financial condition of the
Business, taken as a whole, resulting in losses (but not lost profits or consequential or punitive damages, except to the extent necessary to reimburse a person for judgments actually awarded to third parties in respect of such types of damages), damages, liabilities, costs and expenses imposed upon or incurred by the Business in excess of $500,000, other than as a result of (i) the execution and delivery of this Agreement (or the announcement thereof), (ii)
Sellers' compliance with the terms of this Agreement, (iii) changes in general economic conditions (including changes in interest rates) to the extent such changes do not have a disproportionate impact on the Business, in the industry in which the Business operates to the extent such changes do not have a disproportionate impact on the Business, in law or applicable regulations or the official interpretations thereof or in GAAP or (iv) any outbreak or substantial worsening of hostilities, terrorist activities or war (whether declared or not declared) or armed conflicts.

         "Canada Asset Purchaser" has the meaning set forth in Section 6.12(i).

                                                                               3

         "Canada Bargaining Agreement" means the collective bargaining agreement identified in Schedule 4.15 with respect to Canada Business Employees.

         "Canada Business Employees" means all Business Employees employed in
Canada by any Asset Seller with respect to the Business.

         "Canada Business Group Insurance Contracts" means any group employee benefit plans or programs of ITT, which are contracts of group insurance in effect with respect to the Canada Business Employees, or Canada Former Business
Employees immediately prior to the Effective Benefits Time but for greater certainty excludes any industry-wide or multiemployer plans.

         "Canada Business Severance Policies and Practices" has the meaning set forth in Section 6.6(q)(viii).

         "Canada Employee Benefit Arrangements" means Employee Benefit
Arrangements with respect to or covering Canada Business Employees or Canada
Former Business Employees.

         "Canada Former Business Employees" means all Former Business Employees whose termination of employment was from any Asset Seller or predecessor thereof in Canada.

         "Canada Hourly Business Employees" means all Hourly Business Employees employed in Canada by an Asset Seller with respect to the Business.

         "Canada Hourly Former Business Employees" means all Hourly Former
Business Employees whose termination of employment was from any Asset Seller or predecessor thereof in Canada.

         "Canada Hourly Transitioned Employees" means Hourly Transitioned
Employees who were Canada Hourly Business Employees.

         "Canada Purchaser's Group Insurance Contracts" means any group employee benefit plans or program of Purchaser which are contracts of group insurance offered for Canada Transitioned Employees pursuant to Section 6.6(q)(ii).

         "Canada Salaried Business Employees" means all Salaried Business
Employees employed by Canada by any Asset Seller in respect of the Business.

         "Canada Salaried Pension Plan" means the ITT Industries Canadian
Pension Plan for Salaried Employees.

         "Canada Salaried Transitioned Employees" means Salaried Transitioned
Employees who were Canada Salaried Business Employees.

         "Canada Savings Plan" means the ITT Industries Canadian Investment and
Savings Plan, comprised of three plans known as the ITT Canadian Investment
Savings Plan for Salaried Employees Composite Plan Document as of January 1,
2001, The ITT Industries Canadian Deferred Profit Sharing Plan for Salaried
Employees, Effective May 1, 1975, Amended and

                                                                               4

Restated January 1, 2001 and the ITT Industries Canadian Employees Profit
Sharing Plan for Salaried Employees, Effective January 1, 1991, Amended and
Restated January 1, 2001.

         "Canada Transitioned Employees" means those Transitioned Employees who were Canada Business Employees.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. 9601 et seq., as amended, and all regulations promulgated thereunder, as in effect on the date of this Agreement.

         "Closing" has the meaning set forth in Section 8.1.

         "Closing Adjusted Net Working Capital" has the meaning set forth in
Section 3.3(a)(i)(C).

         "Closing Net Working Capital Statement" has the meaning set forth in
Section 3.3(a)(i).

         "Closing Date" has the meaning set forth in Section 8.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment Letter" has the meaning set forth in Section 6.19(a).

         "Competing Operations" has the meaning set forth in Section
6.8(b)(iii).

         "Competition" has the meaning set forth in Section 6.8(a).

         "Confidentiality Agreement" has the meaning set forth in Section
6.2(b).

         "Consent" has the meaning set forth in Section 6.3(a).

         "Contracts" has the meaning set forth in Section 4.8(a).

         "control" or "controls" or "controlled by" means the ownership of more than 50% of the securities entitling the person holding such securities to vote on the election of directors.

         "Covered Schedules" has the meaning set forth in Section 4.8(a).

         "Cure Period" the meaning set forth in Section 6.10(b).

         "Deficiency Notice" has the meaning set forth in Section 6.10(b).

         "Designated Asset Purchasers" has the meaning set forth in the Recitals to the Agreement.

         "Designated Entity Purchasers" has the meaning set forth in the
Recitals to the Agreement.

         "Detailed Allocation" has the meaning set forth in Section 3.5.

                                                                               5

         "Designated Purchasers" has the meaning set forth in the Recitals to the Agreement.

         "Disclosed Contracts" has the meaning set forth in Section 4.8(a).

         "dollars" or "$", when used in this Agreement or any other Transaction
Document, means United States dollars unless otherwise stated.

         "EC Business Employee" means a Business Employee employed, as of the
Closing Date, in the Czech Republic, Germany or France (the "EC Countries").

         "EC Collective Agreements" has the meaning set forth in
Section 4.13(j)(ii).

         "Effective Benefits Time" means 12:01 AM Eastern Time on the date immediately following the Closing Date.

         "Effective Date of the Sale" has the meaning set forth in
Section 6.6(m).

         "Employee Benefit Arrangements" means all plans, schemes, contracts, agreements, practices, policies or arrangements, oral or written, of ITT, any
FHS Company or Asset Seller, or in which ITT, any FHS Company or Asset Seller participates, in any such case maintained for the benefit of any Business
Employee or Former Business Employee (other than state, national, local or statutory social security, unemployment insurance, workers' compensation or pension arrangements) providing for employment or for benefits payable on retirement, death, disability or voluntary withdrawal from or involuntary termination of employment or for any bonuses, deferred compensation, excess benefits, pensions, retirement benefits, profit sharing, stock bonuses, stock options, stock purchases, incentive arrangements, life, accident and health insurance, hospitalization, savings, holiday, vacation, severance pay, termination indemnity payments, sick pay, leave, disability, company cars, tuition refund, scholarship, relocation, service awards or any other employee or executive benefits, including, without limitation, with respect to the United
States, any such plan, scheme, contract, agreement, practice, policy or arrangement which is an "employee benefit plan" as defined in Section 3(3) of
ERISA, including any "employee welfare benefit plan" as defined in Section 3(1)
of ERISA ("U.S. Welfare Plan") and any employee pension benefit plan as defined in Section 3(2) of ERISA ("U.S. Pension Plan") and, with respect to France
Business Employees, includes any pension plan, supplemental pension plan, profit sharing plan, savings plan, retirement savings plan, bonus plan, incentive compensation plan, deferred compensation plan, employee benefit plan, vacation plan, leave of absence plan, employee assistance plan, automobile leasing/subsidy, allowance plan, written redundancy or severance plan, relocation plan, family support plan, retirement plan, medical, health, hospitalization or life insurance plan, disability plan, sick leave plan, death benefit plan, or any other plan that is required to be continued by any FHS
Company or Asset Seller, for the benefit of the France Business Employees as in effect at the Closing Date.

         "Entity Purchase" has the meaning set forth in the Recitals to the
Agreement.

         "Entity Sellers" has the meaning set forth in the Recitals to the
Agreement.

                                                                               6

         "Environmental Laws" means all foreign, federal, state, provincial, municipal and local statutes, laws (including common law), regulations, ordinances, codes, permits, German technical instructions, agreements with
Governmental Authorities and enforceable orders and decrees, including those of the European Union, (i) protecting the quality of the ambient air, soil or subsurface strata, surface water, or groundwater from exposure to or discharges of Materials of Environmental Concern, (ii) relating to the exposure of persons to Materials of Environmental Concern (including, to the extent so related, laws governing occupational health and safety), and (iii) regarding the generation, use, handling, storage, transportation, processing, disposal, Release or remediation of Materials of Environmental Concern, in each of cases (i), (ii)
and (iii) as are in effect as of the Closing Date.

         "Environmental Permits" means all permits, licenses, registrations, and other authorizations required under any applicable Environmental Laws.

         "Equity Equivalents" has the meaning set forth in Section 4.3.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as
amended, and any successor thereto.

         "Estimated Value" has the meaning set forth in Section 6.6(i)(iii)(C).

         "Excess Pension Plan" has the meaning set forth in Section 6.6(k)(iv).

         "Excess Savings Plan" has the meaning set forth in Section 6.6(k)(v).

         "Excluded Assets" means the assets set forth on Exhibit G.

         "Excluded FHS Company Liabilities" means the liabilities of the FHS
Companies which are set forth on Exhibit H and all other liabilities of the FHS
Companies that are not for the account of the FHS Companies in accordance with the terms of this Agreement.

         "Excluded Liabilities" has the meaning set forth in Section 2.2.

         "Existing Product" has the meaning set forth in Section 6.10(b).

         "FHS Companies" means the Transferred Subsidiaries together with the
Subsidiaries of the Transferred Subsidiary listed on Exhibit B.

         "FHS Company Stock" has the meaning set forth in Section 4.3.

         "FHS Germany Pension Trust" has the meaning set forth in
Section 6.6(r)(i).

         "FHS Management GmbH" means Fluid Handling Systems Management GmbH.

         "Financial Statements" has the meaning set forth in Section 4.5(a).

         "Financing" has the meaning set forth in Section 6.19.

                                                                               7

         "Former Business Employees" means all persons who were not employees of any FHS Company or any Asset Seller with respect to the Business immediately preceding the Closing Date but who were formerly employed by any FHS Company or any Asset Seller with respect to the Business or predecessors thereof, and whose service with any FHS Company or any Asset Seller and their respective Affiliates or predecessors terminated prior to the Closing Date including, without limitation, those who are retired.

         "Former Real Property" means any real property that has been owned, leased or operated by any Asset Seller or any FHS Company or any of their respective predecessors in interest but is no longer owned, leased or operated by any Asset Seller in respect of the Business or FHS Company as of the date of this Agreement. For the avoidance of doubt, "Former Real Property" does not include Real Property or any Purchased Assets or any interest in real property being sold, conveyed, transferred, assigned or delivered, directly or indirectly, to Purchaser in connection with this Agreement.

         "France Business Employees" means all Business Employees employed by any FHS Company or Asset Seller in France.

         "French Business" means the Purchased Assets which are located in
France.

         "French Business Transfer Agreement" means the agreement by which the
French Business will be transferred to Purchaser on the Closing Date, as set forth in Schedule 2.3(b).

         "French Implementing Agreements" means the French Business Transfer
Agreement and the French Real Estate Transfer Agreement.

         "French Real Estate" means the Owned Real Property located in France.

         "French Real Estate Transfer Agreement" means the agreement by which the French Real Estate will be transferred to Purchaser as set forth in Schedule
2.3(b).

         "Future Approved Product" has the meaning set forth in Section 6.10(b).

         "GAAP" has the meaning set forth in Section 3.3(a)(i)(C).

         "German Partnerships" has the meaning set forth in Section 6.6(r)(i).

         "Governmental Authority" has the meaning set forth in Section 4.4.

         "GST" has the meaning set forth in Section 6.12(j).

         "Guaymas Employee" has the meaning set forth in Section 4.13(i)(ii).

         "HIPAA" has the meaning set forth in Section 6.6(b)(vii).

         "HiSAN Sale Agreement" has the meaning set forth in Exhibit H.

         "Honeywell Litigation" has the meaning set forth in Section 9.1(c).

                                                                               8

         "Honeywell Losses" means any and all losses, damages, liabilities, costs and expenses, including interest, royalties imposed or to be paid by judgment or agreement, penalties, damages to the Business, costs, damages or losses associated with any injunctions or equitable relief, court costs and reasonable attorney's fees and expenses, whether incurred in the past or in the future, relating to or arising out of the assertion (including without limitation the claims in the Honeywell Litigation) that the manufacture, use, sale or offer for sale anywhere in the world of a plastic quick connect component of the type manufactured, marketed, sold or imported by the Business as of the Closing Date, or the employ of any method or process of a type used by the Business in connection therewith as of the Closing Date infringes U.S. Pat.
No. 5,164,879, its Reexamination Certificate No. 3623 issued on September 8,
1998, or any foreign equivalent patent claim thereof claiming priority from U.S.
Application No. 07/575,260 filed August 30, 1990, including any related act or omission alleged to constitute indirect, contributory, or induced infringement thereof.

         "Hourly Business Employees" means Business Employees paid on an hourly basis, including those who are union represented and those who are non-union represented.

         "Hourly Former Business Employees" means Former Business Employees who were paid on an hourly basis, including those who were union represented and those who were non-union represented.

         "Hourly Pension Plans" means the ITT Automotive - Newlex Hourly
Employees Retirement Plan, the Archbold Pension Plan for Hourly Employees,
Pension Plan for Hourly Employees of ITT Fluid Handling Systems Northern Plants,
and the Pension Plan for Hourly Employees of ITT Fluid Handling Systems Leonard
Plant.

         "Hourly Savings Plans" means the ITT Automotive Fluid Handling Systems
- Northern Plants Savings Plan for Hourly Employees, the ITT Fluid Handling
Systems - Leonard Retirement/Savings Plan for Hourly Employees, the ITT
Industries Fluid Handling Systems - Archbold Savings Plan for Hourly Employees,
and the ITT Industries Fluid Handling Systems - Newlex Division Savings Plan for
Hourly Employees.

         "Hourly Savings Plans Trust" has the meaning set forth in Section
6.6(g)(ii).

         "Hourly Transitioned Employees" means Hourly Business Employees who become Transitioned Employees.

         "HSR Act" has the meaning set forth in Section 4.2.

         "Indemnified Party" means a Purchaser Indemnified Party or an ITT
Indemnified Party, as the case may be.

         "Indemnifying Party" has the meaning set forth in Section 9.2(f).

         "Indemnity Claim" has the meaning set forth in Section 9.3(b).

         "Independent Accounting Firm" has the meaning set forth in
Section 3.3(d).

                                                                               9

         "Industries Master Trust" has the meaning set forth in Section
6.6(i)(iii)(A).

         "Initial Purchase Price" has the meaning set forth in Section 3.1.

         "Intellectual Property" means patents and patent applications, trademark and service mark registrations, applications for the registration of trademarks and service marks, copyright registrations, applications for the registration of copyrights, mask work registrations and applications for the registration of mask works, software, inventions, trade secrets, know-how and copyrights.

         "Interim Financial Statements" has the meaning set forth in
Section 4.5(b).

         "IRS" means the United States Internal Revenue Service.

         "ITT" has the meaning set forth in the preamble to the Agreement.

         "ITT Canada" has the meaning set forth in Section 3.5.

         "ITT Corporate Policies" has the meaning set forth in Section 6.14.

         "ITT CTA" has the meaning set forth in Section 6.6(r)(i).

         "ITT Indemnified Party" has the meaning set forth in Section 9.1(b).

         "ITT Losses" has the meaning set forth in Section 9.1(b).

         "ITT Trademarks" has the meaning set forth in Section 6.10(b).

         "ITTA" means ITT Automotive, Inc., a corporation organized under the laws of Delaware.

         "ITTAE" has the meaning set forth in Section 2.3(b).

         "ITTME" the meaning set forth in Section 6.10(b).

          "KGs" has the meaning set forth in Section 6.12(a).

         "the knowledge of" or "actually known to" a party hereto means, with respect to ITT, the actual knowledge of the individuals listed on Part 1 of
Exhibit J hereto and the knowledge that any such person would reasonably be expected to have obtained after reasonable inquiry, consistent with their duties, of the employees of the Sellers and their Affiliates primarily responsible for the subject matter thereof, and with respect to Purchaser, the actual knowledge (after due inquiry) of the individuals listed on Part 2 of
Exhibit J hereto.

         "Leased Real Property" has the meaning set forth in Section 4.7(b).

         "Licensed Intellectual Property" means the Intellectual Property owned by ITT or one of its Subsidiaries and licensed to the FHS Companies and the
Designated Asset Purchasers

                                                                              10

pursuant to Sections 6.10 and 6.11 of this Agreement, including, without limitation, the ITT Trademarks.

         "Liens" has the meaning set forth in Section 4.2.

         "Losses" means Purchaser Losses or ITT Losses, as the case may be.

         "Materials of Environmental Concern" means any substance, material or waste that is regulated or governed by any Environmental Law applicable to the substance, waste or contaminant in the jurisdiction in which such substance, waste or contaminant is located, including, without limitation, (i) any hazardous, acutely hazardous, radioactive or toxic substance, waste or contaminant defined and regulated as such under any such Environmental Laws,
(ii) any asbestos or asbestos-containing materials, and (iii) any petroleum or fractions thereof, chlorinated hydrocarbons, or polychlorinated biphenyls.

         "Mexico FHS Company" means ITT Automotive Fluid Handling
Systems, S.A. de C.V.

         "Mexico Subsidiary Employees" has the meaning set forth in Section
4.13(i)(i).

         "Multiemployer Plan" has the meaning set forth in Section 3(37) of
ERISA.

         "Net Working Capital" has the meaning set forth in Section 3.3(a)(i).

         "New Lexington Property" has the meaning set forth in
Section 9.3(c)(vi).

         "NHTSA" has the meaning set forth in Section 9.1(a)(vii).

         "Northern STIF" has the meaning set forth in Section 6.6(i)(iii)(C).

         "Northern Trust" has the meaning set forth in Section 6.6(g)(ii).

         "Other Tax Items" has the meaning set forth in Section 9.3(b).

         "Owned Real Property" has the meaning set forth in Section 4.7(b).

         "Partnership Interests" has the meaning set forth in the Recitals to the Agreement.

         "PBGC" has the meaning set forth in Section 6.6(h).

         "PBGC Action" has the meaning set forth in Section 6.6(h).

         "Permits" has the meaning set forth in Section 4.14(b).

         "Permitted Liens" has the meaning set forth in Section 4.7(a).

         "person" means an individual, corporation, partnership, association, trust, incorporated organization, other entity or group (as defined in Section
13(d)(3) of the Securities Exchange Act of 1934).

                                                                              11

         "Plan Accounts" has the meaning set forth in Section 6.6(i)(iii)(A).

         "Pre-Closing Period" has the meaning set forth in Section 9.4(a).

         "PRC-based FHS Company" has the meaning set forth in Section 4.13(k).

         "Purchase" has the meaning set forth in the Recitals to the Agreement.

         "Purchased Assets" means the assets set forth on Exhibit D.

         "Purchase Price" has the meaning set forth in Section 3.1.

         "Purchaser" has the meaning set forth in the preamble to the Agreement.

         "Purchaser Indemnified Party" has the meaning set forth in
Section 9.1(a).

         "Purchaser Losses" has the meaning set forth in Section 9.1(a).

         "Purchaser Material Adverse Effect" has the meaning set forth in
Section 5.2.

         "Purchaser's DCAP" the meaning set forth in Section 6.6(b)(viii)(B)(1).

         "Purchaser's FSA" has the meaning set forth in
Section 6.6(b)(viii)(A)(1).

         "Purchaser's Hourly Pension Plans" has the meaning set forth in Section
6.6(j)(ii)(A).

         "Purchaser's Savings Plan" has the meaning set forth in
Section 6.6(k)(i).

         "Purchaser's Trusts" has the meaning set forth in
Section 6.6(i)(iv)(A).

         "Purchaser's U.S. Welfare Benefits Program" means the employee welfare benefits plans, programs, policies, practices or arrangements of Purchaser or an
Affiliate offered for U.S. Transitioned Employees in accordance with
Section 6.6(a)(ii) of this Agreement.

         "Quality Standard" the meaning set forth in Section 6.10(b).

          "RCRA" means the Resource Conservation and Recovery Act, 42 U.S.C.
6901 et seq., as amended, and all regulations promulgated thereunder, as in effect on the date of this Agreement.

         "Real Property" has the meaning set forth in Section 4.7(b).

         "Recall" has the meaning set forth in Section 9.1(a)(vii).

         "Recall Deductible" has the meaning set forth in Section 9.2(e)(i).

         "Reference Net Working Capital Statement" means the three column statement of Net Working Capital attached hereto as Exhibit F, showing for illustrative purposes in the second column thereof the adjustments which would have been made to determine Closing Adjusted Net

                                                                              12

Working Capital in accordance with the terms of this Agreement if Closing had occurred on the Balance Sheet Date.

         "Release" means, when used in connection with Materials of
Environmental Concern, any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Material of Environmental Concern).

         "RFM AOC" has the meaning set forth in Section 6.16.

         "Salaried Business Employees" means Business Employees paid on a salaried basis.

         "Salaried Former Business Employees" means Former Business Employees who were paid on a salaried basis.

         "Salaried Retirement Plan" has the meaning set forth in Section
6.6(k)(ii).

         "Salaried Savings Plan" has the meaning set forth in Section 6.6(k)(i).

         "Salaried Transitioned Employees" means Salaried Business Employees who become Transitioned Employees.

         "Securities Act" has the meaning set forth in Section 5.4.

         "Seller Material Adverse Effect" has the meaning set forth in Section
4.6.

         "Sellers" has the meaning set forth in the Recitals to the Agreement.

         "Sold Entity" has the meaning set forth in Section 9.2(h).

         "Straddle Period" has the meaning set forth in Section 9.4(a).

         "Subsidiary" or "Subsidiaries" of Purchaser, ITT or any other person means any corporation, partnership or other legal entity of which Purchaser, ITT or such other person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holder of which is generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Target Net Working Capital" means U.S.$50,317,000.00.

         "Tax" or "Taxes" means all direct and indirect taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, provincial, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes, payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, profits taxes, capital taxes, net worth taxes, franchise taxes,

                                                                              12

gross receipts taxes, VAT, occupation taxes, real and personal property taxes, stamp taxes, transfer taxes, withholding taxes, workers' compensation, occupancy, ad valorem, value added, custom duties and other obligations of the same or of a similar nature.

         "Tax Benefit" has the meaning set forth in Section 9.3(b).

         "Tax Claim" has the meaning set forth in Section 9.4(c).

         "Tax Return" or "Tax Returns" means any return, declaration, claim for refund, report and information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Tene Litigation" has the meaning set forth in Section 9.1(d).

         "Transaction Documents" has the meaning set forth in Section 4.2.

         "Transfer Provisions" means any legislation implementing the provisions of Council Directive 2001/23 (Transfer of Undertakings) and any predecessor directives.

         "Transferred Intellectual Property Assets" has the meaning set forth in
Section 4.10(a).

         "Transferred Subsidiaries" means the issuers of the Transferred
Subsidiary Stock and Partnership Interests.

         "Transferred Subsidiary Stock" has the meaning set forth in the
Recitals to the Agreement.

         "Transitioned Employees" means, from and after the Effective Benefits
Time, (i) all Business Employees employed by any FHS Company, (ii) all Business
Employees employed by any Asset Seller who accept Purchaser's offers of employment as provided in this Agreement or who are transferred to Purchaser by operation of applicable law and (iii) all Business Employees covered under a collective bargaining agreement who become employees of Purchaser by virtue of
Purchaser's assumption of such collective bargaining agreement pursuant to this
Agreement and/or applicable law.

         "Treasury Regulations" means the income tax regulations, including temporary and proposed regulations, promulgated under the Code by the United
States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

         "U.S. Bargaining Agreements" has the meaning set forth in
Section 6.6(a)(iii).

         "U.S. Business DCAP" the meaning set forth in
Section 6.6(b)(viii)(B)(1).

         "U.S. Business Employees" means all Business Employees employed by any
U.S. FHS Company.

         "U.S. Business FSA" has the meaning set forth in
Section 6.6(b)(viii)(A)(1).

                                                                              14

         "U.S. Business Severance Policies and Practices" has the meaning set forth in Section 6.6(e)(i).

         "U.S. Business Welfare Benefits Program" means employee welfare benefit plans, programs, policies, practices or arrangements sponsored, maintained or contributed to by ITT or any Affiliate for the benefit of the U.S. Business
Employees and Former U.S. Business Employees immediately on the Closing Date.

         "U.S. Employee Benefit Arrangements" means Employee Benefit
Arrangements with respect to or covering U.S. Business Employees and/or U.S.
Former Business Employees.

         "U.S. FHS Company" means any FHS Company, which is incorporated in the
United States.

         "U.S. Former Business Employees" means all Former Business Employees whose termination of employment was from any U.S. FHS Company or any predecessor thereof.

         "U.S. Hourly Business Employees" means all Hourly Business Employees employed by any U.S. FHS Company.

         "U.S. Hourly Former Business Employees" means all Hourly Former
Business Employees whose termination of employment was from any U.S. FHS Company or any predecessor thereof.

         "U.S. Hourly Pension Plans" means any Multiemployer Plan to which ITT has obligations to contribute in respect of U.S. Hourly Business Employees and/or Hourly Former Business Employees.

         "U.S. Hourly Transitioned Employees" means Hourly Transitioned
Employees who were U.S. Hourly Business Employees.

         "U.S. LTD Plan" has the meaning set forth in Section 6.6(f)(ii).

         "U.S. Non-Bargaining Hourly Business Employees" means U.S. Hourly
Business Employees other than the U.S. Hourly Business Employees covered under a
U.S. Bargaining Agreement.

         "U.S. Non-Bargaining Hourly Transitioned Employees" means U.S. Hourly
Transitioned Employees who were U.S. Non-Bargaining Hourly Business Employees.

         "U.S. Pension Plans" means employee pension benefit plans sponsored, maintained or contributed to by ITT or any Affiliate intended to be tax-qualified under the Code (other than any Multiemployer Plan) maintained for the benefit of U.S. Business Employees and/or U.S. Former Business Employees.

         "U.S. Salaried Business Employees" means all Salaried Business
Employees employed by any U.S. FHS Company.

                                                                              15

         "U.S. Salaried Former Business Employees" means all Salaried Former
Business Employees whose termination of employment was from any U.S. FHS Company or any predecessor thereof.

         "U.S. Salaried Transitioned Employees" means Salaried Transitioned
Employees who were U.S. Salaried Business Employees.

         "U.S. Transitioned Employees" means those Transitioned Employees who were U.S. Business Employees.

         "Valuation Date" has the meaning set forth in Section 6.6(i)(iii)(B).

         "WARN Act" has the meaning set forth in Section 6.6(m).

         "Warranty Claim" has the meaning set forth in Section 9.1(a)(vi).

         "Warranty Deductible" has the meaning set forth in Section 9.2(d).

                                                                  EXECUTION COPY

===============================================================================

                              DISCLOSURE SCHEDULES

                                       TO

                       STOCK AND ASSET PURCHASE AGREEMENT

                                     between

                              ITT INDUSTRIES, INC.

                                       and

                         COOPER-STANDARD AUTOMOTIVE INC.

                          Dated as of December 4, 2005

===============================================================================

                                                                               2

                                  INTRODUCTION

     These Disclosure Schedules (the "DISCLOSURE SCHEDULES") are being delivered by ITT INDUSTRIES, INC. ("ITT") and COOPER-STANDARD AUTOMOTIVE INC.
("PURCHASER") in connection with the execution and delivery of the Stock and
Asset Purchase Agreement (the "AGREEMENT"), dated as of December 4, 2005, between ITT and Purchaser.

     Neither the specification of any dollar amount in any Disclosure Schedule nor the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall be deemed an admission by a party that such item represents an exception or material fact, event or circumstance or that such item is reasonably likely to result in a Seller Material Adverse Effect, a
Business Material Adverse Effect or a Purchaser Material Adverse Effect, as the
case may be. No disclosure in these Disclosure Schedules relating to any possible breach or violation of any law or contract shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.

     Any fact or item that is disclosed on any Disclosure Schedule in such a way as to make its relevance or applicability to the information called for by another Disclosure Schedule or other Disclosure Schedules reasonably apparent on its face shall be deemed to be disclosed on such other Disclosure Schedule or
Disclosure Schedules, as the case may be, notwithstanding the omission of a reference or cross-reference thereto.

     The Section headings contained in these Disclosure Schedules are for reference purposes only and shall not affect the meaning or interpretation of the Agreement or these Disclosure Schedules.

     In disclosing the information in these Disclosure Schedules, ITT expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed herein.

     The information contained in these Disclosure Schedules is in all respects subject to the Confidentiality Agreement.

                                                                               3

                                  SCHEDULE 1.1

CONVEYANCE DOCUMENTS FOR ENTITY PURCHASE TRANSFERS (SECTION 1.1):

     Czech Republic
Transfer Agreement (certified) required for the transfer of the shares of ITT
Industries GmbH and ITT Industries Vermogensverwaltungs GmbH in ITT Fluid
Handling Systems Czech Republic s.r.o.

     Germany
Notarial deed required for the transfer of:

     (i) the shares held by ITT Industries Management GmbH in Fluid Handling
         Systems Management GmbH;
     (ii) the partnership interest held by ITT Automotive Europe GmbH & Co. KG in ITT Fluid Handling Systems GmbH & Co. KG on the one hand, and in ITT
         Fulton-Rohr GmbH & Co. KG on the other hand; and
     (iii) the partnership interest held by ITT Industries Management GmbH in
         ITT Fulton-Rohr GmbH & Co. KG.

     United States
Endorsed share certificate representing all outstanding shares of capital stock of ITTA.

                                                                               4

                                 SCHEDULE 2.3(A)

CONVEYANCE DOCUMENTS FOR ASSET PURCHASE TRANSFERS (SECTION 2.3(A)):

CANADA
o    Registrable Transfer/deed of land - Owned Real Property.
o    Specific conveyance documents with respect to any motor vehicles.
o    Bill of Sale and Assignment and Assumption Agreement.

FRANCE
o    See Schedules 2.3(b)(i) and (ii).

UNITED STATES
o    Patent and trademark assignment documents.

                                                                               5

                               SCHEDULE 2.3(B)(I)

FORMS OF FRENCH IMPLEMENTING AGREEMENTS (SECTION 2.3(B)(I)):  Attached

                                                                               6

                               SCHEDULE 2.3(B)(II)

FORMS OF FRENCH IMPLEMENTING AGREEMENTS (2.3(B)(II)):  Attached

                                                                               7

                                 SCHEDULE 3.3(B)

RESERVES POLICY (3.3(B)):

LOSS CONTRACTS PROCEDURE

The FHS Companies have a general policy of evaluating loss contracts on an individual platform basis at least once per year.

This policy is used in conjunction with ITT's Financial Policy 50-06. The controller of the Business reviews sales prices and variable cost data for all parts sold by the FHS Companies. If any part is being sold at a price that is below its variable cost, the controller of the Business undertakes a further analysis that compares the total sales price of all parts sold on the customer platform with the total variable cost of the parts on that same platform.

For example, if the Business bids for and obtains business for a particular platform for strategic reasons that it expects will be close to break-even on a variable margin basis, the contract is monitored regularly to determine whether the overall platform will break even for the remainder of the contract (taking into account any known future variations in either selling price or costs). If the platform will not break even, a loss accrual is booked for that particular platform, for the remaining life of the contract.

For individual parts not associated with a specific platform, if losses are incurred at the variable level, a similar analysis is undertaken. This analysis considers whether sales are material in relation to the total sales to the specific customer. If an accrual is appropriate, it is calculated for the remainder of the contract in the same manner as described in the preceding paragraph.

Because the FHS Companies are managed and marketed on a value center basis, the above policy of accruing for losses results in a fair representation of the economic realities of the Business and thus is in accordance with U.S. GAAP.

WARRANTY AND RETROFIT PROCEDURE
Warranty and retrofit charges arise after the passing of title or customer acceptance. Warranty covers costs for replacements, returns and allowances, repairs, etc. of defective material shipped to customers when such costs are required by contractual clause. Retrofit includes costs for returns and replacements and product modification for defective product shipped to customers when such costs are required by contractual clause or by implied company policy, and the expenses are due to errors in manufacture or design.

Reserves for warranty are established based on previous experience and/or specifically identified quality issues. Due to the nature of the product, extensive quality testing requirements, Just-In-Time delivery and immediate installation of the product by the customer, defects are generally identified within a few days of shipment to the customer. The controller makes a detailed review at the end of each accounting period to evaluate the adequacy of the reserve amounts. This Policy is used in conjunction with ITT's Financial Policy
50-06.

                                                                               8

ENVIRONMENTAL COSTS

It is ITT's policy to actively monitor and document environmental costs related to soil and ground water remediation. ITT systematically collects and documents such costs and uses the data for accrual verification purposes.

Environmental costs are generally charged as an expense. For example, equipment purchased specifically for remediation that lacks ongoing value to the entity beyond the remediation project is expensed. ITT capitalizes environmental costs only if they are recoverable and meet AT LEAST one of the following criteria:

     o   The costs extend the life, increase the capacity, or improve the safety or efficiency of property owned by ITT, and the condition of the property is improved, as compared with the condition of the property when it was originally constructed or acquired.

     o   The costs mitigate, or prevent environmental contamination that will potentially occur under the current conditions or might otherwise result from future operations or activities, and the property is improved compared with the condition of the property when it was originally constructed or acquired.

     o   The costs are incurred in preparing the property for sale.

ITT accounts for environmental costs in accordance with FASB Statement No. 5,
"Accounting for Contingencies", AICPA Statement of Position 96-1, "Environmental
Remediation Liabilities," and FASB Interpretation No. 14, "Reasonable Estimation
of the Amount of a Loss."

     Accruing Environmental Liabilities
Environmental liabilities are accrued by a charge to income when an expense or loss is probable (i.e., likely to occur) and the amount of loss can be reasonably estimated. The controller utilizes the Environmental Exposures Report as the basis for evaluating and revising accruals. The accrual is based on the
"best estimate" of the future cost. Only if there is no sound basis for developing a best estimate, ITT will use a range of possible exposures. In such cases, the accrual is made for the low end of the selected range if that is considered a reasonable estimate (i.e., a surrogate best estimate) of the loss.
ITT's controller evaluates the range of exposures used and the accrual amount selected to ensure they both reflect a reasonably accurate estimate of future cost.

ITT has elected not to discount its environmental liabilities.

     Third-Party Recoveries
ITT obtains assessments of the probability of anticipated recoveries from third parties (e.g., insurance companies, former owners), independent of its own internal cost estimate. ITT will only report an anticipated recovery if it is deemed probable (i.e., likely to occur). ITT does not reduce a liability with a recovery.

Probable recoveries included in the ITT Industries Environmental Cost Estimating
Model Worksheets are recorded separately as an asset. ITT's individual units only record probable third-party recoveries that are not otherwise included in
ITT Headquarters' overall insurance recovery litigation process.

                                                                               9

     Remediation Costs Included in the Accrual
The accrual for a site's environmental remediation and investigation costs encompass the associated costs. At sites where the environmental liabilities are shared with another party or parties, the accrual includes an estimate for the additional costs that ITT expects to bear, if other involved parties fail to contribute their share.

Remediation costs are estimated using the ITT Industries Environmental Cost
Estimating Model Worksheet, which considers the primary cost elements in the remediation process, the effects of current laws and regulations, liability sharing and the state of technology. Cost elements considered include, but are not limited to:

     o   The cost of the remediation investigation and feasibility studies;

     o   Construction, design, and pilot study costs;

     o   Outside legal, consulting, and remediation project management fees;

     o   Incremental in-house costs (e.g., additional labor);

     o   Projected costs of remediation activities, including permitting, waste disposal, sampling, and analysis costs;

     o   Site closure and mandated post-remediation monitoring costs; and

     o   Equipment or materials purchased for remediation which lacks value upon project completion.

RESERVES FOR WORKERS COMPENSATION LIABILITIES

The cost of workers compensation liabilities for the Business locations in
Europe, Canada and Mexico are covered by government sponsored programs.

The cost of workers compensation liabilities for the Ohio locations is self-insured, in compliance with Ohio state law. For the other domestic locations, workers compensation benefits are insured with licensed carriers, subject to a deductible. In all states, workers compensation claims are handled by qualified third-party administrators who establish claim reserves. Reserves are reviewed as necessary and at least annually to ensure they are adequate.

                                                                              10

                                  SCHEDULE 4.2

CORPORATE AUTHORITY (SECTION 4.2):  None

                                                                              11

                                 SCHEDULE 4.3(A)

FHS COMPANY STOCK (SECTION 4.3):  None

                                                                              12

                                 SCHEDULE 4.3(B)

FHS COMPANY STOCK (SECTION 4.3):

INFORMATION ON SHARES AND PARTNERSHIP INTEREST

ITT Automotive, Inc.
     o   The authorized capital stock is 100 shares, and 100 shares of capital stock are outstanding, issued to and owned by ITT Industries, Inc.

ITT Automotive Fluid Handling Systems, S.A. de C.V.
     o   Capital stock is authorized in the amount of 50,000.00 Mexican Pesos.
         Five hundred Class I, Series A Shares have been authorized and issued,
         499 of which are issued to and owned by ITT Automotive, Inc. and one of which is issued to and owned by ITT Koni America, LLC. o Each share has a par value of 100.00 Mexican Pesos.

ITT Fluid Handling Systems Australia, Pty. Ltd.
     o   One ordinary share with capital value of A$1.00 is authorized, and it is issued to and owned by ITT Automotive, Inc.

ITT Automotive-Fluid Handling Systems (Suzhou) Co., Ltd.
     o   The total authorized investment is U.S.$ 4,800,000, the registered capital is U.S.$ 2,400,000 and the contributed capital is U.S.$
         360,000.

     o   ITT Automotive, Inc. contributed the capital of U.S.$ 360,000.

ITT Fluid Handling Systems Czech Republic s.r.o.
     o   One share in the nominal value of CZK 40,139,000 (owned by ITT
         Industries GmbH).
     o   One share in the nominal value of CZK 4,961,000 (owned by ITT
         Industries Vermogensverwaltungs GmbH). o Total registered capital and outstanding shares: CZK 45,100,000.

Fluid Handling Systems Management GmbH
     o   One share in the nominal value of EUR 25,000 (owned by ITT Industries
         Management GmbH).

ITT Fluid Handling Systems GmbH & Co. KG
     o   General partner without capital interest: Fluid Handling Systems
         Management GmbH.
     o   Limited partner with a partnership interest of EUR 100,000: ITT
         Automotive Europe GmbH & Co. KG.

                                                                              13

ITT Fulton Rohr GmbH & Co. KG
     o   General partner without capital: Fluid Handling Systems Management
         GmbH.
     o   Limited partner with a partnership interest of EUR 1,554,430.61
         (registered "liability capital" EUR 100,000): ITT Automotive Europe
         GmbH & Co. KG.
     o   Limited partner with a partnership interest of EUR 1,523,649.81
         (registered "liability capital" EUR 5,000): ITT Industries Management
         GmbH.

                                                                              14

                                 SCHEDULE 4.3(C)

FHS COMPANY STOCK (SECTION 4.3):  None

                                                                              15

                                  SCHEDULE 4.4

GOVERNMENTAL APPROVALS AND CONSENTS (SECTION 4.4):

CZECH REPUBLIC
With respect to the transfer of shares in ITT Fluid Handling Systems Czech
Republic s.r.o. (formerly Jurico s.r.o.) it is legally required to apply for a registration in the commercial register (which is only declaratory).

FRANCE
See Schedule 4.7(b)(viii) with respect to real property transfers in France.

GERMANY
Common filings to the Patent Register in connection with the patents registered in filing (Not required for the transfer of title and ownership but necessary for the right to make filings to the Patent Register and the obligation vis-a-vis the Patent Register to pay the patent fees.)

                                                                              16

                                 SCHEDULE 4.5(A)

FINANCIAL STATEMENTS (SECTION 4.5(A)):  Attached

                                                                              17

                                 SCHEDULE 4.5(B)

INTERIM FINANCIAL STATEMENTS (SECTION 4.5(B)):  Attached

                                                                              18

                                  SCHEDULE 4.6

CERTAIN CHANGES (SECTION 4.6):

On October 8, 2005, Delphi Automotive Inc. filed for bankruptcy protection under
Chapter 11. As of that date, the Business had outstanding receivables of $2.6 million due from Delphi. The financial impact of this event has not been reflected in the September results of the Business.

In the ninety-day period leading up to October 8, 2005, Delphi paid the Business
$3.8 million under normal settlement terms of outstanding payables owed by
Delphi to the Business.

Pending further legal review, the Business continues to ship to Delphi pursuant to ITT's current terms with Delphi which are primarily "second day of second month." At the end of fiscal month October 2005, the Delphi receivables balance had increased to $3.8 million.

                                                                              19

                                 SCHEDULE 4.7(B)

OWNED AND LEASED REAL PROPERTY (SECTION 4.7(B)):  Attached

See Schedule 4.7(b)(vii).

Specific exceptions and waivers, other than general disclaimers, disclosed on surveys that have been made available to Purchaser.

DISCLOSURE REGARDING ARCHBOLD, OHIO PROPERTY
The real property located at 701 East Lugbill Road, Archbold, Ohio, is subject to a Sale/Leaseback transaction.

ITT and the counter party have agreed to the terms and conditions upon which the financing arrangement will be partially terminated and the Archbold, Ohio real property will be transferred either back to ITT or directly to ITTA.

The necessary documents will be completed and executed and ITTA will have good, valid and marketable title to the Archbold, Ohio real property by the Closing
Date.

DISCLOSURE REGARDING GLENCOE, ONTARIO OPERATIONS
On or about November 10, 2005, a draft lease was sent to the Municipality of
Middlesex providing for the Fluid Handling Division of ITT Canada to use a
vacant lot, owned by the Municipality, for parking trucks and trailers. As drafted, the lease has a one-year initial term, which ITT Canada may extend (the extension period has not yet been specified). The lease would require ITT Canada to pay rent of $1.00 per month and pay for the materials necessary to prepare the site for parking, and the Municipality would provide the labor and equipment necessary to prepare the site for parking. The Municipality is reviewing the draft lease and could sign anytime after November 22, 2005.

DISCLOSURE REGARDING GLENCOE, ONTARIO (CANADA) PROPERTY
The real property located at 268 Appin Road, Glencoe, Ontario, legally described as PIN 08544-0125 (LT) described as Part Lot 23, Concession 2 designated as Part
1 on Plan 34R-1043, Ekfrid, is subject to Instrument No. MW79869, registered
January 14, 1980, which is an agreement for access with the Corporation of the
Village of Glencoe.

MARSBERG, GERMANY
Attached

There are eight charges listed in the register for the real property of ITT
Fluid Handling Systems GmbH & Co. KG (land register of the local court of
Marsberg, land register for Bredelar, volume 0503) in favor of "Wilhelm Vorneweg
GmbH & Co. KG" in the amount of DM 300,000 each that are now held by either ITT
Automotive Europe GmbH & Co. KG or ITT Fluid Handling

                                                                              20

 Systems GmbH & Co. KG. The
certificates evidencing the charges (Grundschuldbriefe) have been lost.

HOCKENHEIM, GERMANY
Attached

                                                                              21

                              SCHEDULE 4.7(B)(VII)

FRENCH REAL PROPERTY (SECTION 4.7(B)(VII)):

FRENCH REAL ESTATE

(1) ITT Automotive Europe GmbH & Co. KG ("ITTAE") owns two plots of land registered under cadastral sections referred to as 25n(degree) 486/360 and
27n(degree) 173/148, located on the territory of the commune of Creutzwald
(France).

ITTAE acquired these plots of land from SEBL (Societe d'Equipement du Bassin
Lorrain).

The plots of land were acquired to allow for the extension of the existing factory owned by ITTAE in Creutzwald, and they are included within an urban development area (Zone d'amenagement concerte - ZAC) called "Parc d'activites de
Creutzwald Sud."

SEBL, as former owner, was in charge of the development of the ZAC under a concession agreement entered into with the City of Creutzwald.

Within the ZAC, a set of regulations (cahier des charges de cession de terrain)
strictly regulates the assignment of plots of land. These regulations determine the rights and obligations of all successive purchasers of plots of land within the ZAC.

In connection with any sale of any plot of land within the ZAC, the regulations require the purchaser of such plot of land to commit as follows:

     -   Within one year after acquiring the property, such purchaser must request a permit to build a structure on the property, which such purchaser must file with the local authority (Mairie de Creutzwald);
         and

     -   Such purchaser must carry out and complete the construction within two years following delivery of the building permit.

ITTAE obtained a permit to build an extension to the Creutzwald factory, but later decided not to build the extension and has not complied with its commitment to complete construction within the two-year timeframe.

When such noncompliance occurs, the ZAC regulations allow a purchaser's acquisition of the land to be cancelled and for SEBL to redeem the land at a value fixed in advance by the regulations. In this case, the redemption value is
70% of the purchase price.

ITTAE and the City of Creutzwald (as successor of SEBL) have started negotiations to extend the time allowed for ITTAE to complete the construction, from 2006 to 2010, with the option to renegotiate the deadline again in 2010.
The Mayor of Creutzwald has verbally consented to such an extension; however, the City Council must also approve the extension before the extension is final and binding. The Council has represented that it will address the extension at the end of November.

                                                                              22

     (2) Mandatory conditions precedent to the sale of the French Real Property:

         (i) With respect to the un-built plots of land, the sale of the French real estate is subject to the prior consent of the SEBL. Notice of the sale must be given three months in advance. [Prior consent from
           SEBL is limited to the un-built plot of land and does not apply to the French Real Estate]

         (ii) The sale of the French Real Estate (either built or un-built plots of land) is subject to City of Creutzwald's right of pre-emption, which allows the city to purchase the property at the price stated on the notice of sale. The City may waive this right expressly or implicitly, if at the end of a two-month period, the city has not responded.

LAND REGISTER
The Land Register still refers to the owner as being: "ITT Automotive GmbH sarl of German law registered under the number HR B 8711 at the register of Frankfurt am Main and having its registered office 7 Guerickstrasse in Frankfurt am Main."
The same identification was used in the deed of sale of December 11, 2001.

ITTAE has taken action to have this corrected or clarified with the Land
Registry to reflect that ITTAE is the actual owner and may validly sell the land to the Designated Asset Purchaser.

The Land Register indicates that the court of first instance (TGI) of Metz created on September 3, 2002, a mortgage (until December 2, 2012) in guarantee of the reimbursement of a debt of (euro)66,494 (principal) plus (euro)4,103
(interest) to the benefit of a Bank (Caisse Regionale du Credit Agricole Mutuel
Pyrenees Gascogne de Tarbes). The relevant amounts have been paid and the mortgage has been released. The notary of ITTAE's French branch has taken action to have the mortgage stricken from the register.

                                                                              23

                                  SCHEDULE 4.8

CONTRACTS (SECTION 4.8):  None

                                                                              24

                                  SCHEDULE 4.9

LEGAL PROCEEDINGS (SECTION 4.9):

Kimberly A.Tene v. Richard Pender and ITT Industries, Inc., Case No.
05-070501-CD, Circuit Court of Oakland County, Michigan, filed November 14,
2005. Ms. Tene, a former employee of ITT Automotive, Inc., alleges gender based harassment and retaliation. The complaint improperly identifies ITT Industries,
Inc. as the defendant.

Unfair Labor Practice Charge, Case No. 8-CA-36105, Archbold, Ohio

                                                                              25

                                SCHEDULE 4.10(A)

INTELLECTUAL PROPERTY RIGHTS AND CLAIMS (SECTION 4.10(A)):  Attached

                                                                              26

                                SCHEDULE 4.10(B)

INTELLECTUAL PROPERTY RIGHTS AND CLAIMS (SECTION 4.10(B)):  Attached

                                                                              27

                                SCHEDULE 4.10(C)

INTELLECTUAL PROPERTY RIGHTS AND CLAIMS (SECTION 4.10(C)):

4.10(C)(I):
OPPOSITIONS TO GRANTED PATENTS

--------------------------------------------------------------------------------------------------------------------------------
CASE NO.         SERIAL NO.    FILING DATE   PATENT NO.     ISSUE DATE   OPPONENT          STATUS                COUNTRY/REGION

--------------------------------------------------------------------------------------------------------------------------------

AHBC4049-02      01109314.3    11-10-1995    EP1120240 B1   17-03-2004   Veritas AG        Opposition pending    Europe
--------------------------------------------------------------------------------------------------------------------------------
AHBC4049-01      00116767.5    11-10-1995    EP1059478 B1   22-12-2004   Degussa AG        Opposition pending    Europe
--------------------------------------------------------------------------------------------------------------------------------
AHBC4031-01      00103501.3    13-04-1993    EP1002977 B1   31-10-2001   Atofina/          Appeal pending        Europe
                                                                         Degussa AG
--------------------------------------------------------------------------------------------------------------------------------
AHBC4609         98930235.1    12-06-1998    EP0988488 B1   21-04-2004   Veritas AG/TI     Opposition pending    Europe
                                                                         Automotive GmbH
--------------------------------------------------------------------------------------------------------------------------------
AHBC4127         96906165.4    11-01-1996    EP0804700 B1   15-05-2002   Veritas AG        Appeal pending        Europe
--------------------------------------------------------------------------------------------------------------------------------
AHBC4127         521838/96     11-01-1996    JP3073773      02-06-2000   Tohiora Ito,      Opp. Successful,      Japan
                                                                         Masmi Goto        App. abandoned
--------------------------------------------------------------------------------------------------------------------------------
AHBC4065-01      95915639.9    10-04-1995    EP0755493 B1   26-06-2002   Degussa AG        Appeal pending        Europe
--------------------------------------------------------------------------------------------------------------------------------
AHBC4136         52859/95      20-04-1995    JP3063857      12-05-2000   Kotpromori &      Opposition Rejected   Japan
                                                                         Toshiro
--------------------------------------------------------------------------------------------------------------------------------
AHBC 4140        95917687.6    25-04-1995    EP0759136 B1   07-06-2000   Rago Spa          Opposition Rejected   Europe
--------------------------------------------------------------------------------------------------------------------------------
AHBC 4140        528351/95     25-04-1995    JP3065664      12-05-2000   Usui Kousai                             Japan
                                                                         Sangyo Kaisha
--------------------------------------------------------------------------------------------------------------------------------

4.10(C)(II):

     o   Honeywell International's Claim for Infringement of U.S. Patent No.
         5,164,879 and its Reexamination Certificate No. 3623, issued on
         September 8, 1998. Honeywell International's infringement claim was dismissed by the U.S. District Court for the Eastern District of
         Michigan. An appeal of the dismissal is pending in the U.S. Court of
         Appeals for the Federal Circuit.

     o   ITW Offer to License. ITTA and ITW-Deltar, an Illinois Tool Works
         subsidiary, (ITW) were recently among rival bidders for a contract to supply Daimler Chrysler ("DCX") with a fuel system assembly that included fuel lines and clips to hold the fuel lines in place relative to the automobile chassis. After ITTA won the business, a series of
         e-mail exchanges began between an ITTA purchasing specialist and an ITW sales manager, in which it originally appeared that ITW wished to sell the clips originally called for in the DCX assembly contract bid documentation (the "DCX Clip Design") to ITTA for use in the contracted assembly. When ITTA indicated that it would be producing its own clips,
         ITW asked to see design data for those clips to determine whether they would infringe ITW's clip patent, U.S. Patent No. 5,393,185 (the "'185 patent"). ITTA refused to

                                                                              28

         provide the design data. Apparently assuming that ITTA would therefore use the DCX Clip Design, and apparently believing that the DCX Clip
         Design would infringe the '185 patent, the ITW sales manager indicated
         by e-mail on October 18, 2005, that ITW would offer ITTA a license upon confirmation of the use of the DCX Clip Design. On October 31, 2005,
         the ITW sales manager provided the ITTA purchasing specialist a copy of a proposed license agreement.

         Following review by patent counsel for ITTA, ITTA decided not to use the DCX Clip Design to fulfill the assembly contract and DCX has accepted an alternative clip design that ITTA believes does not infringe the '185 patent. There has been no communication with ITW regarding this matter since the e-mail of October 31, 2005, referenced above.

4.10(C)(III):  None

                                                                              29

                                  SCHEDULE 4.11

INSURANCE (SECTION 4.11):  None

                                                                              30

                                  SCHEDULE 4.12

WAIVERS (4.12(C)):

FEDERAL: Waivers of the statute of limitations have been executed on behalf of the consolidated federal group, ITT Industries, Inc. and Affiliated Companies, which includes ITT Automotive, Inc. These waivers are as follows:

TAX YEAR                   EXPIRATION
--------                   ----------
12/31/1998*               12/31/2005
12/31/1999*               12/31/2005
12/31/2000*               12/31/2005
12/31/2001                 9/30/2006

*The IRS examination of the years 1998-2000 is closed.

STATE: Waivers have been executed on behalf of ITT Automotive, Inc. as follows:

STATE             YEARS             EXPIRATION
-----             ---------         ----------
CA                2000-2001         10/15/2006
MA                1999-2001         4/30/2006

SECTION 4.12(K)
In 1998, the legal entity ITT Automotive, Inc. was a party to a transaction that subsequently became listed in Notice 2001-17 (January 18, 2001). This matter was settled with the IRS through the execution of a separate Form 906, "Closing
Agreement on Final Determination Covering Specific Matters," dated May 31, 2005.
The participation of ITT Automotive, Inc. did not involve any of the FHS assets or liabilities that are the subject of this transaction. Although technically the waiver of the statute of limitations remains open until December 31, 2005, the IRS examination of the year 1998 closed on September 15, 2005.

                                                                              31

                                SCHEDULE 4.13(A)

U.S. AND CANADA EMPLOYEE BENEFIT ARRANGEMENTS (SECTION 4.13(A)):

                                  UNITED STATES

     o   ITT Industries Salaried Retirement Plan;

     o   ITT Industries Excess Pension Plan;

     o   Archbold Hourly Pension Plan;

     o   Newlex Hourly Pension Plan;

     o   Leonard Hourly Pension Plan;

     o   N. Plants Hourly Pension Plan;

     o   GM Supplemental Executive Retirement Program (applicable to only one person);

     o   ITT Industries Salaried Investment and Savings Plan;

     o   ITT Industries Excess Savings Plan;

     o   Archbold Hourly Savings Plan;

     o   Newlex Hourly Savings Plan;

     o   Leonard Hourly Savings Plan;

     o   N. Plants Hourly Savings Plan;

     o   ITT Industries Executive Bonus Plan;

     o   ITT Industries Stock Option Plan;

     o   ITT Industries Long Term Incentive Plan;

     o   ITT Automotive Salary Plus Bonus Program (for employees below Middle
         Management level);

     o   ITT Automotive Middle Management Incentive Compensation Plan;

     o   ITT Automotive Employee Performance & Development System;

     o   ITT Automotive Overtime Compensation Policy (for exempt employees);

     o   ITT Automotive Non-Exempt Overtime policy;

     o   ITT Industries Medical (PPOs and EPO) and Dental Plan (PPO) for
         Salaried Employees (including coverage for active salaried employees, disabled employees, dependents of deceased retirees, and retired employees) - Includes Medco Prescription Drug Plan coverage;

     o   Delta Dental Plan for active Salaried Employees at Auburn Hills,
         Leonard and N. Plants; ITT Industries Medical Indemnity Plan for hourly active employees at N. Plants;

     o   Davis Vision Coverage for hourly active employees at N. Plants (must be enrolled in medical coverage);

     o   Delta Dental Plan for hourly active employees at N. Plants and Leonard;

     o   ITT Industries Medical Plan for hourly active employees at Leonard
         (PPOs and EPO options);

     o   ITT Industries Dental Plan for hourly active employees in Archbold
         (Indemnity) and Leonard (PPO);

     o   EBMC PPO and HMO plans for salaried Newlex employees;

                                                                              32

     o   EBMC HMO, 80/20, and Major Medical plans for hourly Newlex employees;

     o   EBMC dental plan for Newlex employees;

     o   MetLife Hourly Life Insurance Plan for Hourly Newlex employees;

     o   Sickness & Accident Plan for hourly Newlex employees - self funded;

     o   Sickness & Accident Plan for hourly Leonard employees - fully insured through MetLife;

     o   Company paid Life/Accidental Death, Dismemberment & Loss of Sight Plan
         through MetLife, for hourly N. Plants employees;

     o   Sickness & Accident Benefit Plan for hourly employees of N. Plants -
         fully funded through MetLife;

     o   Flexible Spending plan for hourly employees of N. Plants;

     o   Medical Mutual HMO and Major Medical plans for Archbold hourly employees;

     o   Health Alliance Plan HMO for active salaried employees in Auburn Hills and active salaried and hourly employees in Leonard;

     o   M-Care HMO for active salaried employees in Auburn Hills and for active salaried and hourly employees in Leonard;

     o   Group Life Insurance & AD&D Plan for Leonard hourly employees;

     o   ITT Industries Flexible Spending Account Plan (effective 5/1/98);

     o   ITT Industries Salaried Life Insurance Plan (including coverage for active salaried employees, disabled employees and retired employees);

     o   ITT Industries Long Term Disability Plan for Salaried Employees;

     o   ITT Industries Excess Long Term Disability Plan;

     o   ITT Industries Long Term Care Policy for Salaried Employees;

     o   Life Plus for Salaried Employees of ITT Industries and their families
         (not an ITT Industries sponsored benefit plan);

     o   ITT Automotive Short-Term Disability Plan for Salaried Employees;

     o   ITT Industries Travel Accident Plan (includes the ITT Industries
         Voluntary Accident Insurance Plan and the ITT Industries Business
         Travel Accident Insurance Plan);

     o   ITT Automotive Vacation Policy (including executive vacation policy and
         ITT Automotive Vacation-Buy Policy);

     o   ITT Automotive Holiday Policy;

     o   ITT Automotive Severance Pay Plans for Salaried Employees, including enhanced programs;

     o   ITT Industries Corporate Policy for Executive Separation;

     o   ITT Industries College Scholarship Program;

     o   ITT Industries Harold S. Geneen Award;

     o   ITT Automotive Employee Assistance Program;

     o   ITT Automotive Tuition Reimbursement Program;

     o   ITT Automotive Savings Bond Payroll Deduction Program;

                                                                              33

     o   ITT Automotive Service Awards Program;

     o   ITT Automotive Travel and Entertainment Policy;

     o   ITT Automotive Direct Deposit of Payroll Program;

     o   ITT Automotive Employee Discount Program;

     o   ITT Automotive Leaves of Absence Policy (includes Medical, Personal,
         Educational, FMLA, Military, Jury Duty, Bereavement);

     o   ITT Automotive Relocation Policy;

     o   ITT Automotive Flextime Policy;

     o   ITT Automotive Employee Cafeteria;

     o   ITT Automotive Car Policy;

     o   ITT Automotive Attendance Policy

     o   Credit Union;

     o   ITT Industries Patent Award Program;

     o   ITT Industries Executive Physical Examination Program;

     o   ITTA Quality and Employee Recognition Program (includes ITT Industries
         Ring of Quality Award Program, as well as monetary rewards such as gift certificates and trips);

     o   ITTA Professional Memberships Policy;

     o   ITTA Health and Wellness Programs (i.e., subsidized exercise programs,
         Weight Watchers @ Work program, wellness programs, health fairs).

                                                                              34

OTHER:

Other policies and practices contained in the following manuals and handbooks
(Archbold labor agreement, Newlex labor agreement, Leonard hourly employee handbook, including Holiday and Perfect Attendance Bonuses, Performance Bonus,
OT and Shift Premium, N. Plants Hourly Employee Handbook, Employee Recognition &
Benefits Program, Reimbursement Programs, Attendance Policy, and Salaried
Employee Handbook):

     o   A disabled employee may, based on his/her age and service, qualify for retirement under one or more of the hourly pension plans as a disability retiree or an early retiree. The provisions of life and health insurance to any such employee is deemed to be coverage afforded to disabled employees and not as post-retirement life and medical insurance coverage.

                                     CANADA
                                     ------

ITT FHS - GLENCOE
-----------------

     HOURLY EMPLOYEES:

         o Extended Health Care (Medical) - Sun Life Policy No. 20625
         o Dental - Sun Life Policy No. 20625
         o Employee Life - Sun Life Policy No. 20625
         o Dependent Life (Optional) - Sun Life Policy No. 20625
         o Employee AD&D - Sun Life Policy No. 20625
         o Short Term Disability - Sun Life Policy No. 20625
         o Long Term Disability - AIG Policy No. 60205-001

         Benefits as outlined in the Collective Agreement (See Article 32 for full listing)

         o Voluntary Registered Retirement Savings Plan (Article 32.08)
         o Safety Footwear (Article 32.10)
         o Educational Assistance (Article 32.11)
         o Travel Allowance (Article 32.12)
         o Employee Assistance Program (32.13)
         o Provider: London Employee Assistance Consortium (L.E.A.C.)
         o Company Paid Pension Plan (Article 32.16)
         o Provider: Canada-Wide Industrial Pension Plan (CWIPP)

     SALARIED EMPLOYEES:

         o Extended Health Care (Medical) - Sun Life Policy No. 20625
         o Dental - Sun Life Policy No. 20625
         o Employee Life - Sun Life Policy No. 20625
         o Dependent Life (Optional) - Sun Life Policy No. 20625
         o Employee AD&D - Sun Life Policy No. 20625
         o Long Term Disability - Sun Life Policy No. 20625
         o Post retirement life insurance - Sun Life Policy No. 20625

         ITT Canadian Pension Plan for Salaried Employees

                                                                              35

         ITT Industries Canadian Excess Benefit Plan
         ITT Industries Canadian Investment Savings Plan for Salaried Employees

         Short Term Disability - self funded

                                                                              36

                                SCHEDULE 4.13(B)

U.S. PENSION PLANS - UNITED STATES (SECTION 4.13(B)):  None

                                                                              37

                                SCHEDULE 4.13(C)

PROHIBITED TRANSACTIONS - UNITED STATES (SECTION 4.13(C)):  None

                                                                              38

                                SCHEDULE 4.13(D)

TERMINATION AND REPORTABLE EVENTS - UNITED STATES (SECTION 4.13(D)):

The Northern Plants Hourly Savings Plan and the Northern Plants Hourly Pension
Plan were amended, effective September 1, 2000, to provide 100% vesting for participants whose employment terminated on or after September 1, 2000 as a result of the closure of the Tawas City, Michigan facility.

                                                                              39

                                SCHEDULE 4.13(E)

FUNDING AND QUALIFICATION - UNITED STATES (SECTION 4.13(E)):  None

                                                                              40

                                SCHEDULE 4.13(F)

MULTI-EMPLOYER PLANS - UNITED STATES (SECTION 4.13(F)):  None

                                                                              41

                                SCHEDULE 4.13(G)

U.S. WELFARE PLANS - UNITED STATES (SECTION 4.13(G)):

PROVISION OF BENEFITS AFTER TERMINATION (EXCLUDING COBRA):

     o   Retiree health and life insurance coverage provided to US salaried employees eligible for such benefits.

     o   Continuation of benefits provided during stretch-out severance for salaried employees.

     o   Continuation of benefits provided pursuant to hourly plant severance programs.

     o   Continuation of benefits for employees on Long Term Disability or otherwise determined to be long term disabled.

     o   Continuation of participation in Long Term Care through John Hancock via direct pay to insurance carrier.

     o   Conversion rights associated with plans.

     o   Continuation of Participation in the Life Plus Programs via direct pay to Marsh at Work Solutions.

                                                                              42

                                SCHEDULE 4.13 (H)

CANADA EMPLOYEE BENEFIT ARRANGEMENTS (SECTION 4.13(H)):  None

                                                                              43

                               SCHEDULE 4.13(I)(I)

MEXICO SUBSIDIARY EMPLOYEES (SECTION 4.13(I)(I)):

     SALTILLO EMPLOYEES
     o   Galindo, Luis

     o   Gaona, Adriana

     o   Medina, Alfonso (performs some work for the Guaymas facility)

     o   Valenzuela (Munoz), Hugo

     o   Vazquez (Medina), Juan

                                                                              44

                              SCHEDULE 4.13(I)(II)

GUAYMAS EMPLOYEE (SECTION 4.13(I)(II)):

     GUAYMAS EMPLOYEE
     o   Grijalva, Ricardo

                                                                              45

                              SCHEDULE 4.13(I)(III)

SECTION 4.13(I)(III) (MEXICO EMPLOYEE CONTRACTS):

     o   Shelter Plan and Service Agreement between ITT Automotive-Fluid
         Handling Systems, S.A. de C.V. and Manufacturas Zapaliname, S.A. de
         C.V., dated February 14, 2003.

     o   Shelter Plan and Service Agreement between ITT Automotive Fluid
         Handling Systems, S.A. de C.V. and Maquilas Teta Kawi, S.A. de C.V.,
         effective May 10, 2005.

                                                                              46

                               SCHEDULE 4.13(J)(I)

EC BUSINESS EMPLOYEES-EMPLOYMENT CONDITIONS (SECTION 4.13(J)(I)):  None

                                                                              47

                              SCHEDULE 4.13(J)(II)

EC BUSINESS EMPLOYEES (SECTION 4.13(J)(II)):

----------------------------------------------------------------------------------------------------------------------
           PLANT                                  AGREEMENT                                       DATE
----------------------------------------------------------------------------------------------------------------------

Business Center              Arbeitszeit- und Entgeltreduzierung                               9/29/2004
----------------------------------------------------------------------------------------------------------------------
Business Center              Pensionsordnung 1999                                              3/20/1998
----------------------------------------------------------------------------------------------------------------------
Business Center              Neues BVW                                                          7/1/1997
----------------------------------------------------------------------------------------------------------------------
                             SAP R/3 - Einfuhrung und Zweckbindung
                             Personenbezogener Daten in dem SAP-Modell Human
                             Resources Management Systems und SAP R/ss. -
Business Center              Personenbezogene Auswirkungen                                     10/30/1996
----------------------------------------------------------------------------------------------------------------------
Business Center              Europaischer Betriebsrat                                          8/28/1996
----------------------------------------------------------------------------------------------------------------------
                             Forderung der Chancengleichheit von
Business Center              Schwerbehinderten                                                 4/30/1996
----------------------------------------------------------------------------------------------------------------------
                             Zweckbindung personenbezogener Daten in den SAP -
Business Center              Bereichen                                                          9/4/1995
----------------------------------------------------------------------------------------------------------------------
Business Center              Kundigungsschutz fur Au(beta)ertarifliche Angestellte                  2/11/1981
----------------------------------------------------------------------------------------------------------------------
Business Center              Zuschu(beta)regelung fur Zahnersatz                                     9/7/1992
----------------------------------------------------------------------------------------------------------------------
Business Center              Zusatzurlaub fur Schwerbehinderte                                 12/1/1987
----------------------------------------------------------------------------------------------------------------------
Business Center              SAP - Basissystem R/3                                              9/4/1995
----------------------------------------------------------------------------------------------------------------------
Business Center              Entgeltumwandlung - Altersvorsorge                                9/26/2002
----------------------------------------------------------------------------------------------------------------------
Business Center              Pensionsregelung / Betriebliche Altersvorsorge                    1/25/1994
----------------------------------------------------------------------------------------------------------------------
Business Center              Pensionsregelung                                                  5/25/1994
----------------------------------------------------------------------------------------------------------------------
Business Center              Pensionsordnung                                                    3/1/1996
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Regelung des Schichteinsatzes der Mitarbeiter                     12/15/2004
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Reduzierung der Arbeitszeit 2004                                  9/28/2004
----------------------------------------------------------------------------------------------------------------------
                             Bedarfsorientierte gleitende Arbeitszeitregelung
Plant Marsberg               fur Angestellte                                                   3/29/2000
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Flexible Arbeitszeit                                              3/29/2000
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Pensionsordnung 1999                                              3/20/1998
----------------------------------------------------------------------------------------------------------------------
                             Einfuhrung einer bedarfsorientierten gleitenden
Plant Marsberg               Arbeitszeitregelung fur Angestellte                               6/26/1997
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Arbeitssicherheitsschuhe                                          11/6/1997
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Soziale Leistungen                                                 4/8/1997
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Betriebliches Vorschlagswesen                                      9/5/1996
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               SAP - Basissystem R/3                                              9/4/1995
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Entgeltumwandlung - Altersvorsorge
----------------------------------------------------------------------------------------------------------------------

                                                                              48

----------------------------------------------------------------------------------------------------------------------
           PLANT                                  AGREEMENT                                       DATE
----------------------------------------------------------------------------------------------------------------------

                             26.09.2002
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Rufbereitschaft                                                   6/11/2003
----------------------------------------------------------------------------------------------------------------------
                             Mitarbeiterqualifizierung / Berufliche
Plant Marsberg               Weiterbildung von Mitarbeitern                                    4/18/2005
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Pensionsregelung                                                  8/20/1991
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Pensionsregelung                                                  1/25/1994
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Pensionsregelung                                                  5/25/1994
----------------------------------------------------------------------------------------------------------------------
Plant Marsberg               Pensionsordnung                                                    3/1/1996
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Reduzierung der Arbeitszeit                                       10/20/2004
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Bereitschaft- u. Notfalldienst   73/2001                          10/11/2001
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell   68/2001                                           3/21/2001
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Gleidende Arbeitszeit  60/99                                      12/20/1999
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             SAP/R3 in HR  53/1998                                             1/12/1998
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             BVW - Betriebliches Vorschlagswesen   52/1998                     1/12/1998
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Personalabordnung   45/1995
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Sozialfond Betriebsrat DM 3000,00 jahrl.   38/94                   1/1/1994
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             EDV-Systeme    28/92                                              12/3/1992
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Arbeitsbewertung   21                                             3/31/1989
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Meldung Mitarbeiterzahlen  20                                     6/15/1989
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Heben und Tragen   19                                             12/23/1988
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Einfuhrung Monatslohn   18                                        4/18/1988
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erreichen der Altersgrenze   14                                   4/29/1987
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Arbeitssicherheit   13                                            1/20/1987
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Arbeitssicherheit - Schuhe   11                                   10/12/1981
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell    05/77                                             4/1/1977
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Leistungszulagen                                                   4/1/1974
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Jubilaum                                                            12.11.
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erganzung zu (60/99)                                              10/29/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erzanzung zu Leisungszulagen                                      11/4/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Flexible Arbeitszeitkonten    78/2004                             10/21/2004
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell - 40 Stunden   78b/2004                             10/21/2004
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Flexible Arbeitszeitkonten    78a/2003                            10/21/2004
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Abschaffung eingefrorener Pramienlohn   76/2003                    4/3/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Personalabordnung bis 4 Wochen    45/95                           3/27/1995
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Datenschutz - Telefonanlage    61/00                              1/31/2000
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Entgeltumwandlung - Altersvorsorge                                9/26/2002
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Rauchverbot    75/2002                                             8/8/2002
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Gruppenarbeit    74/2002                                          3/11/2002
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erganzung zu (60/99)                                              9/15/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erganzung zu (52/1998)                                            2/28/2005
----------------------------------------------------------------------------------------------------------------------

                                                                              49

----------------------------------------------------------------------------------------------------------------------
           PLANT                                  AGREEMENT                                       DATE
----------------------------------------------------------------------------------------------------------------------

Plant Hockenheim             Krankenruckkehrgesprache                                          1/12/1998
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Erganzung zu (28/92) Bildschirmarbeitsbrille                      2/27/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Leistungszulage    27/1992                                        11/27/1992
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell zu (68/2001)                                        9/17/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell zu (68/2001)                                        4/23/2003
----------------------------------------------------------------------------------------------------------------------
Plant Hockenheim             Schichtmodell zu (68/2001)                                        1/23/2003
----------------------------------------------------------------------------------------------------------------------
Plant Creutzwald             Accord D'Etablissement                                            6/28/2004
----------------------------------------------------------------------------------------------------------------------
                             Avenant a l'Accord d'Etablissement sur
Plant Creutzwald             l'Amenagenment et la Reduction du Temps de Travail                 3/4/2005
----------------------------------------------------------------------------------------------------------------------

ITT FHS - GERMANY
The social insurance is regulated by the "Sozialversicherungsrecht" laws, which include: 1) Health Insurance, 2) Pension Insurance, 3) Unemployment Insurance
and 4) Nurse Care Insurance.

The Non-Tariff-Contracted employees are covered with additional Life Insurance and Group Accident Insurance.

Pension Plan (Employer/Works Council Agreement - Betriebsvereinbarung): Only for
the employees of ITT FHS Business Center and Plant Marsberg.

Deferred compensation schemes exist at all German plants.

See German collective bargaining agreements listed on Schedule 4.15.

ITT FHS - FRANCE
In addition to the compulsory unemployment insurance and Social Security insurance, the following benefits arrangements exist at Creutzwald: pension insurance and sickness and accident insurance. This insurance is paid monthly,
1/3 by the employee and 2/3 by the employer.

                                                                              50

                                SCHEDULE 4.13(K)

PEOPLE'S REPUBLIC OF CHINA EMPLOYEES (SECTION 4.13(K)):

     o   Li Feng Wang
     o   Tracy Jing
     o   Chen Hong Ping
     o   Frank Huang
     o   Grace Liu
     o   Zhang Jing

                                                                              51

                               SCHEDULE 4.13(L)(I)

EMPLOYEE BENEFIT CLAIMS (SECTION 4.13(L)(I)):  None

                                                                              52

                              SCHEDULE 4.13(L)(II)

TRANSACTION EMPLOYMENT PAYMENTS (SECTION 4.13(L)(II)):

The execution of this Agreement will entitle each of the following employees to certain payments, stock vesting rights and other benefits under a retention agreement, the form of which has been provided to Purchaser in connection with the Agreement:

     o   J. Jensen
     o   M. Hershey
     o   D. Day
     o   D. French
     o   M. Schulmeister
     o   D. Wilcynski
     o   D. Mackew
     o   J. Young
     o   H. Goffin**
     o   K. Harjes**
     o   S. Osborne
     o   R. Petrocelli
     o   L. Cooper
     o   J. Finney
     o   A. Petrulis
     o   M. Schreiber
     o   M. Prahl
     o   R. Kelley
     o   R. Zimcosky
     o   N. Vesey
     o   R. Coogan
     o   A. Appel
     o   E. Catlow
     o   D. Jarrus
     o   T. Maxwell
     o   J. Oliver
     o   K. Elam
     o   R. Grijalva
     o   L. Mateus
     o   D. Maclennan

     ** H. Goffin and K. Harjes are the only EC Employees listed.

                                                                              53

                                SCHEDULE 4.14(A)

COMPLIANCE WITH LAWS (SECTION 4.14(A)):  None

                                                                              54

                                SCHEDULE 4.14(B)

PERMITS (SECTION 4.14(B)):  None

                                                                              55

                                  SCHEDULE 4.15

LABOR MATTERS (SECTION 4.15)):

1. COLLECTIVE BARGAINING AGREEMENTS:

North America

     o   Collective Agreement between ITT Industries, Glencoe (a Division of ITT
         Industries of Canada, Ltd.) and National Automobile Aerospace
         Transportation and General Workers Union of Canada (CAW - Canada) and
         its Local #27, effective March 5, 2005 to March 8, 2008, as modified by
         Settlement Memorandum, dated March 5, 2005.

     o   Agreement between Archbold Plant, ITT Industries and Local Lodge No.
         956, District Lodge No. 57 of the International Association of
         Machinists and Aerospace Workers, effective March 3, 2003.

     o   Agreement between ITT Industries - New Lex Plant, and International
         Union, United Automobile, Aerospace and Agricultural Implement Workers
         of America (UAW) and its Local Union No. 1686(UAW), dated June 24,
         2002.

     o   ITT recently learned that a shop committee member in New Lex commented that the UAW Local Union No. 1686 planned to have a labor drive at the
         Company's Oscoda facility. ITT has not been advised of this in writing and has not seen signs of organizing activity.

Europe

ITT Fluid Handling Systems GmbH & Co. KG - Business Center

ITT Fulton Rohr GmbH & Co. KG - Werk Hockenheim

Tarifvertrag der Metallindustrie

     A.  Gemeinsame Tarifvertrage

         A1.  Entgelte Fur Arbeitgeber, Angestellte und Auszubildende
         A2.  Manteltarifvertrag (inkl. Leistungszulage fur Angestellte)
         A3.  Tarifvertrag zur Beschaftigungssicherung
         A4.  Tarifvertrag zur Beschaftigungsbrucke
         A5.  Tarifvertrag zur Altersteilzeit
         A6.  Tarifvertrag zum Bruttoaufstockungsmodell Altersteilzeit
         A7.  Urlaubsabkommen
         A8.  Lohn- und Gehaltsrahmentarifvertrag I
         A9.  Gie(beta)ereiabkommen
         A10. Tarifvertrag uber Absicherung betrieblicher Sonderzahlungen
         A11. Farifvertrag uber vermogenswirksame Leistungen
              (inkl.Auszubildende)
         A12. Tarifvertrag EURO
         A13. Tarifvertrag zur Qualifizierung

                                                                              56

         A14. Tarifvertrag zur Entgeltumwandlung
         A15. Pforzheimer-Vereinbarung

     B.  Tarifvertrage nur fur Arbeiter
         B1. Lohnrahmentarifvertrag II
         B2. Bundesmontagetarifvertrag
         B3. Tarifvertrag fur Auslosungssatze und Fahrtkosten
         B4. Montageregelung

     C.  Tarifvertrage fur Auszubildende
         C1. Manteltarifvertrag
         C2. Tarifvertrag uber die Absicherung betrieblicher Sonderzahlungen

     D.  Sonstige Tarifvertrage
         D1. Tarifvertrag uber den Schutz der gewerkschaftlichen
             Vertrauensleute
         D2. Schlichtungs- und Schiedsvereinbarung furr die Metallindustrie

     E.  Verbandssatzung

     PLANT MARSBERG

     Tarifvertrag fur die chemische Industrie

         o National Remuneration Collective Bargaining Agreement
           (Bundesentgelttarifvertrag);

         o National Basic Collective Bargaining Agreement (Manteltarifvertrag);

         o National Basic Collective Bargaining Agreement for Academically
           Educated Employees in the Chemical Industry (Manteltarifvertrag fur
           akademisch gebildete Angestellte in der chemischen Industrie);

         o National Arbitration Rules (Schlichtungsregelung (Schlichtung));

         o National Collective Bargaining Agreement Concerning Benovolent
           Association (Tarifvertrag uber den Unterstutzungsverein der chemischen Industrie);

         o National Collective Bargaining Agreement Concerning Single Payments
           and Pensions (Tarifvertrag uber Einmalzahlungen und Altersvorsorge);

         o National Collective Bargaining Agreement Concerning Minimum Annual
           Remuneration for Academically Educated Employees in the Chemical
           Industry (Tarifvertrag uber Mindestjahresbezuge fur akademisch gebildete Angestellte der chemischen Industrie);

         o National Collective Bargaining Agreement on Part-Time Work
           (Tarifvertrag uber Teilzeitarbeit);

         o National Collective Bargaining Agreement to Promote Pre-Retirement
           Part-Time Employment (Tarifvertrag zur Forderung der Altersteilzeit);

         o National Collective Bargaining Agreement to Promote the Integration
           of Young Persons (Tarifvertrag zur Forderung der Integration von
           Jugendlichen);

                                                                              57

         o Entgelttarifvertrag Westfalen 2005;

         o MTV Anderung 2004;

         o Zukunft durch Ausbildung 2005;

         o Qualifizierung 2003;

         o Au(beta)ertarifliche Sozialpartnervereinbarungen 2005.

2. LABOR DISRUPTIONS:  None

                                                                              58

                                  SCHEDULE 4.16

ENVIRONMENTAL MATTERS (SECTION 4.16):

Except for Excluded FHS Company Liabilities:

(a) None

(b) At the Hockenheim facility, the State Environmental Agency
(Regierungspraesidium Karlsruhe) issued a letter on September 23, 2005 to ITT
Fulton Rohr GmbH & Co. KG extending the deadline for installation and operation of certain air pollution control equipment until August/September 2006, pursuant to permit number Ziffer 5.1 Spalte 2a der 4. BImSchV.

(c) None

(d) None

(e) None

(f) None

(g) None

(h) None

                                                                              59

                                  SCHEDULE 4.17

TRANSFERRED ASSETS (SECTION 4.17): None

                                                                              60

                                  SCHEDULE 4.18

UNDISCLOSED LIABILITIES (SECTION 4.18):  None

                                                                              61

                                  SCHEDULE 5.2

PURCHASER CORPORATE AUTHORITY (SECTION 5.2):  None

                                                                              62

                                  SCHEDULE 6.1

CONDUCT OF BUSINESS (SECTION 6.1):

Adopt, amend or modify any plans maintained (or to be maintained) at the ITT parent level, to the extent any such plan or amendment will affect a material amount of the ITT consolidated group employee population, or extend a medical plan that is maintained at the ITT parent level to the extent any such plan is included in the ITT national medical program.

ITT may amend its hourly pension and/or savings plans, provided that such amendments are made to all ITT Industries hourly pension and/or savings plans.

ITT may amend its flexible spending account plans to provide for certain statutorily permitted grace periods in 2005 and 2006.

The following persons, who, as of the date of the Agreement, are employed
(actively or inactively) by an FHS Company or an Asset Seller with respect to the Business, will not be Employees of an FHS Company or an Asset Seller with respect to the Business as of the Closing Date:

1) C. H. Cole
2) W. Ruczynski
3) K. Steveley
4) T. Tate
5) E. Kastner
6) R. Behnke

                                                                              63

                              SCHEDULE 6.3(A)(III)

LANDLORD CONSENTS (SECTION 6.3(A)(III)):

The lease for the Leased Real Property located at Unnauer Weg 7a, D-50767,
Koeln-Lindweiler, Germany (Cologne Sales Office) The lease for the Leased Real
Property located at ITT FHSE, John-F.- Kennedy-Allee 64/62, 38440 Wolfsburg,
Germany (Wolfsburg Sales Office)

                                                                              64

                                 SCHEDULE 6.5(C)

ENVIRONMENTAL WORK (SECTION 6.5(C)):

A. Hockenheim: a professional environmental consultant retained and paid for by
ITT shall continue to perform the groundwater monitoring and reporting program at the Hockenheim facility after the Closing Date in accordance with the requirements of the applicable laws and regulations in effect on the Closing
Date, until such time as a monitoring and reporting program is no longer required under such laws and regulations.

B. New Lexington: ITT will obtain bids, select, retain and pay for a professional environmental consultant to perform certain voluntary environmental investigation and remediation work pursuant to the Ohio environmental regulations.

                                                                              65

                                 SCHEDULE 6.6(E)

SEVERANCE BENEFITS - UNITED STATES (SECTION 6.6(E)):

The following identify the severance and termination pay policies and practices covering U.S. Business Employees:

     o   ITT Industries Corporate Policy - Severance Number 30-68, December
         1999.

     o   ITT Automotive Severance Pay Plan for Exempt and Non-Exempt
         Non-Bargaining Unit Salaried Employees Revised January 1, 1994.

     o   Leonard-Buyout Program - June 4, 2004.

     o   Archbold - Special Voluntary Severance Program Agreement and Release -
         2002.

                                                                              66

                              SCHEDULE 6.6(Q)(VIII)

CANADA BUSINESS SEVERANCE POLICIES AND PRACTICES (SECTION 6.6(Q)(VIII)):

The following is a summary of notice and severance policies and practices covering Canada Salaried Business Employees.

In the case of non-union employees, notice and severance cannot be less than that provided under the Employment Standards Act of Ontario. However, the courts have determined that since they do not have representation by a union or other body, notice and severance should be based upon historical jurisprudence. Thus,
ITT Industries of Canada LP's policy is as follows:

     o   clerical /non-supervisory employees, 2 weeks' notice, plus 2 weeks'
         severance per year of service, plus a further 2 weeks' severance if aged 50 or older.

     o   Supervisory/management employees (not general or plant manager), 3 weeks' notice, plus 3 weeks' severance per year of service, plus 3 weeks' severance if aged 50 or older.

     o   Executive employees (including plant and general managers), 4 weeks'
         notice plus 4 weeks' severance per year of service, plus 4 weeks'
         severance if aged 50 or older.

In a few unusual cases the courts have awarded more than 24 months' severance but normally, payments would be capped at 24 months. ITT Industries of Canada LP has never paid a severance in excess of 24 months (including notice).

                                                                              67

                                SCHEDULE 6.12(E)

FRENCH TAX MATTERS (SECTION 6.12(E)):

Purchaser agrees that it will cause the French operations of ITTAE that it acquires to prepare and either submit to ITTAE for filing or will consult with
ITTAE and file on ITTAE's behalf (the "Closing Tax Filings"):

     1.  a French liquidation tax return, within 45 days after the Closing Date;

     2.  a report of wages paid between January 1st and the closing date of the
         French branch, within 45 days after the Closing Date;

     3.  French employment tax returns covering the period from the last such employment tax returns to the Closing Date, within 45 days after the
         Closing Date; and

     4.  a French VAT return covering the period from the last French VAT return to the Closing Date and a declaration of the cession, within 25 days after the Closing Date.

Seller agrees that, notwithstanding the fact that Purchaser will prepare and file on ITTAE's behalf the Closing Tax Filings, ITTAE will remain solely responsible for the Closing Tax Filings and the Taxes due in respect thereof and
Purchaser will have no liability whatsoever in relation therewith and will be held harmless from any consequences thereof, including any consequences resulting from the fact that the Closing Tax Filings would be untrue, incomplete or inexact or lately filed as a result of ITTAE's failure to timely approve the
Closing Tax Filings prepared by Purchaser.

Purchaser agrees to reimburse ITTAE for the French business and real estate
Taxes paid for the tax year from the Closing Date to the end of the tax year, and such reimbursement shall be made by apportionment on the basis of elapsed days. If the French tax authorities request from Purchaser the payment of such
Taxes paid for the tax year from the beginning of the tax year to the Closing
Date, Seller agrees to reimburse Purchaser the amount of such taxes and such reimbursement shall be made by apportionment on the basis of elapsed days.

In respect of French VAT and to benefit from the VAT exemption on the sale of the French branch assets, Purchaser undertakes to subject to tax the future cessions of the investments goods received from the FHS Companies and to regularize, if necessary, the VAT which would have been due if the FHS Companies had continued using the goods.

                                                                              68

                                SCHEDULE 6.13(I)

TRANSITION ARRANGEMENTS (SECTION 6.13):  Attached

                                                                              69

                                SCHEDULE 6.13(II)

TRANSITION ARRANGEMENTS (SECTION 6.13):  Attached

                                                                              70

                                  SCHEDULE 6.17

REAL PROPERTY (SECTION 6.17):

OWNED REAL PROPERTY TO BE TRANSFERRED
The Owned Real Property located at 701 E. Lugbill Road, Archbold, OH 43502

LEASED REAL PROPERTY TO BE ASSIGNED
The lease between ITT and Executive Hills III, LLC, dated May 13, 2003, for the
Leased Real Property located at 2110, Executive Hills Drive., Auburn Hills, MI
48326

                                                                              71

                                  SCHEDULE 6.18

EXCLUDED SOFTWARE (SECTION 6.18):

Upstream
Infinium
Hyperion Concur
Travel (Cliqbook)
P-Card
Ebuy

Any enterprise software licensed to ITT or ITT's Affiliates used for the purpose of providing shared services by ITT or ITT's Affiliates to the business units of
ITT or ITT's Affiliates, including the Business.

Any enterprise software licensed to ITT or ITT's Affiliates used for the purpose of financial reporting between ITT or ITT's Affiliates and the Business.

Any enterprise software licensed to ITT or ITT's Affiliates used for the purpose of human resources administration or coordination between ITT or ITT's
Affiliates and the Business.

                                                                              72

                               SCHEDULE 7.1(B)(II)

REGULATORY AUTHORIZATIONS (SECTION 7.1(B)(II)):

Canada
(i) issuance by the Commissioner of Competition ("Commissioner") of an advance ruling certificate in accordance with section 102 of the Competition Act
(Canada) in connection with the transactions contemplated by the Agreement, or
(ii) expiration or waiver of the waiting period under section 123 of the
Competition Act and written confirmation from the Commissioner that she has no intention of filing an application for an order under section 92 of the
Competition Act.

Germany
Communication or clearance decision of the German Federal Cartel office (the
"Bundeskartellamt") notifying the parties that the conditions for a prohibition decision under Sec. 36 (1) Act Against Restraints of Competition ("GWB") are not
met, or, the Bundeskartellamt not informing the parties within one month from the receipt of the complete notification that it has opened an in-depth investigation, or, the Bundeskartellamt, having entered into in-depth investigation, not prohibiting the transaction by decision within four months of receipt of the complete notification (or an extended period agreed upon by the
Bundeskartellamt and the parties).

                                                                              73

                                 SCHEDULE 9.3(C)

BASELINE ENVIRONMENTAL ASSESSMENTS (SECTION 9.3(C)):

The Owned Real Property at 701 E. Lugbill Road, Archbold, OH  43502
The Owned Real Property at 4700 N. Industrial Row, Oscoda, MI  48750
The Owned Real Property at Carl-Reinke Strasse 1, D-34431, Marsberg/Bredelar,
Germany